UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

(Rule 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Sorrento Therapeutics, Inc.

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4955 Directors Place
San Diego, California 92121

NOTICE OF 2020 ANNUAL MEETING OF
STOCKHOLDERS AND PROXY STATEMENT

Dear Stockholder:

On behalf of our Board of Directors, I cordially invite you to attend the annual meeting of stockholders (the “Annual Meeting”) of Sorrento Therapeutics, Inc. (the “Company”) to be held virtually, via live webcast at www.virtualshareholdermeeting.com/SRNE2020, on Friday, October 16, 2020 at 12:00 p.m. Pacific Time, for the following purposes:

1.	To elect seven (7) directors for a one-year term to expire at the 2021 annual meeting of stockholders;
2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020;
3.	To approve the Sorrento Therapeutics, Inc. 2020 Employee Stock Purchase Plan;
4.	To approve the amendment to the Sorrento Therapeutics, Inc. 2019 Stock Incentive Plan to increase the number of shares authorized for issuance thereunder by 12,500,000 shares;
5.	To approve the CEO Performance Award for Henry Ji, Ph.D.; and
6.	To transact such other matters as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Our board of directors has fixed August 17, 2020 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement of the Annual Meeting. We intend to mail this proxy statement and the accompanying proxy card on or about September 1, 2020 to all stockholders of record entitled to vote at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held Virtually, Via Live Webcast at www.virtualshareholdermeeting.com/SRNE2020, on October 16, 2020 at 12:00 p.m. Pacific Time.

The proxy statement and annual report to stockholders are available at www.proxyvote.com.

By the Order of the Board of Directors

/s/ Henry Ji, Ph.D.
Henry Ji, Ph.D.
Chairman of the Board, President and Chief Executive Officer

Dated: September 1, 2020

You are cordially invited to attend the Annual Meeting virtually, via live webcast. Whether or not you expect to attend the Annual Meeting, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the Annual Meeting. Promptly voting your shares will save the Company the expenses and extra work of additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option. Your vote is important, so please act today!

If you have questions or need assistance voting your shares please contact:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders in the U.S. and Canada please call toll-free: (888) 750-5834
Stockholders in other locations please call: + (412) 232-3651
Banks and Brokers may call collect: (212) 750-5833

i

4955 Directors Place
San Diego, California 92121

PROXY STATEMENT FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 16, 2020

The Board of Directors (the “Board”) of Sorrento Therapeutics, Inc. (“Sorrento” or the “Company”) is soliciting your proxy to vote at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually, via live webcast at www.virtualshareholdermeeting.com/SRNE2020, on October 16, 2020 at 12:00 p.m. Pacific Time, including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card if you received paper copies of the proxy materials, or follow the instructions below to submit your proxy over the Internet.

We intend to mail this proxy statement and the accompanying proxy card on or about September 1, 2020 to all stockholders of record entitled to vote at the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

How do I attend the Annual Meeting?

Due to the emerging public health impact of the coronavirus, or COVID-19, we have decided to hold the Annual Meeting virtually. We are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state and local governments may impose.

The Annual Meeting will be held on October 16, 2020 at 12:00 p.m. Pacific Time and will be conducted solely online via live webcast. You will be able to attend and participate in the Annual Meeting online, vote your shares electronically and submit your questions prior to and during the meeting by visiting www.virtualshareholdermeeting.com/SRNE2020 on Friday, October 16, 2020 at 12:00 p.m. Pacific Time.

To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/SRNE2020, you must enter the control number included in your proxy materials. There is no physical location for the Annual Meeting. We recommend you log in at least 15 minutes before the Annual Meeting to ensure you are logged in when the meeting starts. Further instructions on how to attend and participate online are available at www.virtualshareholdermeeting.com/SRNE2020.

Who is Entitled to Vote?

The Board has fixed the close of business on August 17, 2020 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. As of August 17, 2020, there were 255,096,642 shares of common stock outstanding. Each share of common stock represents one vote that may be voted on each proposal that may come before the Annual Meeting.

What is the Difference Between Holding Shares as a Record Holder and as a Beneficial Owner (Holding Shares in Street Name)?

If your shares are registered in your name with our transfer agent, Philadelphia Stock Transfer, Inc., you are the “record holder” of those shares. If you are a record holder, these proxy materials have been provided directly to you by the Company.

If your shares are held in a stock brokerage account, a bank or other holder of record, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials have been forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to instruct this organization on how to vote your shares. Because you are not the stockholder of record, you may not vote your shares electronically during the Annual Meeting unless you request and obtain a valid proxy issued in your name from the broker, bank or other nominee considered the stockholder of record of the shares.

Who May Attend the Annual Meeting?

Only record holders and beneficial owners of our common stock, or their duly authorized proxies, may attend the Annual Meeting. If your shares of common stock are held in street name and you wish to vote your shares at the Annual Meeting, you will need to request and obtain a valid proxy issued in your name from the broker, bank or other nominee considered the stockholder of record of the shares. Stockholders may also attend the Annual Meeting as a “Guest”. To join as a “Guest”, enter your name and email address; there will be no password. If you join as a “Guest”, you will not have the option to vote your shares or ask questions during the Annual Meeting.

What am I Voting on?

There are five matters scheduled for a vote:

1.	To elect seven (7) directors for a one-year term to expire at the 2021 annual meeting of stockholders;
2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020;
3.	To approve our 2020 Employee Stock Purchase Plan;
4.	To approve the amendment to our 2019 Stock Incentive Plan to increase the number of shares authorized for issuance thereunder by 12,500,000 shares; and
5.	To approve the CEO Performance Award for Henry Ji, Ph.D.

What if Another Matter is Properly Brought Before the Annual Meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

What is the Board’s Voting Recommendation?

The Board recommends that you vote your shares:

1.	“For” the election of each of the seven (7) nominees to our Board;
2.	“For” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020;
3.	“For” the approval of our 2020 Employee Stock Purchase Plan;
4.	“For” the approval of the amendment to our 2019 Stock Incentive Plan to increase the number of shares authorized for issuance thereunder by 12,500,000 shares; and
5.	“For” the approval of the CEO Performance Award for Henry Ji, Ph.D.

How Do I Vote?

Stockholders of Record

For your convenience, record holders of our common stock have three methods of voting:

1.	Vote by Internet. The website address for Internet voting is on your vote instruction form.
2.	Vote by mail. Mark, date, sign and promptly mail the enclosed proxy card (a postage-paid envelope is provided for mailing in the United States).
3.	Vote online during the Annual Meeting Log in to www.virtualshareholdermeeting.com/SRNE2020 using the control number included in your proxy materials and vote during the Annual Meeting online.

Beneficial Owners of Shares Held in Street Name

For your convenience, beneficial owners of our common stock have three methods of voting:

1.	Vote by Internet. The website address for Internet voting is on your vote instruction form.
2.	Vote by mail. Mark, date, sign and promptly mail your vote instruction form (a postage-paid envelope is provided for mailing in the United States).
3.

Vote at the Meeting. Obtain a valid legal proxy from the organization that holds your shares and log in to www.virtualshareholdermeeting.com/SRNE2020 using the control number included in the legal proxy and vote during the Annual Meeting online.

If you vote by Internet, please DO NOT mail your proxy card.

All shares entitled to vote and represented by a properly completed and executed proxy received before the Annual Meeting and not revoked will be voted at the Annual Meeting as instructed in a proxy delivered before the Annual Meeting. If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed and executed proxy will be voted as the Board recommends on each of the enumerated proposals, with regard to any other matters that may be properly presented at the Annual Meeting and on all matters incident to the conduct of the Annual Meeting. If you are a registered stockholder and attend the Annual Meeting online, you may vote online using the web page for the Annual Meeting. If you are a street name stockholder and wish to vote during the Annual Meeting, you will need to obtain a legal proxy from the institution that holds your shares and log in using the control number included in the legal proxy and vote online using the web page for the Annual Meeting. All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How Many Votes do I Have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on the Record Date.

Is My Vote Confidential?

Yes, your vote is confidential. Only the inspector of elections, individuals who help with processing and counting your votes and persons who need access for legal reasons will have access to your vote. This information will not be disclosed, except as required by law.

What Constitutes a Quorum?

To carry on business at the Annual Meeting, we must have a quorum. A quorum is present when the holders of a majority of the voting power of all shares entitled to vote, as of the Record Date, are represented at the Annual Meeting. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote during the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. Shares owned by us are not considered outstanding or considered to be present at the Annual Meeting. If there is not a quorum at the Annual Meeting, the chairperson of the Annual Meeting may adjourn the Annual Meeting.

How Will my Shares be Voted if I Give No Specific Instruction?

We must vote your shares as you have instructed. If there is a matter on which a stockholder of record has given no specific instruction but has authorized us generally to vote the shares, they will be voted as follows:

1.	“For” the election of each of the seven (7) nominees to our Board;
2.	“For” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020;
3.	“For” the approval our 2020 Employee Stock Purchase Plan;
4.	“For” the approval of amendment to our 2019 Stock Incentive Plan to increase the number of shares authorized for issuance thereunder by 12,500,000 shares; and
5.	“For” the approval of the CEO Performance Award for Henry Ji, Ph.D.

This authorization would exist, for example, if a stockholder of record merely signs, dates and returns the proxy card but does not indicate how his, her or its shares are to be voted on one or more proposals. If other matters properly come before the Annual Meeting and you do not provide specific voting instructions, your shares will be voted at the discretion of the proxies.

If your shares are held in street name, see “What is a Broker Non-Vote?” below regarding the ability of banks, brokers and other such holders of record to vote the uninstructed shares of their customers or other beneficial owners in their discretion.

How are Votes Counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the election of directors, “For,” “Withhold” and broker non-votes; and, with respect to the other proposals, votes “For” and “Against,” abstentions and broker non-votes. Broker non-votes will not be included in the tabulation of the voting results of any of the proposals and, therefore, will have no effect on such proposals, other than having the practical effect of reducing the number of affirmative votes required to achieve a majority for each of the proposals by reducing the total number of shares from which the majority is calculated.

What is a Broker Non-Vote?

If your shares are held in street name, you must instruct the organization who holds your shares how to vote your shares. If you sign your proxy card but do not provide instructions on how your broker should vote on “routine” proposals (discussed in the next question), your broker will vote your shares as recommended by the Board. If you do not provide voting instructions, your shares will not be voted on any “non-routine” proposals. This vote is called a “broker non-vote.” Because broker non-votes are not considered under Delaware law to be votes cast at the Annual Meeting, broker non-votes will not be included in the tabulation of the voting results of any of the proposals and, therefore, will have no effect on these proposals, other than having the practical effect of reducing the number of affirmative votes required to achieve a majority for each of the proposals by reducing the total number of shares from which the majority is calculated.

Brokers cannot use discretionary authority to vote shares on the election of directors (Proposal 1), on the approval of our 2020 Employee Stock Purchase Plan (Proposal 3), on the approval of the amendment to our 2019 Stock Incentive Plan to increase the number of shares authorized for issuance thereunder by 12,500,000 shares (Proposal 4) or on the approval of the CEO Performance Award for Henry Ji, Ph.D. (Proposal 5) if they have not received instructions from their clients. Please submit your vote instruction form so your vote is counted.

Which Proposals are Considered “Routine” or “Non-Routine”?

Proposal 2, the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020, is considered a “routine” proposal. All of the other proposals to be voted upon at the Annual Meeting are considered “non-routine”, and if you do not provide voting instructions, your shares will be treated as broker non-votes and, therefore, will have no effect on such proposals, other than having the practical effect of reducing the number of affirmative votes required to achieve a majority for each of such proposals by reducing the total number of shares from which the majority is calculated.

What is an Abstention?

An abstention is a stockholder’s affirmative choice to decline to vote on a proposal. Our Amended and Restated Bylaws provide that an action of our stockholders (other than the election of directors) is approved if a majority of the votes cast are in favor of such action, and the directors are elected by a plurality of the votes cast. Under Delaware law (under which Sorrento is incorporated), abstentions are counted as shares present and entitled to vote at the Annual Meeting, but they are not counted as shares cast. Therefore, abstentions will have no effect on Proposal 1, Proposal 2, Proposal 3, Proposal 4 or Proposal 5, other than having the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

How Many Votes are Needed for Each Proposal to Pass?

Proposal	Vote Required	Broker Discretionary Vote Allowed
Election of each of the seven (7) nominees to our Board	Plurality of the votes cast (the seven (7) persons receiving the most “For” votes)	No
Ratification of the Appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm for our Fiscal Year Ending December 31, 2020	A majority of the votes cast	Yes
Approval of the Sorrento Therapeutics, Inc. 2020 Employee Stock Purchase Plan	A majority of the votes cast	No
Approval of the amendment to our 2019 Stock Incentive Plan to increase the number of shares authorized for issuance thereunder by 12,500,000 shares	A majority of the votes cast	No
Approval of the CEO Performance Award for Henry Ji, Ph.D.	A majority of the votes cast; and a majority of the votes cast by holders of shares of common stock that are not beneficially owned, directly or indirectly, by Henry Ji, Ph.D.	No

What Are the Voting Procedures?

In voting by proxy with regard to the election of directors, you may vote in favor of all nominees, withhold your votes as to all nominees or withhold your votes as to specific nominees. With regard to other proposals, you may vote in favor of or against the proposal, or you may abstain from voting on the proposal. You should specify your respective choices on the accompanying proxy card or your vote instruction form.

Is My Proxy Revocable?

You may revoke your proxy and reclaim your right to vote at any time before your proxy is voted by giving written notice to the Company’s Secretary, by delivering a properly completed, later-dated proxy card or vote instruction form or by voting at the Annual Meeting. All written notices of revocation and other communications with respect to revocations of proxies should be addressed to: Sorrento Therapeutics, Inc., 4955 Directors Place, San Diego, California 92121, Attention: Corporate Secretary. Your most current proxy card or Internet proxy is the one that will be counted.

Who is Paying for this Proxy Solicitation?

The entire cost of soliciting proxies, including the costs of preparing, assembling, printing and mailing this proxy statement, the proxy card and any additional soliciting materials furnished to stockholders, will be borne by us. Copies of solicitation material will be furnished to banks, brokerage houses, dealers, voting trustees, their respective nominees and other agents holding shares in their names, which are beneficially owned by others, so that they may forward such solicitation material, together with our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, to beneficial owners. In addition, if asked, we will reimburse these persons for their reasonable expenses in forwarding these materials to the beneficial owners.

We have engaged Innisfree M&A Incorporated (“Innisfree”) to solicit proxies from stockholders in connection with the Annual Meeting. We will pay Innisfree a fee of approximately $20,000, plus an agreed upon fee per call made or received from certain retail investors plus reasonable out-of-pocket fees and expenses for soliciting proxies. In addition, Innisfree and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Do I Have Dissenters’ Rights of Appraisal?

Our stockholders do not have appraisal rights under Delaware law or under our governing documents with respect to the matters to be voted upon at the Annual Meeting.

How can I Find out the Results of the Voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be disclosed in a Current Report on Form 8-K that we expect to file with the Securities and Exchange Commission (the “SEC”) within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K with the SEC within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

When are Stockholder Proposals Due for the 2021 Annual Meeting?

Any appropriate proposal submitted by a stockholder and intended to be presented at the 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”) must be submitted in writing to the Company’s Secretary at 4955 Directors Place, San Diego, California 92121, and received no later than May 4, 2021, to be includable in the Company’s proxy statement and related proxy for the 2021 Annual Meeting. However, if the date of the 2021 Annual Meeting is convened more than 30 days before, or delayed by more than 30 days after, October 16, 2021, to be considered for inclusion in proxy materials for the 2021 Annual Meeting, a stockholder proposal must be submitted in writing to the Company’s Secretary at 4955 Directors Place, San Diego, California 92121 a reasonable time before we begin to print and send our proxy materials for the 2021 Annual Meeting. A stockholder proposal will need to comply with the SEC regulations under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Although the Board will consider stockholder proposals, we reserve the right to omit from our proxy statement, or to vote against, stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

If you wish to submit a proposal that is not to be included in the proxy materials for the 2021 Annual Meeting, your proposal must be submitted in writing to the Company’s Secretary at 4955 Directors Place, San Diego, California 92121 by July 18, 2021 and no earlier than June 18, 2021. However, if the date of the 2021 Annual Meeting is convened more than 30 days before, or delayed by more than 30 days after October 16, 2021, to be brought before our 2021 Annual Meeting, a stockholder proposal must be submitted in writing to the Company’s Secretary at 4955 Directors Place, San Diego, California 92121, not later than the close of business on the later of (1) the 90th day before the 2021 Annual Meeting, or (2) the 10th day following the day on which we first make a public announcement of the date of the 2021 Annual Meeting.

Please review our Amended and Restated Bylaws, which contain additional requirements regarding advance notice of stockholder proposals. You may view our Amended and Restated Bylaws by visiting the SEC’s website at www.sec.gov.

Who will Solicit Proxies on behalf of the Board?

The Company has retained Innisfree, a proxy solicitation firm, who may solicit proxies on the Board’s behalf.

The original solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile, electronic mail, and personal solicitation by our directors and officers (who will receive no additional compensation for such solicitation activities). You may also be solicited by advertisements in periodicals, press releases issued by us and postings on our corporate website. Unless expressly indicated otherwise, information contained on our corporate website is not part of this proxy statement.

I also have received a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019. Is that a part of the proxy materials?

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC on March 3, 2020, accompanies this proxy statement. This document constitutes our Annual Report to Stockholders, and is being made available to all stockholders entitled to receive notice of and to vote at the Annual Meeting. Except as otherwise stated, the Annual Report on Form 10-K is not incorporated into this proxy statement and should not be considered proxy solicitation material.

Do the Company’s Officers and Directors have an Interest in Any of the Matters to Be Acted Upon at the Annual Meeting?

Members of the Board have an interest in Proposal 1, the election to the Board of the seven (7) director nominees set forth herein, as each of the nominees is currently a member of the Board. Members of the Board and our executive officers do not have any interest in Proposal 2, the ratification of the appointment of our independent registered public accounting firm. Executive officers of Sorrento will be eligible to purchase shares of our common stock under the terms of our 2020 Employee Stock Purchase Plan, and they therefore have an interest in Proposal 3. Members of the Board and executive officers of Sorrento are eligible to receive awards under the terms of our 2019 Stock Incentive Plan, and they therefore have an interest in Proposal 4. Additionally, Dr. Ji, our President, Chief Executive Officer and Chairman of the Board, has an interest in Proposal 5, the approval of the CEO Performance Award.

PROPOSAL 1:

ELECTION OF DIRECTORS

You are requested to vote for seven nominees for director, whose terms expire at the Annual Meeting and who will be elected for a new one-year term and will serve until their successors are elected and qualified. The nominees are Henry Ji, Ph.D., Dorman Followwill, Kim D. Janda, Ph.D., David Lemus, Jaisim Shah, Dr. Robin L. Smith and Yue Alexander Wu, Ph.D. All of the nominees are existing directors of Sorrento and each of the nominees has consented to being named as a nominee for director of Sorrento and has agreed to serve if elected.

If no contrary indication is made, proxies in the accompanying form are to be voted for the aforementioned directors or in the event that any of the aforementioned directors is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who is designated by our Board to fill the vacancy.

All of our directors bring to the Board significant leadership experience derived from their professional experience and service as executives or board members of other corporations and/or venture capital firms. Certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole are described in the following paragraphs.

The ages of the nominees as of September 1, 2020, their positions and biographies are set forth below.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

For a One-Year Term Expiring at the 2021 Annual Meeting of Stockholders

Name	Age	Present Position with Sorrento Therapeutics, Inc.
Henry Ji, Ph.D.	56	Chairman of the Board, President and Chief Executive Officer
Dorman Followwill	57	Lead Independent Director
Kim D. Janda, Ph.D.	63	Director
David Lemus	57	Director
Jaisim Shah	60	Director
Dr. Robin L. Smith	55	Director
Yue Alexander Wu, Ph.D.	56	Director

Henry Ji, Ph.D. co-founded and has served as a director of Sorrento Therapeutics, Inc. since January 2006, served as its Chief Scientific Officer from November 2008 to September 2012, as its Interim Chief Executive Officer from April 2011 to September 2012, as its President and Chief Executive Officer since September 2012 and as Chairman of the Board since August 2017. Dr. Ji also served as our Secretary from September 2009 to June 2011. In 2002, Dr. Ji founded BioVintage, Inc., a research and development company focusing on innovative life science technology and product development, and has served as its President since 2002. From 2001 to 2002, Dr. Ji served as Vice President of CombiMatrix Corporation, a publicly traded biotechnology company that develops proprietary technologies, including products and services in the areas of drug development, genetic analysis, molecular diagnostics and nanotechnology. During his tenure at CombiMatrix, Dr. Ji was responsible for strategic technology alliances with biopharmaceutical companies. From 1999 to 2001, Dr. Ji served as Director of Business Development, and in 2001 as Vice President, of Stratagene Corporation (later acquired by Agilent Technologies, Inc.) where he was responsible for novel technology and product licensing and development. In 1997, Dr. Ji co-founded Stratagene Genomics, Inc., a wholly owned subsidiary of Stratagene Corporation, and served as its President and Chief Executive Officer from its founding until 1999. Dr. Ji previously served as a director of NantKwest, Inc. from December 2014 through November 25, 2015. Dr. Ji is the holder of several issued and pending patents in the life science research field and is the sole inventor of Sorrento Therapeutics Inc.’s intellectual property. Dr. Ji has a Ph.D. in Animal Physiology from the University of Minnesota and a B.S. in Biochemistry from Fudan University.

Dr. Ji has demonstrated significant leadership skills as President and Chief Executive Officer of Stratagene Genomics, Inc. and Vice President of CombiMatrix Corporation and Stratagene Corporation and brings more than 18 years of biotechnology and biopharmaceutical experience to his position on our Board. Dr. Ji’s extensive knowledge of the industry in which we operate, as well as his unique role in our day-to-day operations as our President and Chief Executive Officer, allows him to bring to our Board a broad understanding of the operational and strategic issues we face.

Dorman Followwill has served as a director of our Company since October 2017 and as our lead independent director since August 2020. Mr. Followwill has been Senior Partner, Transformational Health at Frost & Sullivan, a business consulting firm involved in market research and analysis, growth strategy consulting and corporate training across multiple industries, since 2016. Prior to that time, he served in various roles at Frost & Sullivan, including Partner on the Executive Committee managing the P&L of the business in Europe, Israel and Africa, and Partner overseeing the Healthcare and Life Sciences business in North America, since initially joining Frost & Sullivan to help found the Consulting practice in January 1988. Mr. Followwill has more than 30 years of organizational leadership and management consulting experience, having worked on hundreds of consulting projects across all major regions and across multiple industry sectors, each project focused around the strategic imperative of growth. He obtained his BA from Stanford University in The Management of Organizations in 1985.

We believe that Mr. Followwill’s extensive knowledge and understanding of the healthcare and life sciences industries qualify him to serve on our Board.

Kim D. Janda, Ph.D. has served as a director of our Company since April 2012. Dr. Janda has served as Ely R. Callaway, Jr. Chaired Professor in the Departments of Chemistry, Immunology and Microbial Science at The Scripps Research Institute since 1996 and as the Director of the Worm Institute of Research and Medicine (WIRM) at The Scripps Research Institute since 2005. Furthermore, Dr. Janda has served as a Skaggs Scholar within the Skaggs Institute of Chemical Biology, also at The Scripps Research Institute, since 1996. Dr. Janda holds a B.S. degree from the University of South Florida in Clinical Chemistry and a doctoral degree from the University of Arizona with Robert B. Bates in natural product total synthesis. A hallmark of his research is that Dr. Janda has been able to uniquely combine principles of medicinal chemistry together with modern molecular biology, immunology and neuropharmacology, allowing the creation of both synthetic/natural molecules and processes with biological, chemical and physical properties. Dr. Janda has published over 425 original publications in refereed journals and founded the biotechnological companies CombiChem, Drug Abuse Sciences and AIPartia. Dr. Janda is associate editor of Bioorg & Med. Chem., PloS ONE and serves, or has served, on numerous journals including J. Comb. Chem., Chem. Reviews, J. Med. Chem., The Botulinum Journal, Bioorg. & Med. Chem. Lett., and Bioorg. & Med. Chem. Over a career of almost 25 years, Dr. Janda has provided numerous seminal contributions and is considered one of the first scientists to merge chemical and biological approaches into a cohesive research program. Dr. Janda serves on the Scientific Advisory Boards of Materia, Inc. and Singapore Ministry of Education (MOE), EP1 Physical Sciences.

Dr. Janda has almost 25 years of experience in life sciences and very strong technical expertise relating to the discovery and development of antibody therapeutics, which gives him a unique understanding of the research challenges and opportunities facing our company. As an experienced scientist and inventor on multiple patents in the life sciences industry, Dr. Janda brings critical insights into the operational requirements of a discovery and development company as well as to our overall business and strategies relating to our ongoing development efforts, and serves as the chair of our Scientific Advisory Board.

Edgar Lee has served as a director of our Company since December 2019 and his service on our Board will cease when his current term expires at the Annual Meeting.

David Lemus has served as a director of our Company since October 2017. Mr. Lemus has served as Chief Executive Officer of IronShore Pharmaceuticals Inc. since January 2020. He also currently serves as a non-executive board member of BioHealth Innovation, Inc. Since November 2017, he has served as the Chief Operating Officer and Chief Financial Officer of Proteros biosciences GmbH, a privately held biotechnology company focused on structural biology. Previously, from January 2016 to May 2017, he served as Interim Chief Financial Officer and Chief Operating Officer of Medigene AG, a publicly-listed German biotechnology company focused on the research and development of T-Cell-Receptor based immunotherapies. Prior to that time, at Sigma Tau Pharmaceuticals, Inc., he served as Chief Executive Officer from January 2013 to July 2015, as Chief Operating Officer from March 2012 to December 2012, and as V.P. Finance from July 2011 to February 2012. Previous to this, Mr. Lemus served as Chief Financial Officer and Executive V.P. of MorphoSys AG from January 1998 to May 2011. Prior to his role at MorphoSys AG, he held various positions, including Operations Manager and Controller (Pharma International Division) and Global IT Project Manager (Pharma Division) at Hoffman La Roche, Group Treasurer of Lindt & Spruengli AG and Treasury Consultant for Electrolux AB. Mr. Lemus received an M.S. from the Massachusetts Institute of Technology Sloan School of Management in 1988 and a B.S. in Accounting from the University of Maryland in 1984. Mr. Lemus is also a certified public accountant licensed in the State of Maryland.

We believe that Mr. Lemus’ extensive accounting and financial background and business experience in the life sciences industry qualify him to serve on our Board.

Jaisim Shah has served as a director of our Company since September 2013. He has more than 25 years of global biopharma experience including over 15 years in senior management leading business development, commercial operations, investor relations, marketing and medical affairs. Mr. Shah has served as the President and Chief Executive Officer and board member of Scilex Holding Company since its inception in March 2019. He has also served as the Chief Executive Officer and a board member of Semnur Pharmaceuticals, Inc. since its inception in 2013. Prior to Semnur, Mr. Shah was a consultant to several businesses, including Sorrento Therapeutics, Inc., and was the Chief Business Officer of Elevation Pharmaceuticals, where Mr. Shah led a successful sale of Elevation to Sunovion in September 2012. Prior to Elevation, Mr. Shah was president of Zelos Therapeutics, where Mr. Shah focused on financing and business development. Prior to Zelos, Mr. Shah was the Senior Vice President and Chief Business Officer at CytRx, a biopharmaceutical company. Previously, Mr. Shah was Chief Business Officer at Facet Biotech and PDL BioPharma where he completed numerous licensing/partnering and strategic transactions with pharmaceutical and biotech companies. Prior to PDL, Mr. Shah was at Bristol-Myers Squibb, most recently as Vice President of Global Marketing where he received the “President’s Award” for completing one of the most significant collaborations in the company’s history. Previously, Mr. Shah was at F. Hoffman-La Roche in international marketing and was global business leader for corporate alliances with Genentech and Idec. Mr. Shah holds an M.A. in Economics from the University of Akron and an M.B.A. from Oklahoma University.

We believe that Mr. Shah’s extensive operational, executive and business development experience qualifies him to serve on our Board.

Dr. Robin L. Smith has served as a director of our Company since December 2019. Dr. Smith has served as partner of BRM Holdings, LLC, a consulting firm, since March 2015. In 2007, Dr. Smith founded The Stem for Life Foundation (SFLF), a nonprofit organization, and has served as Chairman of the Board and President of the Stem for Life Foundation since its inception. The Stem for Life Foundation is now part of the Cura Foundation of which Dr. Smith serves as Chairman of the Board and President. She has been Vice President of the Science and Faith STOQ Foundation in Rome since 2015 and has served as a member of its Board of Directors since 2012. She also co-founded Spiritus Therapeutics, Inc. in 2018 and serves as President and Chairman of the Board. In addition, Dr. Smith has extensive experience serving in executive and board level capacities for various medical enterprises and healthcare-based entities. From 2006 to 2015, Dr. Smith served as Chairman and CEO of Caladrius Biosciences, Inc. (formerly NeoStem Inc.) (Nasdaq: CLBS). She has been Chairman of the board of directors of Mynd Analytics, Inc. (Nasdaq: MYND) since August 2015 and then its successor Emmaus Medical, Inc. (OTC: EMMA) until September 2019, served on the board of directors of Rockwell Medical, Inc. (Nasdaq: RMTI) from June 2016 to November 2019, served on the board of Seelos Therapeutics, Inc. (Nasdaq: SEEL) from January 2019 to May 2020 and served on the board of directors of Celularity, Inc. since August 2019. She has been a member of the Board of Overseers at the NYU Langone Medical Center in New York since 2014, a member of the International Board of Sanford Health since 2016, co-chairman of the Life Sci advisory board on gender diversity since April 2016, a member of the board of directors of Alliance for Regenerative Medicine (ARM) Foundation since 2017 and a co-founder and member of the board of directors of Unite to Prevent Cancer Foundation since 2018. She has served as a voluntary Clinical Associate Professor in the Department of Medicine at the Rutgers, New Jersey Medical School since 2017. She served on the Board of Trustees of the NYU Langone Medical Center from 2006 to 2014 and was on the board of directors of Signal Genetics, Inc. (Nasdaq: SGNL) from July 2014 to February 2016, BioXcel Corporation from August 2015 to June 2017 and ProLung Inc. from February 2017 to July 2018. Dr. Smith received her M.D. from Yale University, an M.B.A. from the Wharton School of Business and a B.A. from Yale University.

We believe that Dr. Smith’s scientific background, as well as Dr. Smith’s broader business development and corporate experience, qualify her to serve on our Board.

Yue Alexander Wu, Ph.D. has served as a director of our Company since August 2016. He was previously President, Chief Executive Officer and Chief Strategy Officer of Crown Bioscience International, a leading global drug discovery and development solutions company, which he co-founded in 2006, until 2017. From 2004 to 2006, Dr. Wu was Chief Business Officer of Starvax International Inc. in Beijing, China, a biotechnology company focusing on oncology and infectious diseases. From 2001 to 2004, Dr. Wu was a banker with Burrill & Company where he was head of Asian Activities. Dr. Wu has served as a director of CASI Pharmaceuticals, Inc. (Nasdaq: CASI) since June 2013. Dr. Wu received his Ph.D. in Molecular Cell Biology and his MBA from University of California at Berkeley. He earned an M.S. in Biochemistry from University of Illinois, Urbana-Champaign and his B.S. in Biochemistry from Fudan University in Shanghai, China.

We believe that Dr. Wu’s scientific background and business experience qualify him to serve on our Board.

Board Independence

Our Board is responsible for establishing corporate policies and for our overall performance, although it is not involved in our day-to-day operations. Our Board consults with our counsel to ensure that our Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the rules of The Nasdaq Stock Market LLC (the “Nasdaq Rules”), as in effect from time to time. Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, us, our senior management and our independent registered public accounting firm, our Board has determined that all of our directors, other than Dr. Ji, Dr. Janda and Mr. Shah, are independent.

Board Leadership Structure and Board’s Role in Risk Oversight

Our Board believes that our Chief Executive Officer (“CEO”), Dr. Ji, is best situated to serve as Chairman of the Board because he is the director who is most familiar with our business and industry, possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing us and is therefore best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. Our independent directors bring experience, oversight and expertise from outside the Company and industry, while the Chief Executive Officer brings Company-specific experience and expertise. The Board believes that the combined role of Chairman of the Board and Chief Executive Officer facilitates information flow between management and the Board, which is essential to effective governance. Dorman Followwill currently serves as the Company’s lead independent director (the “Lead Independent Director”). The Lead Independent Director ensures that (i) the Board operates independently of management, (ii) the independent directors continue to provide effective oversight of the Company’s management and key issues related to strategy, risk and integrity, and (iii) the directors and stockholders have an independent leadership contact.

As the Lead Independent Director, Mr. Followwill has the following duties and responsibilities:

•	Calling and presiding over executive sessions of the independent directors and setting agendas for the executive session;
•	Advising the Chairman of the Board and the Chief Executive Officer, on behalf of the Board, of any decisions reached or suggestions made at executive sessions;
•	Serving as the primary liaison between the independent directors, Chief Executive Officer, Chairman of the Board and senior management to report or raise matters;
•	Chairing Board meetings when the Chairman of the Board is not present;
•	Reviewing Board schedules and agendas in collaboration with the Chairman of the Board and the Chief Executive Officer while seeking input from the other Board members;
•	Being available for consultation and communication with stockholders, as appropriate; and
•	Performing such other duties and responsibilities as may be delegated to the Lead Independent Director by the Board from time to time.

The Board, as a unified body and through committee participation, organizes the execution of its monitoring and oversight roles and does not expect its Chairman of the Board to organize those functions. The Board has three standing committees - Audit, Compensation and Corporate Governance and Nominating. The membership of each of the Board committees is comprised of independent directors, with each of the committees having a separate chairperson, each of whom is an independent director. Our non-management members of the Board meet in executive session, at which only they are present, at each board meeting.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. Management is responsible for the day-to-day management of risks the company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The Board recognizes that different leadership models may, depending upon individual circumstances, work for other companies and may be appropriate for the Company under different circumstances. Our Chief Executive Officer communicates frequently with members of the Board to discuss strategy and challenges facing the company. Senior management usually attends our regular quarterly board meetings and is available to address any questions or concerns raised by the Board on risk management-related and any other matters. Each quarter, the Board receives presentations from senior management on matters involving our areas of operations.

Board of Directors Meetings

During fiscal year 2019, our Board held four meetings and acted by written consent fourteen times. Our Audit Committee held five meetings and acted by written consent one time, our Compensation Committee held one meeting and acted by written consent seven times and our Corporate Governance and Nominating Committee held no separate meetings and acted by written consent one time. None of our incumbent directors attended fewer than 75% of the total number of meetings held by the Board and the committees on which, and for the period during which, the director served during fiscal year 2019.

Information Regarding Board Committees

Our Board has established standing Audit, Compensation and Corporate Governance and Nominating Committees to devote attention to specific subjects and to assist it in the discharge of its responsibilities.

Audit Committee. We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Our Audit Committee is currently comprised of Messrs. Followwill and Lemus and Dr. Wu. Mr. Lemus serves as the Chairperson of the Audit Committee. The functions of the Audit Committee include, among others:

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selecting, evaluating, engaging, overseeing, determining funding for and, when appropriate, replacing the independent auditors, or nominating the independent auditors to be proposed to the full Board for concurrence or ratification;

•	giving prior approval of all audit services and any non-audit services permissible pursuant to the Sarbanes-Oxley Act of 2002 performed by the independent auditor for the Company;
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ensuring that the independent auditors provide, at least annually, a formal written statement to the Audit Committee setting forth all relationships between the independent auditors and the Company, consistent with applicable rules and requirements;

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reviewing with management and the independent auditors the annual audit scope and approach, critical accounting policies and practices, significant internal control issues, record keeping, audit conclusions regarding significant accounting estimates/reserves and proposed fee arrangements for ongoing and special projects;

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meeting in executive session with the independent auditors, as may be necessary or advisable, to request their opinion on various matters including the Company’s accounting policies as applied in its financial reporting and the performance of its financial and accounting personnel;

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reviewing with the independent auditor any problems or difficulties the auditor may have encountered during the course of its audit work, including any restrictions on the scope of its activities or access to required information or any significant disagreements with management and management’s responses to such matters;

•	reviewing with management and the independent auditors the Company’s compliance with laws and regulations having to do with accounting and financial reporting matters;
•	reviewing with management and the independent auditors the Company’s interim and year-end financial statements, including management’s discussion and analysis;
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requesting from management and the independent auditors a briefing on any significant accounting and reporting issues, or significant unusual transactions, disagreements and how they were resolved and current developments in the accounting and regulatory areas that may affect the Company or its financial statements;

•	reviewing with management and the independent auditors disclosures, accounting policies and controls;
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holding timely discussions with the independent registered public accounting firm regarding all critical accounting policies and practices, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications or the use of such alternative disclosures and treatments, and the treatment preferred by the independent registered public accounting firm, and other material written communications between the independent registered public accounting firm and management including, but not limited to, the management letter and schedule of unadjusted differences;

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discussing among the members of the Audit Committee, without management or the independent auditors present, the quality of the accounting policies applied in the preparation of the Company’s financial statements and significant judgments affecting the financial statements;

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reviewing and approving the internal corporate audit staff functions, including: (i) purpose, authority and organizational reporting lines, (ii) annual audit plan, budget and staffing, (iii) concurrence in the appointment, compensation and rotation of the internal audit management function, and (iv) results of internal audits;

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conducting an appropriate review of all related party transactions on an on-going basis and all such transactions and potential conflicts of interests referenced in the Company’s Code of Conduct and Ethics that must be approved by the Audit Committee or other comparable independent body of the Board;

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establishing and reviewing the adequacy of procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters;

•	providing the Company with the report of the Audit Committee with respect to the audited financial statements for inclusion in the Company’s proxy statement;
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discussing with management the Company’s policies with respect to risk assessment and risk management, significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures; and

•	discussing with management and the independent auditor the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

Typically, the Audit Committee meets at least quarterly and with greater frequency if necessary. Our Board has adopted a written charter of the Audit Committee that is available to stockholders on our website at http://investors.sorrentotherapeutics.com/corporate-governance/governance-overview.

Under the applicable Nasdaq Rules, each member of a company’s audit committee must be considered independent in accordance with the Nasdaq Rules and Rule 10A-3(b)(1) under the Exchange Act. Our Board reviews the Nasdaq Rules and Exchange Act definitions of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent (as independence is currently defined in the Nasdaq Rules). Our Board has determined that all members of our Audit Committee also meet the requirements for financial literacy under the Nasdaq Rules.

Our Board has determined that Mr. Lemus is an audit committee financial expert, as defined under applicable SEC rules, and that Messrs. Followwill and Lemus and Dr. Wu meet the background and financial sophistication requirements under the rules of The Nasdaq Stock Market LLC. In making these determinations, the Board made a qualitative assessment of each of Messrs. Followwill’s and Lemus’ and Dr. Wu’s level of knowledge and experience based on a number of factors, including their formal education and experience. Both our independent registered public accounting firm and internal financial personnel regularly meet privately with our Audit Committee and have unrestricted access to the Audit Committee.

Compensation Committee. Our Compensation Committee is currently comprised of Mr. Followwill and Dr. Wu. Dr. Wu serves as the Chairperson of our Compensation Committee. The functions of the Compensation Committee include, among others:

•	establishing the Company’s general compensation philosophy, and overseeing the development and implementation of compensation programs;
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annually reviewing and approving the Company’s goals and objectives relevant to the compensation of the CEO, evaluating the CEO’s performance with respect to such goals, and subject to existing contractual obligations, setting the CEO’s compensation level based on such evaluation;

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determining and approving (and recommending for ratification by the Board acting solely through the independent directors) the CEO’s compensation level based on the Compensation Committee’s performance evaluation;

•	reviewing and approving all compensation for all executive officers;
•	recommending to the Board the establishment and administration of incentive compensation plans and programs and employee benefit plans and programs;
•	reviewing succession planning within the Company;
•	overseeing any stock option, benefit and incentive plans established by the Company, unless otherwise determined by the Board or prohibited by the terms of such plans;
•	making recommendations to the Board with respect to non-CEO compensation, incentive-compensation plans and equity plans, that are subject to Board approval;
•	establishing and periodically reviewing policies concerning perquisite benefits;
•	reviewing and approving all employment, severance or other employment related agreements or special compensation arrangements for each officer of the Company;
•	reviewing and recommending for Board approval compensation packages for new corporate officers and termination packages for corporate officers as requested by management;
•	reviewing at least annually the adequacy of the Compensation Committee Charter and recommending any proposed changes to the Board for its approval;
•	evaluating and overseeing risk in the Company’s compensation programs;
•	producing an annual report on executive compensation for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations;
•	investigating, within the scope of its duties, any matter brought to its attention;
•	performing any other duties or responsibilities expressly delegated to the Compensation Committee by the Board from time to time; and
•	annually reviewing the compensation of members of the Board for their services to the Company and recommending changes, if any, to the Board.

Our Board has determined that all of the members of our Compensation Committee are “independent” under the Nasdaq Rules. Our Board has adopted a written charter of the Compensation Committee that is available to stockholders on our website at http://investors.sorrentotherapeutics.com/corporate-governance/governance-overview. The Compensation Committee meets periodically throughout the year as necessary. The agenda for each meeting is usually developed by the Chairperson of the Compensation Committee, in consultation with our Chief Executive Officer and other representatives of senior management as necessary. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain or consult compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

The Compensation Committee meets outside the presence of all of our executive officers, including the named executive officers, in order to consider appropriate compensation for our Chief Executive Officer. For all other named executive officers, the Compensation Committee meets outside the presence of all executive officers except our Chief Executive Officer. The annual performance reviews of our executive officers are considered by the Compensation Committee when making decisions on setting base salary, targets for and payments under our bonus plan and grants of equity incentive awards. When making decisions on executive officers, the Compensation Committee considers the importance of the position to us, the past salary history of the executive officer and the contributions we expect the executive officer to make to the success of our business.

In 2019, the Compensation Committee engaged Compensia, Inc. (“Compensia”), a national compensation consulting firm, to review and advise on our compensation practices. In 2019, Compensia undertook the following projects for the Compensation Committee: (i) January 2019 - Evaluated the compensation arrangements for the Company’s Chief Executive Officer against a comparable group of similar life sciences companies and its own proprietary data; (ii) January 2019 - Evaluated the compensation arrangements for the members of the Board against a comparable group of similar life sciences companies and its own proprietary data; and (iii) November 2019 - Evaluated practices with respect to employee stock purchase plans among a comparator group of similar life science companies and its own proprietary data. Compensia, who reports directly to the Compensation Committee and not to our management, is independent from us, has not provided any services to us other than to the Compensation Committee, and receives compensation from us only for services provided to the Compensation Committee. The Compensation Committee assessed the independence of Compensia pursuant to SEC rules and concluded that the work of Compensia has not raised any conflict of interest.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of two directors, each of whom is a non-employee director: Mr. Followwill and Dr. Wu. Dr. Wu serves as the Chairperson of the Compensation Committee. Prior to March 18, 2019, our Compensation Committee was comprised of Messrs. Followwill and Shah and Dr. Wu. During 2019, none of Messrs. Followwill or Shah or Dr. Wu was an officer or employee of ours, was formerly an officer of ours or had any relationship requiring disclosure by us under Item 404 of Regulation S-K, except with respect to Mr. Shah’s relationship to Semnur Pharmaceuticals, Inc. as disclosed under the heading “Certain Relationships and Related Party Transactions-Semnur Pharmaceuticals, Inc. Acquisition” in this proxy statement. No interlocking relationship as described in Item 407(e)(4) of Regulation S-K exists between any of our executive officers or Compensation Committee members, on the one hand, and the executive officers or compensation committee members of any other entity, on the other hand, nor has any such interlocking relationship existed in the past.

Corporate Governance and Nominating Committee. Our Corporate Governance and Nominating Committee is currently comprised of Dr. Wu and Mr. Followwill. Mr. Followwill serves as the Chairperson of our Corporate Governance and Nominating Committee. The functions of the Corporate Governance and Nominating Committee include, among others:

•	developing and recommending to the Board the Corporate Governance Guidelines of the Company and overseeing compliance therewith;
•	assisting the Board in effecting Board organization, membership and function, including identifying qualified Board nominees;
•	assisting the Board in effecting the organization, membership and function of Board committees, including the composition of Board committees and recommending qualified candidates therefor;
•	evaluating and providing succession planning for the Chief Executive Officer and other executive officers;
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developing criteria for Board membership, such as independence, term limits, age limits and ability of former employees to serve on the Board and the evaluation of candidates’ qualifications for nominations to the Board and its committees as well as removal therefrom, respectively;

•	periodically evaluating the desirability of, and recommending to the Board, any changes in the size and composition of the Board;
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identifying and evaluating candidates for director in accordance with the general and specific criteria set forth in the Corporate Governance and Nominating Committee Charter or determined in accordance therewith;

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evaluating each new director candidate and each incumbent director before recommending that the Board nominate or re-nominate such individual for election or re-election as a director based on the extent to which such individual meets the general criteria set forth in the Corporate Governance and Nominating Committee Charter and will contribute significantly to satisfying the overall mix of specific criteria identified in the Corporate Governance and Nominating Committee Charter;

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diligently seeking to identify potential director candidates who will strengthen the Board and remedy any perceived deficiencies in the specific criteria identified in the Corporate Governance and Nominating Committee Charter;

•	establishing procedures for soliciting and reviewing potential nominees from directors and for advising those who suggest nominees of the outcome of such review;
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submitting to the Board the candidates for director to be recommended by the Board for election at each annual meeting of stockholders and to be added to the Board at any other times due to Board expansions, director resignations or retirement or otherwise;

•

monitoring performance of directors based on the general criteria and the specific criteria applicable to each such director and, if any serious problems are identified, working with such director to resolve such problems or, if necessary, seeking such director’s resignation or recommend to the Board such person’s removal;

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developing and periodically evaluating initial orientation guidelines and continuing education guidelines for each member of the Board and each member of each Board committee regarding his or her responsibilities as a director generally and as a member of any applicable Board committee, and monitoring and evaluating each director’s cooperation in fulfilling such guidelines;

•	retaining and terminating any search firm used to identify director candidates and to approve any such search firm’s fees and other terms of retention;
•	evaluating its own performance on an annual basis, including its compliance with its Charter;
•	reviewing its Charter and providing the Board with any recommendations for changes in the Charter or in policies or other procedures governing the Corporate Governance and Nominating Committee;
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developing and periodically reviewing and revising as appropriate, a management succession plan and related procedures including consideration and recommendation of candidates for successor to the Chief Executive Officer to the Board and, with appropriate consideration of the Chief Executive Officer’s recommendations, considering and recommending candidates for successors to other executive officers, in each case when vacancies shall occur in those offices;

•	monitoring and making recommendations to the Board on other matters of Board policy and practices relating to corporate governance; and
•	reviewing and making recommendations to the Board regarding proposals of stockholders that relate to corporate governance.

The Corporate Governance and Nominating Committee shall identify and evaluate the qualifications of all candidates for nomination for election as directors. Potential nominees are identified by our Board based on the criteria, skills and qualifications that have been recognized by the Corporate Governance and Nominating Committee. While our nomination and corporate governance policy does not prescribe specific diversity standards, the Corporate Governance and Nominating Committee and its independent members seek to identify nominees that have a variety of perspectives, professional experience, education, differences in viewpoints and skills, and personal qualities that will result in a well-rounded Board.

The Board has determined that all of the members of our Corporate Governance and Nominating Committee are “independent” under the Nasdaq Rules. The Board adopted a written charter setting forth the authority and responsibilities of the Corporate Governance and Nominating Committee. A copy of the charter is available to stockholders on our website at http://investors.sorrentotherapeutics.com/corporate-governance/governance-overview.

Hedging and Pledging Policies

Our Insider Trading Policy prohibits any director, officer, employee or consultant from engaging in “short sales” of our equity securities and from engaging in hedging transactions involving our equity securities. Further, our Insider Trading Policy restricts our designated insiders from pledging our equity securities as collateral for a loan or otherwise unless the transaction is pre-cleared by our Insider Trading Compliance Officer. As a condition of pre-approving any pledge of our equity securities, any designated insider seeking to pledge securities must clearly demonstrate his or her financial capacity to repay the loan without resort to the pledged securities.

Director Qualifications

There are no specific minimum qualifications that our Board requires to be met by a director nominee recommended for a position on our Board, nor are there any specific qualities or skills that are necessary for one or more members of our Board to possess, other than as are necessary to meet the requirements of the rules and regulations applicable to us. The Board considers a potential director candidate’s experience, areas of expertise and other factors relative to the overall composition of our Board and its committees, including the following characteristics:

•	the highest ethical standards and integrity and a strong personal reputation;
•	a background that provides experience and achievement in business, finance, biotechnology or other activities relevant to our business and activities;
•	a willingness to act on and be accountable for Board and, as applicable, committee decisions;
•	an ability to provide wise, informed and thoughtful counsel to management on a range of issues affecting us and our stockholders;
•	an ability to work effectively and collegially with other individuals;
•	loyalty and commitment to driving our success and increasing long-term value for our stockholders;
•	sufficient time to devote to Board and, as applicable, committee membership and matters; and
•	the independence requirements imposed by the SEC and the Nasdaq Rules.

The Board retains the right to modify these qualifications from time to time.

If a stockholder wishes to propose a candidate for consideration as a nominee by the Corporate Governance and Nominating Committee, it should follow the procedures described in this section, the section entitled “Security Holder Nominations” and in the Company’s Corporate Governance and Nominating Committee Charter. Following verification of the stockholder status of persons proposing candidates, the Corporate Governance and Nominating Committee makes an initial analysis of the qualifications of any candidate recommended by stockholders or others pursuant to the criteria summarized above to determine whether the candidate is qualified for service on the Board before deciding to undertake a complete evaluation of the candidate. If any materials are provided by a stockholder or professional search firm in connection with the nomination of a director candidate, such materials are forwarded to the Corporate Governance and Nominating Committee as part of its review. Other than the verification of compliance with procedures and stockholder status, and the initial analysis performed by the Corporate Governance and Nominating Committee, a potential candidate nominated by a stockholder is treated like any other potential candidate during the review process by the Corporate Governance and Nominating Committee.

Director Attendance at Annual Meetings

Although we do not have a formal policy regarding attendance by members of our Board at our annual meeting, we encourage all of our directors to attend. Dr. Ji is the only director who attended our 2019 Annual Meeting of Stockholders.

Communications with our Board of Directors

Stockholders seeking to communicate with our Board should submit their written comments to the attention of the Company’s Secretary at Sorrento Therapeutics, Inc., 4955 Directors Place, San Diego, California 92121. The Company’s Secretary will forward such communications to each member of our Board; provided that, if in the opinion of the Company’s Secretary it would be inappropriate to send a particular stockholder communication to a specific director, such communication will only be sent to the remaining directors (subject to the remaining directors concurring with such opinion).

In addition, stockholders may contact the Lead Independent Director or the independent directors as a group by submitting their written comments to the attention of the Company’s Secretary at Sorrento Therapeutics, Inc., 4955 Directors Place, San Diego, California 92121. The Corporate Secretary will forward such communications to the Lead Independent Director, who will review and distribute, if addressed to the independent directors, such communications to the independent directors as a group; provided that, if in the opinion of the Lead Independent Director it would be inappropriate to send a particular communication to a specific independent director, such communication will only be sent to the remaining independent directors (subject to the remaining independent directors concurring with such opinion).

Security Holder Nominations

The Board does not have a formal policy regarding the consideration of director candidates recommended by our security holders. However, the Board would consider such recommendations. The Board does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a security holder. Security holders who wish to make such a recommendation should send the recommendation to the attention of the Company’s Secretary at Sorrento Therapeutics, Inc., 4955 Directors Place, San Diego, California 92121. The letter must identify the author as a stockholder, provide a brief summary of the candidate’s qualifications and history and be accompanied by evidence of the sender’s stock ownership, as well as consent by the candidate to serve as a director if elected. Following verification of the stockholder status of persons proposing candidates by the Company’s Secretary, director candidate recommendations will be forwarded to the Corporate Governance and Nominating Committee for further review. If the Corporate Governance and Nominating Committee believes that the candidate fits the profile of a director nominee as described above, the recommendation will be shared with the entire Board.

Nominations must be submitted, as outlined above, and received by the Company’s Secretary, by no later than May 4, 2021, to be includable in the Company’s proxy statement and related proxy for the 2021 Annual Meeting. However, if the date of the 2021 Annual Meeting is convened more than 30 days before, or delayed by more than 30 days after, October 16, 2021, to be considered for inclusion in proxy materials for the 2021 Annual Meeting, a nomination must be submitted, as outline above, a reasonable time before we begin to print and send our proxy materials for the 2021 Annual Meeting. Please review our Amended and Restated Bylaws, which contain additional requirements regarding advance notice of stockholder proposals, including nominations. You may view our Amended and Restated Bylaws by visiting the SEC’s website at www.sec.gov.

Vote Required; Recommendation of the Board of Directors

If a quorum is present and voting at the Annual Meeting, the seven nominees receiving the highest number of votes will be elected to our Board. Votes withheld from any nominee and broker non-votes will be counted only for purposes of determining a quorum. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposal in the absence of voting instructions from the beneficial owner.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF HENRY JI, PH.D., DORMAN FOLLOWWILL, KIM D. JANDA, PH.D., DAVID LEMUS, JAISIM SHAH, DR. ROBIN L. SMITH AND YUE ALEXANDER WU, PH.D. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE ON YOUR PROXY CARD.

PROPOSAL 2:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Representatives of EY will be present at the Annual Meeting. The representatives of EY will be able to make a statement at the Annual Meeting if they wish and will be available to respond to appropriate questions. We do not expect a representative of Deloitte & Touche LLP (“Deloitte”), our former independent registered public accounting firm, to be present at the Annual Meeting.

Stockholder ratification of the selection of EY as the Company’s independent registered public accounting firm is not required by Delaware law, our Certificate of Incorporation or our Amended and Restated Bylaws. However, the Audit Committee is submitting the selection of EY to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

On June 24, 2020, the Audit Committee dismissed Deloitte as our independent registered public accounting firm. On June 24, 2020, the Audit Committee approved the appointment of EY as our new independent registered public accounting firm, effective as of June 26, 2020. We filed a Current Report on Form 8-K on June 30, 2020 reporting this change. EY was not engaged to audit our financial statements for the fiscal year ended December 31, 2019.

The reports of Deloitte on our consolidated financial statements for the fiscal years ended December 31, 2019 and 2018 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the report of Deloitte on our consolidated financial statements for each of the fiscal years ended December 31, 2019 and 2018 contained an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern and included an emphasis-of-matter paragraph stating that, “As discussed in Note 1 to the financial statements, effective January 1, 2019, the Company adopted FASB Accounting Standards Update 2016-02, Leases, using the modified retrospective approach.”

During the fiscal years ended December 31, 2019 and 2018 and the subsequent interim period through June 24, 2020, there have been no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) with Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference thereto in their reports on the consolidated financial statements for such fiscal years.

During the fiscal years ended December 31, 2019 and 2018 and the subsequent interim period through June 24, 2020, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K), except that, as of December 31, 2018, we identified the following three material weaknesses in our internal control over financial reporting: (i) we did not attract, develop and retain sufficient accounting resources, including a Chief Accounting Officer, with appropriate knowledge and expertise commensurate with our corporate structure and financial reporting requirements to effectively operate internal controls over financial reporting in a timely manner, which caused our control activities in certain process or control areas to not operate effectively and resulted in certain deficiencies, including a lack of precise reviews of significant assumptions underlying fair value of embedded derivatives, fair value of indefinite-lived intangible assets and income tax related balances, (ii) a deficiency in evaluating the underlying assumptions associated with the accounting for key terms identified in significant transactions, which included convertible note and debt agreements during the fiscal year ended December 31, 2018, and (iii) a deficiency in reviewing and assessing assumptions underlying the determination of fair value of contingent consideration liabilities. As reported in our Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC on March 3, 2020, we remediated each of these material weaknesses as of December 31, 2019.

Independent Registered Public Accounting Firm’s Fees

The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2019 and December 31, 2018 by Deloitte, our prior independent registered public accounting firm for such period. All fees described below were pre-approved by the Audit Committee.

	Year Ended December 31
	2019	2018
Audit Fees (1)	$3,571,265	$2,213,739
Audit-Related Fees	—	—
Tax Fees (2)	778,648	827,152
All Other Fees	—	—
Total Fees	$4,349,913	$3,040,891

(1)

Audit fees consisted of fees for services rendered in connection with the annual audit of our consolidated financial statements, quarterly reviews of financial statements included in our quarterly reports on Form 10-Q, and the audit of internal control over financial reporting. Audit fees also consisted of services provided in connection with issuances of consents included in registration statements, standalone audits, consultation on accounting matters, and SEC registration statement services.

(2)	Tax services consisted of fees for tax consultation and tax compliance services.

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditors or on an individual explicit case-by-case basis before the independent registered public accounting firm are engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. By the adoption of this policy, the Audit Committee has delegated the authority to pre-approve services to the Chairperson of the Audit Committee, subject to certain limitations.

The Audit Committee has determined that the rendering of services by EY other than audit services is compatible with maintaining the principal accounting firm’s independence.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the votes cast at the Annual Meeting will be required to ratify the selection of EY. Abstentions will be counted towards a quorum, but will not be counted for any purpose in determining whether Proposal 2 has been approved as abstentions are not considered votes cast under Delaware law. The approval of Proposal 2 is a routine proposal on which a broker or other nominee has discretionary authority to vote. Accordingly, it is unlikely that any broker non-votes will result from this proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020. PROXIES SOLICITED BY OUR BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE ON THEIR PROXY CARDS.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following is the Audit Committee’s report submitted to the Board for fiscal year 2019.

The Audit Committee has:

•	reviewed and discussed our audited consolidated financial statements with management and Deloitte & Touche LLP, the Company’s prior independent registered public accounting firm;
•

discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission; and

•

received from Deloitte & Touche LLP the written disclosures and the letter regarding their communications with the Audit Committee concerning independence as required by the Public Company Accounting Oversight Board and discussed the auditors’ independence with them.

In addition, the Audit Committee has met separately with management and with Deloitte & Touche LLP.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.

Audit Committee

Mr. David Lemus

Mr. Dorman Followwill
Dr. Yue Alexander Wu

The foregoing Audit Committee Report shall not be deemed to be “soliciting material,” deemed “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act. Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act that might incorporate by reference future filings, including this proxy statement, in whole or in part, the foregoing Audit Committee Report shall not be incorporated by reference into any such filings.

PROPOSAL 3:

APPROVAL OF THE SORRENTO THERAPEUTICS, INC. 2020 EMPLOYEE STOCK PURCHASE PLAN

On August 15, 2020, on the recommendation of the Compensation Committee, our Board approved the Sorrento Therapeutics, Inc. 2020 Employee Stock Purchase Plan (the “ESPP”), subject to approval by our stockholders at the Annual Meeting.

Approval of the ESPP will allow us to provide our employees (which may include employees of our subsidiaries) with the opportunity to acquire an ownership interest in us through their participation in the ESPP, thereby encouraging them to remain in our service and more closely aligning their interests with those of our stockholders.

If this Proposal 3 is approved by our stockholders, the total number of shares of our common stock initially reserved and available for issuance under the ESPP will be 7,500,000 shares. We do not maintain any other employee stock purchase plans. As of the Record Date, a total of 255,096,642 shares of our common stock were outstanding. The ESPP share reserve represents approximately 2.94% of the total number of shares of our common stock outstanding as of the Record Date.

If this Proposal 3 is approved by our stockholders, the ESPP will become effective as of the date of the Annual Meeting. In the event that our stockholders do not approve this Proposal 3, the ESPP will not become effective.

Summary of the 2020 Employee Stock Purchase Plan

The material features of the ESPP are described below. The following description of the ESPP is a summary only and is qualified in its entirety by reference to the complete text of the ESPP. Stockholders are urged to read the actual text of the ESPP in its entirety, which is attached hereto as Appendix A.

Purpose. The purpose of the ESPP is to provide our eligible employees with a convenient means of acquiring an equity interest in the Company through payroll deductions, to enhance such employees’ sense of participation in our affairs, and to provide an incentive for continued employment. We intend for the ESPP to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

Administration. The ESPP is administered by the Compensation Committee. The Compensation Committee has the final power to construe and interpret both the ESPP and the rights granted under it. The Compensation Committee has the power, subject to the provisions of the ESPP (i) to designate from time to time which of our subsidiaries are entitled to participate in the ESPP (each, a “Participating Subsidiary”), (ii) to construe and interpret the ESPP and rights granted thereunder, and to establish, amend and revoke rules and regulations for its administration, (iii) to settle all controversies regarding the ESPP and purchase rights granted under the ESPP, (iv) to amend or terminate the ESPP at any time as provided in the ESPP, and (v) to adopt such rules, procedures and sub-plans relating to the operation and administration of the ESPP with respect to participation in the ESPP by employees who are foreign nationals or employed or located outside the United States.

Stock Subject to ESPP. Subject to adjustment for certain changes in our capitalization, the total number of shares of our common stock initially reserved and available for issuance under the ESPP is 7,500,000 shares. If any purchase right granted under the ESPP terminates without having been exercised in full, the shares of common stock not purchased under such purchase right will again become available for issuance under the ESPP.

Offerings. The ESPP will be implemented by offerings of rights to purchase our common stock to all eligible employees. Unless otherwise specified by the Compensation Committee, the offering periods of the ESPP (each, an “Offering Period”) will (a) be of six months’ duration, and (b) commence on November 6th and end on May 5th, or commence on May 6th of each year and end on November 5th of the following year, as applicable. Each Offering Period will consist of one six-month purchase period (a “Purchase Period”) during which payroll deductions of the participants are accumulated under the ESPP. The first business day of each Offering Period is referred to as the “Offering Date”. The last business day of each Purchase Period is referred to as the “Purchase Date”.

The Compensation Committee has the authority to alter the Offering Dates, the Purchase Dates and the duration of Offering Periods (however, the duration of an Offering Period may not exceed 27 months from the Offering Date) or Purchase Periods without stockholder approval if such change is announced prior to the relevant Offering Period or prior to such other time period as specified by the Compensation Committee.

Eligibility—Broad-Based Participation. Any individual who is employed by us or a Participating Subsidiary is eligible to participate in an Offering Period under the ESPP, so long as such individual is employed by us or a Participating Subsidiary prior to the beginning of such Offering Period or, if specified by the Compensation Committee with respect to an Offering Period, the individual has been employed by us or a Participating Subsidiary for a continuous period preceding such start of such Offering Period as the Compensation Committee may require (which in no event will be equal to or greater than two years). In addition, no employee will be eligible to be granted purchase rights under the ESPP unless such employee is customarily employed for more than 20 hours per week and five months per calendar year.

No employee will be eligible to participate in the ESPP if, as a result of being granted an option under the ESPP with respect to an Offering Period, the employee would, directly or indirectly, own common stock or hold options to purchase common stock possessing 5% or more of the total combined voting power or value of all classes of stock of us or any subsidiary of ours. In addition, no employee may purchase more than $25,000 worth of our common stock (determined at the time such rights are granted, and which, with respect to the ESPP, will be determined as of their respective Offering Dates) under all our employee stock purchase plans and any employee stock purchase plans of any subsidiary of ours for each calendar year during which such rights are outstanding at any time.

As of August 17, 2020, the Record Date, we had 242 employees, including two executive officers, who would have been eligible to participate in the ESPP had an Offering Period commenced as of the Record Date. Non-employee directors and consultants are not eligible to participate in the ESPP.

Participation in the ESPP; Limits on Employee Contributions. An eligible employee may enroll in an Offering Period under the ESPP on the Offering Date by delivering to us, prior to such Offering Date, or such other time period as specified by the Compensation Committee, a subscription agreement authorizing contributions that may not exceed the maximum amount specified by the Compensation Committee, but in any case may not exceed 15% of such employee’s compensation for such Offering Period during the period that begins on the Offering Date and ends on the last day of the Offering Period.

Once an employee becomes a participant in an Offering Period by filing a subscription agreement, such employee will automatically participate in the Offering Period commencing immediately following the last day of the prior Offering Period unless the employee withdraws or is deemed to withdraw from the ESPP or terminates further participation in the Offering Period. Such participant is not required to deliver any additional subscription agreement in order to continue participation in the ESPP.

Purchase Price. The purchase price per share at which shares of our common stock are sold on each purchase date during an Offering Period will be 85% of the lesser of: (a) the fair market value of a share of our common stock on the Offering Date; or (b) the fair market value of a share of our common stock on the Purchase Date. As of the Record Date, the closing price of our common stock as reported on the Nasdaq Capital Market was $12.10 per share.

Payment of Purchase Price; Changes in Payroll Deductions; Issuance of Shares.

The purchase of shares during an Offering Period generally will be funded by a participant’s after-tax payroll deductions accumulated during each Offering Period. The deductions may be made either (a) as an election of a whole dollar amount not less than $10 per payroll period, nor greater than an amount equal to the amount that is 15% of the participant’s compensation, or (b) as a percentage of the participant’s compensation in 1% increments, not less than 1%, nor greater than 15%, or, in each case, such lower limit set by the Compensation Committee. Payroll deductions will commence on the first payday after the beginning of the Offering Period and will continue to the end of the Offering Period unless sooner altered or terminated.   Compensation for purposes of the ESPP means the participant’s base pay, incentive compensation, bonuses and commissions, although with respect to an Offering Period, a participant may elect to have his or her percentage of ESPP payroll deductions calculated with respect to (and solely deducted from) only his or her base pay.

A participant may increase or decrease the rate of payroll deductions during an Offering Period by filing with us a new authorization for payroll deductions, in which case the new rate will become effective for the next payroll period commencing after our receipt of the authorization and will continue for the remainder of the Offering Period unless changed. However, unless otherwise provided by the Compensation Committee with respect to a Purchase Period, only one such change can take effect during any Purchase Period. A participant may also increase or decrease the rate of payroll deductions for any subsequent Offering Period by filing a new authorization for payroll deductions prior to the beginning of such Offering Period, or such other time period as specified by the Compensation Committee. All payroll deductions made for a participant are credited to his or her account under the ESPP and are deposited with our general funds. No interest accrues on the payroll deductions.

On each Purchase Date, for so long as the ESPP remains in effect and so long as the participant has not withdrawn from the Offering Period before that date, we will apply the funds then in the participant’s account to the purchase of whole shares of common stock reserved under the purchase right granted to such participant with respect to the Offering Period to the extent that such purchase right is exercisable on the Purchase Date. As soon as practicable after the Purchase Date, we will issue shares for the participant’s benefit representing the shares purchased upon exercise of his or her purchase right.

Purchase Limits. Prior to the commencement of any Offering Period or prior to such time period as specified by the Compensation Committee, the Compensation Committee may, in its sole discretion, set a maximum number of shares which may be purchased by any employee at any single Purchase Date (“Maximum Share Amount”) and unless otherwise specified by the Compensation Committee, the Maximum Share Amount will be 20,000 shares. In addition, prior to the commencement of an Offering Period or prior to such time period as may be specified by the Committee, the Committee may, in its sole discretion, set a maximum number of shares which may be purchased by all participants on any single Purchase Date (the “Aggregate Purchase Date Amount”).

If the number of shares to be purchased on a Purchase Date by all employees participating in the ESPP exceeds the number of shares then available for issuance under the ESPP (or, if applicable, the Aggregate Purchase Date Amount), then we will make a pro rata allocation of the remaining shares in as uniform a manner as will be reasonably practicable and as the Compensation Committee will determine to be equitable.

Withdrawal. Participants may withdraw from an Offering Period under the ESPP by signing and delivering a withdrawal form to us and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an Offering Period, or such other time period as specified by the Compensation Committee. Upon such withdrawal, we will distribute to the employee his or her accumulated payroll deductions without interest, and such employee’s interest in the ESPP will terminate. In the event a participant voluntarily elects to withdraw from the ESPP, he or she may not resume his or her participation in the ESPP during the same Offering Period, but such withdrawal does not affect such employee’s eligibility to participate in any subsequent Offering Period under the ESPP.

Termination of Employment. A participant’s rights under any offering under the ESPP will terminate immediately upon termination of such participant’s employment for any reason, including retirement, death or the failure of such participant to remain an eligible employee of us or of a Participating Subsidiary. In such event, we will distribute the payroll deductions credited to the participant’s account to him or her or, in the case of his or her death, to his or her legal representative, without interest. The Compensation Committee will have sole discretion to determine whether a participant has terminated employment and the effective date on which the participant terminated employment.

Restrictions on Transfer. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the ESPP may be assigned, transferred, pledged or otherwise disposed of in any way (other than by the laws of descent and distribution or as provided in the ESPP) by the participant.

Changes in Capitalization. In the event of certain changes in our capitalization such as a stock split, stock dividend, or other similar transaction which affects the number of outstanding shares of our common stock and does not involve our receipt of consideration, the Compensation Committee will appropriately adjust: (i) the number and type of shares of common stock covered by each purchase right under the ESPP which has not yet been exercised, the Maximum Share Amount and, if applicable, any Aggregate Purchase Date Amount; (ii) the number and type of shares of common stock which have been authorized for issuance under the ESPP but have not yet been placed under a purchase right; and (iii) the price per share of common stock covered by each purchase right under the ESPP which has not yet been exercised.

Effect of Certain Corporate Transactions. In the event of a corporate transaction (as described below), (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding purchase rights granted under the ESPP or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the transaction) for outstanding purchase rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such purchase rights or does not substitute similar rights for such purchase rights, then the participants’ accumulated ESPP contributions will be used to purchase shares of our common stock within ten business days (or such other period specified by the Compensation Committee) prior to the transaction and the purchase rights will terminate immediately after such purchase.

For purposes of the ESPP, a corporate transaction generally will be deemed to occur in the event of the consummation of: (a) a merger or consolidation in which we are not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of us in a different jurisdiction, or other transaction in which there is no substantial change in our stockholders or their relative stock holdings and the purchase rights under the ESPP are assumed, converted or replaced by the successor corporation, which assumption will be binding on all participants), (b) a merger in which we are the surviving corporation but after which our stockholders immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with us in such merger) cease to own their shares or other equity interest in us, (c) the sale of all or substantially all of the consolidated assets of us and our subsidiaries, or (d) the acquisition, sale, or transfer of more than 50% of our outstanding shares or similar transaction.

Duration, Amendment and Termination. The Board or the Compensation Committee may amend, terminate or extend the term of the ESPP at any time. However, any such termination cannot affect purchase rights previously granted under the ESPP, nor may any amendment adversely affect a participant’s purchase right without the consent of such participant. In addition, any amendment which would (i) increase the number of shares that may be issued under the ESPP or (ii) change the designation of the employees (or class of employees) eligible to participate in the ESPP must be approved by our stockholders within 12 months of the adoption of the amendment.

Notwithstanding the foregoing, in the event that the Board or the Compensation Committee determines that the ongoing operation of the ESPP may result in unfavorable financial accounting consequences, the Board (or the Compensation Committee) may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the ESPP to reduce or eliminate such accounting consequence.

Federal Income Tax Information

The following is a summary of the principal United States federal income taxation consequences to participants and us with respect to participation in the ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of a purchase right or the sale or other disposition of common stock acquired under the ESPP.

Rights granted under the ESPP to our U.S. employees are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423 of the Code.

Participants’ contributions to the ESPP are made on an after-tax basis. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until a sale or other disposition of the acquired shares. The taxation upon such sale or other disposition will depend upon the holding period of the acquired shares.

If the shares are sold or otherwise disposed of more than two years after the beginning of the offering period and more than one year after the shares are transferred to the participant, then the lesser of the following will be treated as ordinary income: (i) the excess of the fair market value of the shares at the time of such sale or other disposition over the purchase price; or (ii) 15% of the fair market value of the shares as of the beginning of the offering period. Any further gain or any loss will be taxed as a long-term capital gain or loss.

If the shares are sold or otherwise disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income at the time of such sale or other disposition. The amount of this ordinary income will be added to the participant’s basis in the shares and any resulting gain or loss recognized upon the sale or disposition will be a capital gain or loss.  If the shares were held for more than one year since the date of purchase, the capital gain or loss will be long-term.

There are no federal income tax consequences to us by reason of the grant or exercise of rights under the ESPP. We are entitled to a deduction to the extent amounts are taxed as ordinary income to a participant for shares sold or otherwise disposed of before the expiration of the holding periods described above (subject to the requirement of reasonableness and the satisfaction of tax reporting obligations).

New Plan Benefits

Participation in the ESPP is voluntary and each eligible employee will make his or her own decision regarding whether and to what extent to participate in the ESPP. In addition, the Compensation Committee has not granted any purchase rights under the ESPP that are subject to stockholder approval of this Proposal 3. Accordingly, the benefits or amounts that will be received by or allocated to our executive officers and other employees under the ESPP, as well as the benefits or amounts that would have been received by or allocated to our executive officers and other employees for fiscal year 2019 if the ESPP had been in effect, are not determinable.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of votes cast will be required to approve the ESPP. Abstentions will be counted towards a quorum, but will not be counted for any purpose in determining whether Proposal 3 has been approved as abstentions are not considered votes cast under Delaware law. Broker non-votes are also not considered under Delaware law to be votes cast at the Annual Meeting, and will also not be counted for any purpose in determining whether Proposal 3 has been approved. Therefore, abstentions and broker non-votes will have no effect on Proposal 3, other than having the practical effect of reducing the number of affirmative votes required to achieve a majority for this proposal by reducing the total number of shares from which the majority is calculated.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE TO APPROVE THE SORRENTO THERAPEUTICS, INC. 2020 EMPLOYEE STOCK PURCHASE PLAN. PROXIES

SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE ON YOUR PROXY CARD.

PROPOSAL 4:

APPROVAL OF THE AMENDMENT TO THE SORRENTO THERAPEUTICS, INC. 2019 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE THEREUNDER BY 12,500,000 SHARES

We are asking our stockholders to approve an amendment to the Sorrento Therapeutics, Inc. 2019 Stock Incentive Plan (the “2019 Plan”), which increases the maximum number of shares authorized for issuance under the 2019 Plan by 12,500,000 shares from 10,000,000 shares to 22,500,000 shares.

As of June 30, 2020, excluding the requested share reserve increase, 2,170,700 shares remain available for issuance under the 2019 Plan and 7,829,300 shares were subject to outstanding awards under the 2019 Plan.

Our Board approved the 2019 Plan on August 13, 2019 and our stockholders approved the 2019 Plan on September 20, 2019.  10,000,000 shares of common stock were initially authorized for issuance under the 2019 Plan.

On August 14, 2020, the Compensation Committee approved an amendment to the 2019 Plan to provide for, and submits to our stockholders for approval, an amendment to the 2019 Plan to increase the maximum number of shares authorized for issuance under the 2019 Plan by 12,500,000 shares from 10,000,000 shares to 22,500,000 shares.

Why Our Board Recommends That You Vote in Favor of Proposal 4

Equity Incentive Awards Are Critical to Long-Term Stockholder Value Creation

Our equity incentive plan is critical to our long-term goal of building stockholder value. As discussed in the “Executive and Director Compensation and Other Information” section of this proxy statement, equity incentive awards are central to our compensation program and constitute a significant portion of our named executive officers’ total direct compensation.  Our Board and its Compensation Committee believe that our ability to grant equity incentive awards to new and existing employees, directors and eligible consultants has helped us attract, retain and motivate professionals with superior ability, experience and leadership capability.  Historically, we have issued stock options and restricted stock under the 2019 Plan.  These forms of equity compensation align the interests of our employees, directors and consultants with the interests of our stockholders, encourage retention and promote actions that result in long-term stockholder value creation.

Our equity incentive program is broad-based.  As of June 30, 2020, approximately 253 of our employees had received grants of equity awards, all seven of our non-employee directors had received grants of equity awards and approximately 8 of our approximately 12 consultants had received grants of equity awards.  As of June 30, 2020, there were approximately 278 employees, seven non-employee directors and approximately 12 consultants eligible to participate in the 2019 Plan.  As of June 30, 2020, there were also approximately 68 non-employees to whom an offer of employment had been extended by the Company or an affiliate.  We believe we must continue to offer a competitive equity compensation plan in order to attract, retain and motivate the industry-leading talent imperative to our continued growth and success.

We Manage Our Equity Incentive Award Use Carefully

We manage our long-term stockholder dilution by limiting the number of equity awards granted annually.  The Compensation Committee carefully monitors our total dilution and equity expense to ensure that we maximize stockholder value by granting only the appropriate number of equity awards necessary to attract, retain and motivate employees.

Based on historical usage and our internal growth plans, we expect that the proposed 12,500,000 share increase in the number of shares available for issuance under the 2019 Plan would be sufficient for approximately 24 months of awards, assuming we continue to grant awards consistent with our historical usage and current practices, as reflected in our recent historical burn rate discussed below, and noting that future circumstances may require us to change our current equity grant practices.  If the proposed increase to the share reserve is approved, the share reserve under the 2019 Plan could last for a longer or shorter period of time, depending upon our future equity grant practices, which we cannot predict with any degree of certainty at this time. As discussed in further detail below, in determining the proposed increase to the 2019 Plan’s share reserve, the Compensation Committee and the Board took into account, among other things, our stock price and volatility, share usage, burn rate and dilution (or “overhang percentage”), and the existing terms of our outstanding awards.

The following table shows certain key equity metrics over the past three fiscal years:

Key Equity Metrics	2019	2018	2017
Equity burn rate(1)	4.2%	4.5%	4.3%
Overhang(2)	13.0%	15.0%	3.0%

(1)	Equity burn rate is calculated by dividing the number of shares subject to equity awards granted during the fiscal year by the weighted-average number of shares outstanding during the period.
(2)

Overhang is calculated by dividing the sum of (x) the number of shares subject to equity awards outstanding at the end of the fiscal year and (y) the number of shares available for future grants, by the number of shares outstanding at the end of the fiscal year.

If the proposed increase to the 2019 Plan’s share reserve is approved, the issuance of the additional shares to be reserved under the 2019 Plan would dilute existing stockholders by an additional 5.39% on a fully diluted basis, based on the number of shares of our common stock outstanding as of June 30, 2020.

As described in the table above, the total aggregate equity value of the additional authorized shares being requested under the 2019 Plan (above the shares currently remaining available for issuance under the 2019 Plan), based on the closing price of our common stock on the Record Date, is $151,250,000.

In light of the factors described above, and the fact that the ability to continue to grant equity compensation is vital to our ability to continue to attract and retain employees in the competitive labor markets in which we compete, the Board has determined that the proposed increased size of the share reserve under the 2019 Plan is reasonable and appropriate at this time.

Each year, the Compensation Committee and our management review our overall compensation strategy.  We are committed to effectively managing our equity compensation and we carefully review our burn rate.  As evident by our historical burn rate, we achieve burn rates within the limits published by independent shareholder advisory groups, such as Institutional Shareholder Services for biotechnology companies.

Key Features of the 2019 Plan

The proposed 2019 Plan, as amended, continues to include provisions designed to protect our stockholders’ interests, including:

•	Administrator Independence. The Compensation Committee, comprised solely of independent non-employee directors, administers the 2019 Plan.
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No “Evergreen” Provision.  Both the 2019 Plan and the proposed 2019 Plan, as amended, do not include an “evergreen” provision that increases the number of shares available for issuance each year.  The 2019 Plan authorizes a fixed number of shares, so that stockholder approval is required to increase the maximum number of shares that may be issued subject to awards under the 2019 Plan.

•	Minimum Vesting. Both the 2019 Plan and the proposed 2019 Plan, as amended, provide for a one year minimum vesting requirement for all awards granted under the 2019 Plan.
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Continued Broad-Based Eligibility for Equity Awards.  We grant equity awards to a significant number of employees, which are subject to time-based vesting, generally over a four-year period.  By doing so, we link employee interests with stockholder interests throughout the organization and motivate our employees to act as owners of the business.

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No Discount Stock Options or Share Appreciation Rights.  All stock options and share appreciation rights will have an exercise price equal to or greater than the fair market value of our common stock on the date the stock option or share appreciation right is granted.

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Awards Subject to Clawback. All awards are subject to the provisions of any claw-back policy implemented by us, including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

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Repricing is Not Allowed.  Both the 2019 Plan and the proposed 2019 Plan, as amended, prohibit the repricing of stock options and share appreciation rights without prior stockholder approval.  In addition, cash buyouts of underwater options and share appreciation rights are prohibited without prior stockholder approval.

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Limitation on Awards.  The 2019 Plan and the proposed 2019 Plan, as amended, include maximum numbers of shares and dollar amounts subject to awards that could be granted in a fiscal year to any non-employee director and any other individual.

•	No Dividends on Awards. No dividends will be paid on awards under the 2019 Plan unless and until such awards vest.
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Termination, Rescission and Recapture of Awards.  The 2019 Plan permits us to terminate, rescind and/or recapture awards granted under the 2019 Plan upon the occurrence of certain events such as conduct by a participant that is contrary to our long-term interests.

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Negative Discretion.  The 2019 Plan permits the Compensation Committee to use negative discretion to reduce, but not to increase, the amount of a performance award otherwise payable to a participant under the 2019 Plan.

•	No Tax Gross-Ups. The 2019 Plan does not provide for, or authorize, any tax gross-ups.
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Limited Transferability.  Generally, a participant may not transfer an award granted under the 2019 Plan other than by will, the laws of descent and distribution or, with respect to NSOs (as defined below), pursuant to a domestic relations order.  Award agreements may also allow for other limited transfers, such as to immediate family members or by gift to charitable institutions.

Description of the 2019 Plan

The following is a summary of the material features of the 2019 Plan which does not purport to be complete and is qualified in its entirety by reference to the full text of the 2019 Plan, as amended, a copy of which is included as Appendix B to this proxy statement.

Awards.  The 2019 Plan provides for the grant of the following awards:

•	Incentive Stock Options (“ISO”), which may be granted solely to our employees, including our executive officers; and
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Non-Incentive Stock Options (“NSO”), share appreciation rights, restricted share awards, unrestricted share awards, restricted share unit awards, dividend equivalents, and performance awards, which may be granted to our directors, consultants or employees, including our executive officers.

Purpose.  The purpose of the 2019 Plan is to provide incentive and awards to certain of our employees, directors, consultants and advisors.

Administration.  The 2019 Plan is administered by the Board or the Compensation Committee, provided that the Board may not act in lieu of the Compensation Committee on certain matters.  In this Proposal 4, the Board and the Compensation Committee are collectively referred to as the “Administrator.” Subject to the terms and conditions of the 2019 Plan, the Administrator is authorized to select participants, determine the type and number of awards to be granted and the number of shares to which awards will relate or the amount of a performance award, specify dates at which awards will be exercisable or settled, including performance conditions that may be required as a condition thereof, set other terms and conditions of such awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the 2019 Plan, and make all other determinations that may be necessary or advisable for the administration of the 2019 Plan.  Acceptable forms of consideration for the purchase of our common stock issued under the 2019 Plan will be determined by the Administrator and may include cash, surrender of common stock subject to the option being exercised, common stock previously owned by the participant, payment through a cashless exercise program or any combination of the foregoing.  In addition, the Compensation Committee may delegate its authority under the 2019 Plan to the extent permitted by the Delaware General Corporation Law, except delegation is limited where necessary to meet requirements under Rule 16b-3 under the Exchange Act or Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).  Neither we nor the Administrator may reprice any stock option or share appreciation right granted under the 2019 Plan without first obtaining the approval of the Company’s stockholders.  The Administrator may delegate authority to our officers, directors or greater than ten percent stockholders who are required to file reports pursuant to the Section 16 of the Exchange Act (“Reporting Persons”) to grant Awards to non-Reporting Persons.

Share Reserve.  The 2019 Plan authorizes an aggregate of 10,000,000 shares of our common stock, prior to giving effect to the proposed amendment to increase the number of shares issuable thereunder. Shares of our common stock subject to options and other stock awards that have expired, are forfeited, are cancelled, become unexercisable or are settled for cash (in whole or in part) and Shares that are for any other reason not paid or delivered under the 2019 Plan will again become available for grant under the 2019 Plan.  Shares of our common stock issued under the 2019 Plan may include previously unissued shares or reacquired shares bought on the market or otherwise.  If any shares of our common stock subject to a stock award are not delivered to a participant because such shares are withheld for the payment of taxes or the stock award is exercised through a net exercise, then the number of shares that are not delivered to participants shall again become available for grant under the 2019 Plan.  In addition, if the exercise of any stock award is satisfied by tendering shares of our common stock held by the participant, then the number of shares tendered shall become available for grant under the 2019 Plan.

Limitation on Awards.  The maximum number of shares that may be subject to awards granted under the 2019 Plan to any individual other than a non-employee director in any calendar year may not exceed 4,000,000 shares of our common stock (subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions).  The maximum number of shares that may be subject to awards granted under the 2019 Plan to any non-employee director in any calendar year may not exceed 250,000 shares of our common stock (subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions).  No individual may be granted, during any calendar year, awards under the 2019 Plan initially payable in cash that could result in such individual receiving cash payments exceeding $5,000,000 pursuant to such awards.

Stock Options.  Stock options will be granted pursuant to stock option agreements.  The exercise price for stock options cannot be less than 100% of the fair market value of our common stock on the date of grant.  In general, the term of stock options granted under the 2019 Plan may not exceed ten years.  Unless the terms of a participant’s stock option agreement provide for earlier or later termination, if a participant’s service relationship with us, or any of our affiliates, ceases for any reason other than for cause, disability or death, the participant may exercise any vested options for up to 3 months after the date the service relationship ends, unless the terms of the stock option agreement provide for a longer or shorter period to exercise the option.  If a participant’s service relationship with us, or any of our affiliates, ceases due to disability, the participant may exercise any vested options for up to one year after the date the service relationship ends.  If a participant’s service relationship with us, or any of our affiliates, ceases due to death, or the participant dies within 30 days following the date the service relationship ends other than for cause, the participant’s beneficiary may exercise any vested options for up to one year following the date of death.  If a participant’s relationship with us, or any of our affiliates, ceases due to termination for cause, the option will terminate at the time the participant’s relationship with us, or any of our affiliates, terminates.  In no event may an option be exercised after its expiration date.

Incentive stock options may be granted only to our employees, including executive officers and including employees of our subsidiaries.  The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to ISOs that are exercisable for the first time by a participant during any calendar year under all of our equity plans may not exceed $100,000.  The options or portions of options that exceed this limit are automatically treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock representing more than 10% of the total combined voting power of the Company or any of its affiliates unless the following conditions are satisfied:

•	the option exercise price is at least 110% of the fair market value of our common stock on the date of grant; and
•	the term of the ISO does not exceed five years from the date of grant.

Share Appreciation Rights.  Share appreciation rights will be granted through a share appreciation rights agreement.  Each share appreciation right is denominated in common stock equivalents.  The exercise price of each share appreciation right will be determined by the Administrator at the time of grant and will not be less than 100% of the fair market value of our common stock underlying the right.  In general, the term of a share appreciation right may not exceed ten years.  Upon exercise of a share appreciation right, we will pay the participant an amount equal to the excess of (i) the aggregate fair market value of our common stock on the date of exercise, over (ii) the aggregate exercise price determined by the Administrator on the date of grant.  Share appreciation rights will be paid either in cash, in shares of our common stock or partly in cash and partly in shares.  The Administrator may also impose any restrictions or conditions upon the vesting of share appreciation rights that it deems appropriate.  A recipient’s share appreciation rights agreement shall specify the terms upon which the recipient may exercise a share appreciation right in the event the recipient’s relationship with us, or any of our affiliates, ceases for any reason.  Absent this disclosure, a share appreciation right shall be governed by the same post-termination provisions applicable to options granted under the 2019 Plan, as discussed above.  Share appreciation rights carry no voting or dividend rights or other rights associated with stock ownership.

Restricted and Unrestricted Share Awards.  Restricted share awards will be granted pursuant to restricted share award agreements.  A restricted share award may be issued for nominal or no cost.  Participants receiving a restricted share award generally will have all of the rights of a stockholder with respect to such stock, including rights to vote the shares; however, in no event shall Participants holding restricted shares be entitled to receive dividends, payments or other distributions paid with respect to restricted shares prior to the time the restricted shares are vested.  Shares of our common stock acquired under a restricted share award will be subject to forfeiture to us in accordance with vesting conditions based upon a schedule or performance criteria established by the Administrator.  Generally, except as otherwise provided in the applicable restricted share award agreement, restricted share awards that have not vested will be forfeited upon the participant’s termination of continuous service with us or an affiliate of ours for any reason.  We will return the purchase price for a forfeited restricted share award only if set forth in the participant’s restricted share award agreement.

Unrestricted share awards are similar to restricted share awards, provided that shares of our common stock acquired under an unrestricted share award will be fully vested on the date of grant.

Restricted Share Unit Awards.  Restricted share unit awards will be granted pursuant to restricted share unit award agreements.  Restricted share units are denominated in common stock equivalents.  They are typically awarded to participants without payment of consideration, but are subject to vesting conditions based upon a schedule or performance criteria established by the Administrator.  Unlike restricted stock, the stock underlying restricted share units will not be issued until the stock units have vested.  Prior to settlement, restricted share unit awards carry no voting or dividend rights or other rights associated with stock ownership, unless otherwise provided in a participant’s restricted share unit award agreement; however, in no event shall Participants holding restricted share units be entitled to receive dividends, payments or other distributions paid with respect to shares underlying the restricted share units prior to the time the restricted share units are vested.  Except as otherwise provided in the applicable restricted share unit award agreement, restricted share units that have not vested will be forfeited upon the participant’s termination of continuous service with us or an affiliate of ours for any reason.

Performance Awards.  Performance awards may be granted, vest or be exercised based upon the attainment of certain performance goals during a certain period of time.  Performance awards may be paid in the form of cash or shares of our common stock or a combination of cash and shares.  The value of performance awards may be linked to the satisfaction of performance criteria established by the Administrator.

In granting a performance award, any of the performance criteria may be measured with respect to the Company, or any subsidiary or business unit, either in absolute terms, terms of growth or as compared to any incremental increase or decrease or as compared to results of a peer group(s) or to market performance indicators or indices.  The Compensation Committee will define in an objective fashion the manner of calculating the performance criteria it selects to use for such awards.  With regard to a particular performance period, the Compensation Committee will have the discretion to select the length of the performance period, the type of performance-based awards to be granted, and the performance goals that will be used to measure the performance for the period.

Except as provided by the Compensation Committee at the time of grant, the achievement of each performance goal will be determined in accordance with applicable accounting standards. The Compensation Committee may provide that one or more objectively determinable adjustments will be made for purposes of determining the achievement of one or more of the performance goals established for an award. Any such adjustments may include one or more of the following: items related to a change in accounting principle; items relating to financing activities; expenses for restructuring or productivity initiatives; other non-operating items; items related to acquisitions; items attributable to the business operations of any entity acquired by the Company during the performance period; items related to the disposal of a business or segment of a business; items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards; items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the performance period; any other items of significant income or expense which are determined to be appropriate adjustments; items relating to unusual or extraordinary corporate transactions, events or developments; items related to amortization of acquired intangible assets; items that are outside the scope of the Company’s core, on-going business activities; items related to acquired in-process research and development; items relating to changes in tax laws; items relating to major licensing or partnership arrangements; items relating to asset impairment charges; items relating to gains or losses for litigation, arbitration and contractual settlements; or items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions.

As described below in “Federal Income Tax Consequences Associated with the 2019 Plan,” the exception from the Section 162(m) $1.0 million deduction limit for qualified “performance-based” compensation paid to certain covered executive officers has been repealed, effective for taxable years beginning after December 31, 2017. Consequently, performance awards granted under the 2019 Plan will be subject to the $1,000,000 limitation on the income tax deductibility of compensation paid to a covered employee imposed by Section 162(m) of the Code.

Transferability of Awards.  Generally, a participant may not transfer an award granted under the 2019 Plan other than by will or the laws of descent and distribution. However, a participant may transfer an NSO pursuant to a domestic relations order.  In addition, if provided in an award agreement, NSOs, share appreciation rights settled in shares, restricted share awards and performance awards granted under the 2019 Plan may be transferred by instrument to the participant’s immediate family or an inter vivos or testamentary trust or by gift to charitable institutions.

Changes to Capital Structure.  In the event there is a specified type of change in our capital structure not involving the receipt of consideration by us, such as a stock split, stock dividend, combination, recapitalization or reclassification, the number of shares reserved under the 2019 Plan, the maximum number of Shares with respect to one or more stock awards that may be granted to persons during any calendar year and the number of shares and exercise price, if applicable, of all outstanding stock awards will be appropriately adjusted.

Change in Control.  In the event of a change in control of the Company, the Administrator may take one or more of the following actions without the consent of any 2019 Plan participant or stockholder of the Company:

•	arrange for the 2019 Plan and all outstanding stock awards under the 2019 Plan to be assumed, continued or substituted for by the entity surviving the change in control, or its parent or subsidiary;
•	accelerate in part or in full the vesting provisions of stock awards held by participants;
•	arrange or otherwise provide for the payment of cash or other consideration to participants in exchange for the satisfaction and cancellation of outstanding awards;
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accelerate in part or in full to a date prior to the effective time of such change in control as the Administrator shall determine (or, if the Administrator shall not determine such a date, to the date that is four days prior to the effective time of the change in control) the vesting of awards so that awards shall vest (and, to the extent applicable, become exercisable) as to the Shares that otherwise would have been unvested and provide that repurchase rights of the Company with respect to Shares issued upon exercise of an award shall lapse as to the Shares subject to such repurchase right; or

•	generally make such other modifications, adjustments or amendments to outstanding awards or the 2019 Plan as the Administrator deems necessary or appropriate.

In the event that an award outstanding under the 2019 Plan is not exercised in full prior to consummation of a change in control in which the award is not being assumed, continued or substituted for, the award shall automatically terminate as of immediately prior to the consummation of the transaction.  In addition, the 2019 Plan provides that in the event a participant is involuntarily terminated in connection with, or within 12 months after, a change in control of the Company, each of the participant’s stock awards outstanding under the 2019 Plan that are assumed, continued or substituted for by a surviving entity in connection with the change in control will become fully vested, and any repurchase right with respect to the award will lapse in its entirety unless the applicable award agreement provides for a more restrictive acceleration of the vesting schedule or more restrictive limitations on the lapse of repurchase rights.

Involuntary termination means a participant is terminated under the following circumstances occurring in connection with, or within 12 months following consummation of, a change in control: (i) termination without cause by the Company or an affiliate or successor thereto, as appropriate; or (ii) voluntary termination by the participant within 60 days following (A) a material reduction in the participant’s job responsibilities, provided that neither a mere change in title alone nor reassignment to a substantially similar position shall constitute a material reduction in job responsibilities; (B) an involuntary relocation of the participant’s work site to a facility or location more than 50 miles from the participant’s principal work site as of immediately prior to the change in control; or (C) a material reduction in Participant’s total compensation other than as part of a reduction by the same percentage amount in the compensation of all other similarly-situated employees, directors or consultants.

A change in control generally includes:

•	a merger or consolidation of the Company after which the Company’s stockholders as of immediately prior to the merger or consolidation own 50% or less of the voting power of the surviving entity;
•	a sale, transfer or disposition of all or substantially all of the Company’s assets;
•	a complete liquidation or dissolution of the Company; or
•	an acquisition of 50% or more of the Company’s outstanding stock by any person or group.

Plan Amendments; No Repricing without Stockholder Approval.  The Board will have the authority to amend or terminate the 2019 Plan.  However, no amendment or termination of the 2019 Plan can adversely affect any rights under outstanding awards unless agreed to in writing by the affected participant. We will obtain stockholder approval of any amendments to the 2019 Plan as required by applicable law.  Neither the Company nor the Administrator shall, without stockholder approval, allow for a repricing of options.  In addition, the 2019 Plan prohibits the cash buyout of underwater options and share appreciation rights without prior stockholder approval.

Term.  The 2019 Plan will terminate on August 13, 2029.

Federal Income Tax Consequences Associated with the 2019 Plan

The following is a general summary under current law of the material federal income tax consequences to participants in the 2019 Plan.  This summary deals with the general tax principles that apply and is provided only for general information.  Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality.  The summary does not discuss all aspects of income taxation that may be relevant in light of a holder’s personal investment circumstances.  This summarized tax information is not tax advice.

Non-Qualified Stock Options.  For federal income tax purposes, if an optionee is granted an NSO under the 2019 Plan, the optionee will not have taxable income on the grant of the option, nor will we be entitled to any deduction.  Generally, upon exercise of NSOs the optionee will recognize ordinary income, and we will be entitled to a deduction, in an amount equal to the excess of the fair market value of a common share over the option exercise price on the date each such option is exercised.  The optionee’s basis for the stock for purposes of determining gain or loss on subsequent disposition of such shares generally will be the fair market value of the common stock on the date the optionee exercises such option.  Any subsequent gain or loss will be generally taxable as capital gains or losses.

Incentive Stock Options.  There is no taxable income to an optionee when an optionee is granted an ISO or when that option is exercised.  However, the amount by which the fair market value of the shares at the time of exercise exceeds the option price will be an “item of adjustment” for the optionee for purposes of the alternative minimum tax.  Gain realized by the optionee on the sale of an ISO is taxable at capital gains rates, and no tax deduction is available to us, unless the optionee disposes of the shares within (a) two years after the date of grant of the option or (b) within one year of the date the shares were transferred to the optionee.  If the common shares are sold or otherwise disposed of before the end of the two-year and one-year periods specified above, the excess of the fair market value of a common share over the option exercise price on the date of the option’s exercise will be taxed at ordinary income rates (or, if less, the gain on the sale), and we will be entitled to a deduction to the extent the optionee must recognize ordinary income.  If such a sale or disposition takes place in the year in which the optionee exercises the option, the income the optionee recognizes upon sale or disposition of the shares will not be considered an item of adjustment for alternative minimum tax purposes.

An ISO exercised more than three months after an optionee terminates employment, for reasons other than death or disability, will be taxed as an NSO, and the optionee will recognize ordinary income on the exercise.  We will be entitled to a tax deduction equal to the ordinary income, if any, realized by the optionee.

Restricted Stock.  An individual to whom restricted stock is issued generally will not recognize taxable income upon such issuance, and we generally will not then be entitled to a deduction, unless an election is made by the participant under Section 83(b) of the Code.  However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture, the individual generally will recognize ordinary income, and we generally will be entitled to a deduction for an amount equal to the excess of the fair market value of the shares at the date such restrictions lapse over the purchase price.  If a timely election is made under Section 83(b) with respect to restricted stock, the participant generally will recognize ordinary income on the date of the issuance equal to the excess, if any, of the fair market value of the shares at that date over the purchase price of such shares, and we will be entitled to a deduction for the same amount.

Share appreciation rights.  A participant will not be taxed upon the grant of a share appreciation right.  Upon the exercise of the share appreciation right, the participant will recognize ordinary income equal to the amount of cash or the fair market value of the stock received upon exercise.  At the time of exercise, we will be eligible for a tax deduction as a compensation expense equal to the amount that the participant recognizes as ordinary income.

Other Stock Awards and Performance Awards.  The participant will have ordinary income upon receipt of stock or cash payable under performance awards, dividend equivalents, restricted share units and stock payments.  We will be eligible for a tax deduction as a compensation expense equal to the amount of ordinary income recognized by the participant.

Section 162(m) of the Code.  Prior to 2018, Section 162(m) of the Code generally limited to $1.0 million the amount of non-performance-based remuneration the Company could deduct in any calendar year for certain executive officers. Effective January 1, 2018, the exemption from the Section 162(m) deduction limit for performance-based compensation was repealed, such that compensation paid to our covered officers in excess of $1.0 million will generally not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. For grants under the 2019 Plan, we will not be able to take a deduction for any compensation in excess of $1 million that is paid to a covered officer.

Internal Revenue Code Section 409A Requirements.  Certain awards under the 2019 Plan may be considered “nonqualified deferred compensation” for purposes of Section 409A of the Code (“Section 409A”), which imposes certain requirements on compensation that is deemed under Section 409A to involve nonqualified deferred compensation.  Among other things, the requirements relate to the timing of elections to defer, the timing of distributions and prohibitions on the acceleration of distributions.  Failure to comply with these requirements (or an exception from such requirements) may result in the immediate taxation of all amounts deferred under the nonqualified deferred compensation plan for the taxable year and all preceding taxable years, by or for any participant with respect to whom the failure relates, the imposition of an additional 20% income tax on the participant for the amounts required to be included in gross income and the possible imposition of penalty interest on the unpaid tax.  Generally, Section 409A does not apply to incentive awards that are paid at the time the award vests.  Likewise, Section 409A typically does not apply to restricted stock.  Section 409A may, however, apply to incentive awards the payment of which is delayed beyond the calendar year in which the award vests.  Treasury regulations generally provide that the type of awards provided under the 2019 Plan will not be considered nonqualified deferred compensation.  However, to the extent that Section 409A applies to an award issued under the 2019 Plan, the 2019 Plan and all such awards will, to the extent practicable, be construed in accordance with Section 409A.  Under the 2019 Plan, the Administrator has the discretion to grant or to unilaterally modify any award issued under the 2019 Plan in a manner that conforms with the requirements of Section 409A with respect to deferred compensation or voids any participant election to the extent it would violate Section 409A.  The Administrator also has sole discretion to interpret the requirements of the Code, including Section 409A, for purposes of the 2019 Plan and all awards issued under the 2019 Plan.

New Plan Benefits

The number of awards that a participant may receive under the 2019 Plan, as amended by the proposed amendment, is in the discretion of the Administrator and therefore cannot be determined in advance.  For illustrative purposes only, the following table sets forth (i) the aggregate number of shares subject to options granted under the 2019 Plan during the last fiscal year to our named executive officers, to all current executive officers, as a group, to all directors who are not executive officers, as a group, and to all employees who are not executive officers, as a group (even if not currently outstanding) and (ii) the weighted-average per share exercise price of such options.

Name of Individual or Group and Position	Number of Shares Subject to Options	Weighted- Average Per Share Exercise Price ($)
Dr. Henry Ji, Director, Chief Executive Officer and President and Chairman of the Board	1,500,000	3.78
Jiong Shao, Former Executive Vice President and Chief Financial Officer(1)	200,000	3.78
Najjam Asghar, Chief Financial Officer	100,000	3.22
All current executive officers, as a group (2 persons)	1,600,000	3.75
All current directors who are not current executive officers, as a group (7 persons)	500,000	3.81
All employees who are not current executive officers, as a group	3,420,600	3.19

(1)	Mr. Shao’s employment with the Company terminated in August 2020.

Equity Compensation Plan Information

The following table sets forth additional information with respect to the shares of common stock that may be issued upon the exercise of options and other rights under our existing equity compensation plans and arrangements in effect as of December 31, 2019. The information includes the number of shares covered by, and the weighted average exercise price of, outstanding options and the number of shares remaining available for future grant, excluding the shares to be issued upon exercise of outstanding options.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	14,586,661	$4.36	7,146,200	(2)
Equity compensation plans not approved by security holders	—	—	—
Total	14,586,661	$4.36	7,146,200

(1)	Comprised of the 2019 Plan and our Amended and Restated 2009 Stock Incentive Plan.
(2)	Comprised solely of shares available for future issuance under the 2019 Plan.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of votes cast will be required to amend our 2019 Stock Incentive Plan to increase the maximum number of shares authorized for issuance under the 2019 Plan by 12,500,000 shares.  Abstentions will be counted towards a quorum, but will not be counted for any purpose in determining whether Proposal 4 has been approved as abstentions are not considered votes cast under Delaware law. Broker non-votes are also not considered under Delaware law to be votes cast at the Annual Meeting, and will also not be counted for any purpose in determining whether Proposal 4 has been approved. Therefore, abstentions and broker non-votes will have no effect on Proposal 4, other than having the practical effect of reducing the number of affirmative votes required to achieve a majority for this proposal by reducing the total number of shares from which the majority is calculated.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE TO AMEND OUR 2019 STOCK INCENTIVE PLAN TO INCREASE THE MAXIMUM NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THE 2019 PLAN BY 12,500,000 SHARES.  PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE ON YOUR PROXY CARD.

PROPOSAL 5:

APPROVAL OF THE CEO PERFORMANCE AWARD FOR HENRY JI, PH.D.

At the Annual Meeting, stockholders will be asked to approve the Performance Stock Option Award Agreement to Henry Ji, Ph.D. (the “CEO Performance Award”), which was approved by the Compensation Committee on August 7, 2020, subject to stockholder approval at the Annual Meeting. The full text of the CEO Performance Award is attached to this proxy statement as Appendix C.

Under the CEO Performance Award, Dr. Ji will receive a non-qualified stock option containing ten separate tranches that vest only if certain pre-established market capitalization milestones are achieved, which requires two market capitalization prongs to be met to achieve each milestone: (1) a six calendar month trailing average (based on trading days); and (2) a 30 calendar day trailing average (based on trading days).  For the first tranche to vest, Sorrento’s market capitalization has to increase to $5 billion.  For the next two tranches to vest, Sorrento must increase its market capitalization in additional $2 billion increments, then by increments of $3 billion for the three tranches after that, then by increments of $4 billion for the next three tranches and a final increment of $5 billion for the final tranche—up to a total market capitalization of $35 billion.  For each tranche that is achieved, Dr. Ji will vest and earn the right to exercise the option for that number of shares of Sorrento common stock that corresponds to approximately 1% of Sorrento’s total outstanding shares, calculated as of August 6, 2020. The option, to the extent vested, will be exercisable until August 7, 2030 (ten years from the date of grant).

The exercise price for the CEO Performance Award is $17.30 per share, which represents a 20% premium to the closing sale price of Sorrento’s common stock on August 7, 2020, the grant date of the CEO Performance Award. Our Compensation Committee determined to use a premium to the closing sale price to ensure that Dr. Ji is further incentivized to increase value to stockholders as any options that vest under the CEO Performance Award will only have value to the extent that the Company’s stock price increases above $17.30. Neither the Tesla, Inc. CEO performance award nor the Axon CEO performance award discussed below had an exercise price that was set as a premium to the fair market value of the company’s stock on the date of grant.

Dr. Ji must hold shares that he acquires upon exercise of the CEO Performance Award for five years post-exercise (except for shares used to pay exercise price and tax withholdings, or in certain other limited circumstances described further below). Additionally, Dr. Ji must remain as Sorrento’s CEO or serve as Executive Chairman, in each case with all leadership ultimately reporting to him, at the time each milestone is met in order for the corresponding tranche to vest.  This ensures Dr. Ji’s continued active leadership of Sorrento over the long-term while also providing the flexibility to bring in another CEO who would report to Dr. Ji at some point in the future.  Although there is no current intention for this to happen, it provides flexibility as Sorrento continues to grow to potentially allow Dr. Ji to focus more of his attention on the kinds of key product and strategic matters that most impact Sorrento’s long-term growth and profitability.

Our Compensation Committee’s primary objective in designing the CEO Performance Award is to help Sorrento grow and achieve its  objectives, including developing, advancing and completing clinical trials for, and ultimately obtaining regulatory approvals for, its product candidates, which would facilitate the creation of significant stockholder value.  The Compensation Committee considered a CEO performance award for Dr. Ji from time to time since 2018, and ultimately developed the CEO Performance Award over several months in 2020 with the help of Compensia, the same external compensation consultant that advised Tesla, Inc. in creating its CEO performance awards, to assist in the design of the CEO Performance Award. There are three primary reasons why the Board recommends that stockholders approve the award, as follows:

•	The CEO Performance Award strengthens Dr. Ji’s incentives and further aligns his interests with those of Sorrento’s other stockholders;
•

The CEO Performance Award ensures Dr. Ji’s continued leadership of Sorrento (either as its Chief Executive Officer or Executive Chairman) over the long-term and provides him with the significant challenges necessary to engage him for the long-term; and

•

The CEO Performance Award serves as a catalyst for the achievement of Sorrento’s current and future strategic and financial objectives, which include slowing, or potentially even stopping, the spread of SARS-CoV-2, as well as continuing to develop Sorrento’s core cancer treatment, pain control and autoimmune disease portfolios and creating clinically meaningful therapies for patients globally.

Summary of the CEO Performance Award

The following description is only a summary of the material provisions of the CEO Performance Award.  It does not purport to summarize all of the terms of, and is qualified in its entirety by, the full text of the CEO Performance Award, which is attached to this proxy statement as Appendix C.

General Overview

Award Terms	Details
Date of Grant	August 7, 2020
CEO Performance Award Value

Total size: 10% of total outstanding shares as of August 6, 2020, the day prior to the grant date (24,935,882 option shares)

Number of Vesting Tranches: Ten tranches; 1% of total outstanding shares as of August 6, 2020 per tranche, in accordance with “Award Vesting / Milestones” below.

Equity Type	Nonqualified stock options
Exercise Price	$17.30, which is a 20% premium to the closing sales price of the Sorrento common stock on August 7, 2020, the grant date
Expiration Date	August 7, 2030
Award Vesting / Milestones

The Award shall vest in ten tranches based on Sorrento’s market capitalization, as follows:

1.    First 1% shall vest when Sorrento reaches $5 billion in market capitalization;

2.    An additional 1% shall vest when Sorrento reaches $7 billion in market capitalization;

3.    An additional 1% shall vest when Sorrento reaches $9 billion in market capitalization;

4.    An additional 1% shall vest when Sorrento reaches $12 billion in market capitalization;

5.    An additional 1% shall vest when Sorrento reaches $15 billion in market capitalization;

6.    An additional 1% shall vest when Sorrento reaches $18 billion in market capitalization;

7.    An additional 1% shall vest when Sorrento reaches $22 billion in market capitalization;

8.    An additional 1% shall vest when Sorrento reaches $26 billion in market capitalization;

9.    An additional 1% shall vest when Sorrento reaches $30 billion in market capitalization; and

10.    A final 1% shall vest when Sorrento reaches $35 billion in market capitalization.

In addition to the above, a sustained market capitalization is required for each of the above milestones to be met, other than in a change in control situation.  Specifically, there are two prongs that must be met to achieve a given milestone:

•    Six calendar month trailing average (based on trading days); and

•    30 calendar day trailing average (based on trading days).

Term of CEO Performance Award	10 years
Post-Termination of Employment Exercise Period	Three months
Post-Exercise Holding Period	Five years, to further align Dr. Ji’s interests with Sorrento stockholders’ interests following option exercise.

Award Terms	Details
Employment Requirement For Continued Vesting

Vesting eligibility contingent upon being:

1.    Chief Executive Officer; or

2.    Executive Chairman.

Extended exercise period: If Dr. Ji is still employed at Sorrento in a role other than the specified roles above, he will no longer be able to vest under the CEO Performance Award but can continue to hold unexercised vested options for the full term of the CEO Performance Award.

Termination of Employment	No acceleration of vesting upon termination of employment, death or disability.
Change in Control of Sorrento

No automatic acceleration of vesting upon a change in control of Sorrento, but in a change in control situation, Sorrento’s market capitalization shall be measured at the time of such change in control without regard to the six calendar month and 30 calendar day trailing averages of Sorrento’s stock price.

The treatment of the CEO Performance Award upon a change in control is intended to align Dr. Ji’s interests with Sorrento’s other stockholders with respect to evaluating potential takeover offers.

Exercise Methods / Requirements

Exercise Methods:

1.Cashless: sufficient shares to cover exercise prices and taxes are simultaneously sold upon exercise of options; and

2.Cash: exercise price is paid in cash upon exercise of options.

Clawback

Vesting of the CEO Performance Award will be subject to a clawback in the event financial statements are restated in a way that a tranche would not have otherwise vested or as may be required under any current or future clawback policy that may be adopted by Sorrento.

Restrictive Covenants

Dr. Ji will continue to be subject to restrictive covenants relating to confidentiality, intellectual property, noncompetition, nonsolicitation and non-disparagement, as set forth in Dr. Ji’s existing employment agreement.

Administration

The CEO Performance Award will be administered by our Compensation Committee.  The Compensation Committee shall have the sole and complete discretion with respect to all matters under the CEO Performance Award.

Market Capitalization Milestone Adjustments

In the event that Sorrento acquires a business with a purchase price of more than $100,000,000, each then unachieved market capitalization milestone will be increased by the purchase price of such acquisition.

In the event that Sorrento enters into a transaction constituting a split-up, spin-off or divestiture that has a value over $100,000,000, each then unachieved market capitalization milestone will be decreased by the value of such transaction.

Material Terms of the CEO Performance Award

CEO Performance Award Value.  The total number of shares of Sorrento common stock underlying the CEO Performance Award will be 24,935,882, divided into nine separate tranches of options to purchase 2,493,588 shares per tranche and one tranche of an option to purchase 2,493,590 shares.  The number of shares underlying the CEO Performance Award in each tranche is equivalent to 1% of the 249,358,822 shares of Sorrento’s common stock outstanding as of August 6, 2020 and, therefore, the total number of shares underlying the CEO Performance Award is equivalent to 10% of the total number of shares of Sorrento’s common stock outstanding as of such date.

Equity Type.  The CEO Performance Award is comprised of performance-based nonqualified stock options.  Dr. Ji will receive compensation from the CEO Performance Award only to the extent that Sorrento achieves the applicable performance milestones.  The CEO Performance Award will not be made under an individual agreement, and not under any equity incentive plan, such as the 2019 Plan.

Exercise Price.  The exercise price of the shares subject to the CEO Performance Award is $17.30 per share, which is a 20% premium to the closing sales price of Sorrento’s common stock on the Nasdaq Capital Market on August 7, 2020, the date of grant of the CEO Performance Award.

Award Vesting / Milestones.  Each of the ten vesting tranches of the CEO Performance Award will vest upon certification by the Board that the market capitalization milestone for such tranche has been achieved on or before the expiration of the CEO Performance Award on August 7, 2030.

There are ten market capitalization milestones, each one requiring an incremental increase in Sorrento’s market capitalization, initially to $5 billion and by increments of $2 billion for the next two tranches, then by increments of $3 billion for the three tranches after that, then by increments of $4 billion for the next three tranches, and a final increment of $5 billion for the final tranche (each, a “Market Capitalization Milestone”).

To meet all ten Market Capitalization Milestones, Sorrento will have to add more than $31 billion to its market capitalization measured as of the Record Date.  The Board considers the market capitalization milestones to be challenging hurdles.

Except in a change in control situation, measurement of market capitalization will be based on both (i) a six calendar month trailing average of Sorrento’s stock price as well as (ii) a 30 calendar day trailing average of Sorrento’s stock price, in each case based on trading days only, and will thus require sustained market capitalization appreciation to be met.

Term of CEO Performance Award / Post-Termination of Employment Exercise Period.  The term of the CEO Performance Award is 10 years from the date of the grant, unless Dr. Ji’s employment with Sorrento is terminated prior to such date.  Accordingly, Dr. Ji has until August 7, 2030 to exercise any portion of the CEO Performance Award that has vested on or prior to such date, so long as he remains employed at Sorrento.  Additionally, Dr. Ji has up to three months following the termination of his employment with Sorrento to exercise any portion of the CEO Performance Award that vested prior to such termination, subject to any earlier expiration of the CEO Performance Award on August 7, 2030.  Further, the CEO Performance Award also may terminate earlier in connection with a change in control event of Sorrento, as described further below.

Post-Exercise Holding Period.  Dr. Ji must hold shares that he acquires upon exercise of the CEO Performance Award for five years post-exercise (except for shares used to pay exercise price and tax withholdings, or in certain other limited circumstances described further below).

While based on market practice generally the Compensation Committee believes that post-exercise holding periods for executive equity awards is very atypical of executive equity awards, the nature of this type of CEO compensation arrangement is unique enough that the Tesla, Inc. and Axon Enterprise, Inc. CEO performance awards, both of which have a holding period, are more similar to the CEO Performance Award than a standard executive equity award so the CEO Performance Award should follow their lead.  The Compensation Committee selected a five-year holding period, which is the same period that Tesla, Inc. chose for Mr. Musk, in order to further align Dr. Ji’s interests with Sorrento stockholders’ interests for five years following the exercise of any options under the CEO Performance Award.  Such alignment complements the requirements for sustained increases to Sorrento’s market capitalization levels in order to meet the applicable Market Capitalization Milestone under the CEO Performance Award, and ensures that Dr. Ji will be focused on sustaining Sorrento’s success both before, and even after he achieves, vesting under the CEO Compensation Award.

Moreover, the requirement of a five-year holding period significantly decreases the stock-based compensation expenses that Sorrento will recognize for the CEO Performance Award.

Employment Requirement for Continued Vesting.  Dr. Ji must continue to lead Sorrento’s management at the time each Market Capitalization Milestone is met in order for the corresponding tranche to vest under the CEO Performance Award.  Specifically, he must be serving as either Sorrento’s Chief Executive Officer or, alternatively, as its Executive Chairman.

Termination of Employment.  There will be no acceleration of vesting of the CEO Performance Award if Dr. Ji’s employment is terminated, or if he dies or becomes disabled.  In other words, termination of Dr. Ji’s employment with Sorrento will preclude his ability to earn any then-unvested portion of the CEO Performance Award following the date of his termination.  No portion of the CEO Performance Award will vest during any unpaid leave of absence by Dr. Ji.

Change in Control of Sorrento.  If Sorrento experiences a change in control event, such as a merger with or purchase by another company, vesting under the CEO Performance Award will not automatically accelerate.  In a change in control situation, the achievement of the milestones will be based on Sorrento’s market capitalization determined by the product of the total number of outstanding shares of Sorrento common stock immediately before the change in control multiplied by the per share price (plus the per share value of any other consideration) received by Sorrento’s stockholders in the change in control.  The treatment of the CEO Performance Award upon a change in control is intended to align Dr. Ji’s interests, as a stockholder, with Sorrento’s other stockholders with respect to evaluating potential takeover offers.

Exercise Methods / Requirements.  Dr. Ji may exercise any vested options under the CEO Performance Award in one of two ways: (i) a cashless exercise or (ii) a cash exercise.  A cashless exercise occurs when the stock option is exercised and the shares are simultaneously sold to pay for the exercise price and any required tax withholding.  A cash exercise simply involves paying the Sorrento option exercise price in cash.

Clawback.  The CEO Performance Award will be subject to any current or future Sorrento clawback policy applicable to equity awards, so long as the policy does not discriminate solely against Dr. Ji except as required by applicable law.

Market Capitalization Adjustments.  In the event that Sorrento acquires a business with a purchase price of more than $100,000,000, each then unachieved Market Capitalization Milestone will be increased by the purchase price of such acquisition.  This feature of the CEO Performance Award is intended to prevent achievement of milestones based on acquisition activity that could be considered material to the achievement of those milestones.

Likewise, in the event that Sorrento enters into a transaction constituting a split-up, spin-off or divestiture that has a value over $100,000,000, each unachieved Market Capitalization Milestone will be decreased by the value of such transaction.

Other Details Regarding CEO Performance Award

Administration.  The CEO Performance Award will be administered by the Compensation Committee, or any committee of Board members or other individuals (excluding Dr. Ji) appointed by the Board and satisfying applicable laws (the “Administrator”). However, Dr. Ji will recuse himself from any approvals relating to the administration of the CEO Performance Award.  The Administrator has the power and authority, in good faith, to interpret the CEO Performance Award and adopt rules for its administration, interpretation and application of the terms of the CEO Performance Award.  All actions taken, and interpretations and determinations made, by the Administrator in good faith with respect to the CEO Performance Award will be final and binding on Dr. Ji and any other interested persons.

Certain Other Market Capitalization Provisions.  For purposes of achieving the Market Capitalization Milestones, Sorrento’s market capitalization shall be based on an average of Sorrento’s market capitalization for all trading days in the applicable trailing six calendar month period or 30 calendar day period.  As of any date of determination, the applicable six month or 30 day period ends with (and is inclusive of) such determination date.  Sorrento’s market capitalization on any particular trading day is equal to the product of the closing sales price of a share of Sorrento’s common stock on the trading day, multiplied by the outstanding shares of Sorrento common stock at the closing of the trading day.

Certain Other Termination Provisions.  In all cases, in the event that Sorrento stockholders do not approve the CEO Performance Award within 12 months after its grant date or, if at any meeting of Sorrento’s stockholders at which the CEO Performance Award is presented to the Sorrento stockholders for a vote, the Sorrento stockholders do not approve the CEO Performance Award by the requisite vote, the CEO Performance Award will automatically be forfeited and Dr. Ji will have no rights to the CEO Performance Award or the shares underlying it.  Upon a change in control of Sorrento, any vested portion of the CEO Performance Award will be assumed or substituted by the successor and any unvested portion of the CEO Performance Award will automatically terminate at the effective time of the change in control event.  If the CEO Performance Award is not assumed by the successor, the CEO Performance Award will expire as of the effective time of the change in control so long as Dr. Ji has been given at least five days’ prior notice and an opportunity to exercise any vested portion of the CEO Performance Award.  The Administrator may not accelerate the vesting of any portion of the CEO Performance Award in connection with a change in control.  The vested and unexercised portion of the CEO Performance Award will remain exercisable through its expiration date.  If Dr. Ji’s role either as Chief Executive Officer or Executive Chairman terminates while the CEO Performance Award is outstanding, the Administrator will promptly make a final determination as to whether any additional tranches have vested through the date of such termination, and any portion of the CEO Performance Award that has failed to vest based on performance through such date of termination will be automatically forfeited.

Certain Other Adjustments Upon Certain Transactions.  In the event of any dividend or other distribution (whether in the form of cash, shares of Sorrento common stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Sorrento’s securities, or other change in the corporate structure of Sorrento affecting Sorrento’s common stock, then the Administrator, in order to prevent the diminution or enlargement of the benefits or potential benefits intended to be made available under the CEO Performance Award

(and in a manner that will not provide any greater benefit or potential benefits than intended to be made available, other than solely to reflect changes resulting from any such triggering event), will adjust the number, class and price of the shares underlying the CEO Performance Award.  In the event of a proposed dissolution or liquidation of Sorrento, the Administrator will notify Dr. Ji as soon as practicable before the effective date of the proposed transaction.  To the extent the CEO Performance Award has not been previously exercised, it will terminate immediately before, and contingent upon, the completion of such proposed transaction.

Dr. Ji will have no rights or privileges of a stockholder of Sorrento with respect to the shares underlying the CEO Performance Award unless and until the shares actually are issued, recorded on the records of Sorrento or its transfer agents or registrars, and delivered to Dr. Ji (which may occur through electronic delivery to a brokerage account).  In addition, unless and until Sorrento’s stockholders approve the CEO Performance Award, no portion of the CEO Performance Award may be exercised, regardless of whether any portion of the CEO Performance Award may have vested before such stockholder approval.

Certain Other Securities Information.  Shares issuable under the CEO Performance Award may be authorized, but unissued, or reacquired Sorrento common stock.  As of August 7, 2020, the closing sales price of a share of Sorrento’s common stock was $14.42.

Tax Withholdings.  The Administrator will determine the methods by which tax withholding obligations with respect to the CEO Performance Award will be satisfied by Dr. Ji.  For example, to the extent permissible by applicable law, the Administrator may permit Dr. Ji to satisfy tax withholding obligations relating to the CEO Performance Award by (a) paying cash, or (b) having a sufficient number of shares otherwise deliverable under the CEO Performance Award sold through means determined by Sorrento (whether through a broker or otherwise) equal to the minimum required amount to be withheld (or such greater amount that Dr. Ji elects, if permitted by the Administrator and if withholding a greater amount would not result in adverse financial accounting consequences for Sorrento).

Amendment; No Repricing.  The CEO Performance Award may be amended only by a written agreement executed by us and Dr. Ji. We may not, without the approval of the stockholders (excluding Dr. Ji), reduce, reprice or take any other action relative to the CEO Performance Award that would be treated as a repricing under applicable rules of The Nasdaq Stock Market LLC (or the rules of any other exchange on which the stock is then traded) or extend the exercise period of the CEO Performance Award beyond 10 years from the date of grant.

Restrictive Covenants.  Dr. Ji will continue to be subject to restrictive covenants relating to confidentiality, intellectual property, noncompetition, nonsolicitation and non-disparagement set forth in his current employment agreement with Sorrento.

Non-transferability.  The CEO Performance Award may not be transferred in any manner other than by will or the laws of descent or distribution and may be exercised during Dr. Ji’s lifetime only by him.  Shares issued to Dr. Ji upon exercise of the CEO Performance Award are subject to the holding period described further above, except that Dr. Ji may transfer shares to change the form in which he holds the shares, such as through certain family or estate planning trusts, or as permitted by the Administrator consistent with Sorrento’s internal policies, and Dr. Ji may sell, transfer or dispose of the shares issued to Dr. Ji upon exercise of the CEO Performance Award in connection with a change in control of Sorrento.

Supporting Statement of the Board

We are asking stockholders to vote their shares “FOR” the proposed CEO Performance Award.

Early in 2018, our Compensation Committee began preliminary discussions about a potential performance award grant to Dr. Ji. Upon reviewing the Tesla, Inc. and Axon Enterprise, Inc. CEO performance awards, our Compensation Committee was impressed with the design of these CEO performance awards to maximize alignment with stockholders while accounting for future unforeseen events. The Tesla, Inc. and Axon Enterprise, Inc. CEO performance awards stood out because they represent pay-for-performance, require a long-term commitment by the CEO, and align CEO compensation with value creation for all stakeholders, including employees, customers and stockholders.  Furthermore, they provide substantial challenges required to motivate a typical CEO personality to produce maximum growth. The members of the Compensation Committee considered these factors and contemplated a CEO performance award for Dr. Ji from time to time since 2018, and spent several months in 2020 ultimately designing a compensation award that would both incentivize Dr. Ji while maximizing value for Sorrento stockholders.  As part of this process, the Compensation Committee and the Board sought to balance a variety of important objectives, including:

•	Aligning Dr. Ji’s interests with those of Sorrento and its other stockholders;
•	Incentivizing Dr. Ji to continue to lead Sorrento over the long-term;
•	Motivating Dr. Ji to help Sorrento achieve the Market Capitalization Milestones, which would generate significant stockholder value; and
•

Ensuring that the CEO Performance Award is linked to performance and will not vest (and therefore not be of any value to Dr. Ji) unless all of Sorrento’s stockholders benefit from significant value creation.

The CEO Performance Award is intended to reflect Sorrento’s current long-term goals and helps incentivize their achievement.

The Board recommends that stockholders approve the CEO Performance Award for the following reasons:

1.	Strengthening Incentives and Further Aligning of Stockholder, Company and CEO Interests

The Board believes in rewarding Dr. Ji in a fair way that provides compensation to him if, and only if, all other stockholders realize significant value.

Dr. Ji’s ability to receive any benefit from the CEO Performance Award will be dependent on him leading Sorrento’s achievement of challenging milestones, which, require Sorrento’s current market capitalization to increase to $5 billion, and to then continue increasing in additional $2-5 billion increments thereafter, up to $35 billion.  Under this award, if these ambitious milestones are met, all Sorrento stockholders will benefit, with the value of Sorrento’s equity growing by billions of dollars per milestone.  Moreover, in contrast to Dr. Ji’s rights under the CEO Performance Award, which requires the Market Capitalization Milestones to be met in order for him to receive any vesting of the corresponding tranche, Sorrento’s stockholders will realize the real-time benefit of any increases to its stock price that result even if his performance does not result in the achievement of the Market Capitalization Milestones required by the CEO Performance Award.  Finally, the CEO Performance Award creates even more stockholder alignment by incorporating features such as a 20% premium on the exercise price and a five-year holding period that ensures Dr. Ji’s continuing alignment with Sorrento’s interests for many years even after he exercises his options.

As such, the Board believes this award is a “pay-for-performance” compensation program that directly aligns Dr. Ji’s interests with the interests of stockholders and Sorrento.

2.	Ensuring Dr. Ji’s Continued Services

The Board believes that having the continuing active and engaged services of Dr. Ji is important to the continued growth and long-term interests of Sorrento. While the Board recognizes that Sorrento has many valuable employees who have been a critical part of Sorrento’s success, the Board believes that Dr. Ji’s leadership has been instrumental in the Company’s development as its founder and in guiding the Company through a number of recent accomplishments, including Sorrento’s pivot to focusing on developing a pipeline of both diagnostic and drug discovery product candidates to address the COVID-19 pandemic and the others discussed below. Under Dr. Ji’s visionary leadership, Sorrento began investigating potential antibody candidates for blocking SARS-CoV-2, the virus that causes COVID-19, at the beginning of 2020, just as the COVID-19 public health crisis loomed on the horizon. Since that time, Sorrento has rapidly identified, and both in-licensed and developed in-house, a pipeline of COVID-19 product candidates that cover the treatment spectrum, from diagnostic testing to preventative measures and vaccines for SARS-CoV-2 and COVID-19. In designing and approving the CEO Performance Award, the Compensation Committee recognized the tireless effort that Dr. Ji has expended in leading the Company’s development of its COVID-19 pipeline since early 2020, including the achievement of the following key milestones:

•

In March 2020, developing STI-4398 (COVIDTRAPTM) for the potential prevention and treatment of SARS-CoV-2, and completing a preclinical batch in June 2020 that completely inhibited the ability of SARS-CoV-2 virus to infect VERO/E6 cells at a low concentration in an in vitro assay;

•

In May 2020, discovering and announcing that Sorrento’s anti-SARS-CoV-2 antibody, STI-1499, demonstrated 100% inhibition of the SARS-CoV-2 virus infection in an in vitro virus infection experiment at a very low antibody concentration;

•	Submitting an Emergency Use Authorization for its COVI-TRACK™ diagnostic test for the detection of antibodies to SARS-CoV-2 in June 2020;
•	Selecting T-VIVA-19™ as a targeted protein vaccine candidate for SARS-CoV-2 in July 2020;
•

Obtaining from ACEA Therapeutics, Inc. an exclusive license (outside of the People’s Republic of China) to Abivertinib for an upfront license fee of $5.0 million, and receiving FDA clearance to initiate a Phase 2 trial in patients with COVID-19 in July 2020; and

•

In July 2020, licensing from Columbia University the rights to a rapid, one-step diagnostic test that detects SARS-CoV-2 virus in as little as 30 minutes from a sample of saliva (COVI-TRACE), for an upfront license fee of $5.0 million.

In addition to developing the Company’s COVID-19 programs, the Compensation Committee noted that Dr. Ji has demonstrated strong leadership qualities that have been essential in Sorrento achieving other key milestones and successes, including:

•

Dr. Ji assuming responsibility for, and spearheading, the Company’s research and development in the third quarter of 2019 following the departure of the Company’s prior head of research and development;

•

Strengthening the Company’s balance sheet through capital raising, culminating in the June 2020 repayment in full and extinguishment of all debt owed under the Company’s term loans with certain funds and accounts managed by Oaktree Capital Management, L.P.;

•	In February 2020, announcing interim positive results of its Phase 1b study of resiniferatoxin (RTX) for patients with intractable cancer pain;
•

In May 2020, receiving FDA IND clearance for STI-6129, a CD38-targeting antibody drug conjugate, for potential treatment of patients with advanced relapsed and/or refractory systemic amyloid light chain (AL) amyloidosis;

•	Dr. Ji’s determination and drive continuing even in the face of certain challenges, including ongoing litigation matters and challenges with respect to certain potential licensing partners; and
•

Increasing the Company’s market capitalization from approximately $376.4 million as of March 31, 2020 to approximately $3.39 billion as of August 6, 2020, the day prior to the grant date of the CEO Performance Award.

In light of these significant developments for Sorrento under Dr. Ji’s leadership, and considering the potential for the Company’s COVID-19 programs to combat the devastating effects that the SARS-CoV-2 and the COVID-19 pandemic has had globally, the Board believes that it is critical to keep Dr. Ji incentivized to continue his efforts and lead Sorrento during this critical point in the Company’s history, and to ensure that Dr. Ji remains motivated to achieve his visionary goal of slowing, or potentially even stopping, the spread of SARS-CoV-2, as well as continuing to develop Sorrento’s core cancer treatment, pain control and autoimmune disease portfolios.

Additionally, in considering the CEO Performance Award, the Compensation Committee took into account Dr. Ji’s understanding and emphasis on the importance of rewarding the Company’s employees by advocating for the grant of options to all employees and rewarding the Company’s key scientists driving the innovation, and the fact that Dr. Ji is historically the last to take bonus payouts, having not received a bonus payment since 2016 (at Dr. Ji’s express request).

Accordingly, our Compensation Committee designed the CEO Performance Award to incentivize and motivate Dr. Ji to continue to not only lead Sorrento over the long-term, but to provide Dr. Ji with the level of challenge that the typical CEO personality requires to remain engaged and perform his or her best work.  In the Compensation Committee’s discussions with Dr. Ji, he indicated that the CEO Performance Award will accomplish that.

Dr. Ji must remain as Sorrento’s CEO or serve as Executive Chairman, in each case with all leadership ultimately reporting to him, at the time each milestone is met in order for the corresponding tranche to vest.  This ensures that he will continue to lead the management of Sorrento over the long-term while also providing the flexibility to bring in another CEO who would report to Dr. Ji at some point in the future. Although there is no current intention for this to happen, the Board believes that having flexibility as Sorrento continues to grow to potentially allow Dr. Ji to focus less of his attention on day-to-day activities and responsibilities at Sorrento and more of his attention on the kinds of key product development and strategic matters that most impact Sorrento’s long-term growth and profitability would benefit stockholders.

3.	Spurring the Achievement of Sorrento’s Current and Future Strategic and Financial Objectives

The Board believes that the presence of a challenging and rewarding performance reward is instrumental in motivating Dr. Ji to lead Sorrento’s achievement of increasing the Company’s overall market capitalization to $5 billion and potentially to $35 billion over time. In designing the CEO Performance Award, the Compensation Committee considered the fact that, in order to reach the market capitalization thresholds, Dr. Ji and Sorrento will have to continue to develop and advance Sorrento’s current product candidates and obtain regulatory approvals to commence pivotal trials and ultimately bring its product candidates to market. By tying the vesting of the CEO Performance Award to specific increases in the Company’s market capitalization, the Board believes that Dr. Ji’s interests in obtaining key regulatory approvals and bringing products to market are aligned with those of Sorrento’s stockholders because Sorrento stockholders will receive immediate benefits in any increase to the Sorrento stock price that might result from the receipt of regulatory approvals or sales of products.

Potential Value that Could be Realized under the CEO Performance Award

It is not possible to reliably estimate the value that may be realized under the CEO Performance Award because that value depends on the amount of dilution that Sorrento experiences over the course of the 10-year term of the award.  The more dilution, the less value that Dr. Ji will realize.  While Sorrento cannot predict how much dilution it will experience in the future, some amount of future dilution is a certainty, whether due to additional issuances of equity as part of (i) regular and special compensation awards to Sorrento employees, which may include Dr. Ji, (ii) capital-raising activities, or (iii) mergers or acquisitions.  Thus, at this time, it is not possible to determine the actual value that Dr. Ji will realize from the CEO Performance Award even if we were to assume that the entire CEO Performance Award vested.

Nevertheless, the table below depicts the maximum theoretical value, both in dollar value and as a percentage of total value created, that could be realized by Dr. Ji and Sorrento stockholders over various vesting scenarios.  This table only takes into account estimated dilution as a result of potential exercises or conversions from the existing employee equity pool and the Company’s outstanding convertible notes and warrants.  It also assumes that Dr. Ji does not exercise any of the stock options in the CEO Performance Award until the very end of the 10-year term, which results in a significantly larger value being attributed to Dr. Ji than would be the case if he were to exercise the CEO Performance Award as each tranche vests.  Importantly, this table does not take into account any other future dilutive events over the next ten years even though such events will occur.  Accordingly, this table should only be used for illustration purposes, recognizing that future dilutive events or earlier exercises would significantly decrease the ultimate value that Dr. Ji would realize from the CEO Performance Award over the various vesting scenarios, both in dollar value and as a percentage of total value created.

	Grant (10%)
Total Tranches Earned	CEO Value Realized ($ in millions)(1)	Stockholder Value Realized ($ in millions)	% of Value Realized by CEO via Award	% of Value Realized by Other Stockholders
0 Tranches	$ 0	N/A
1 Tranche	$ 0(2)	$ 543	0.00%	100.00%
2 Tranches	$ 27	$ 2,543	1.05%	98.95%
3 Tranches	$ 88	$ 4,543	1.95%	98.05%
4 Tranches	$ 215	$ 7,543	2.85%	97.15%
5 Tranches	$ 389	$ 10,543	3.69%	96.31%
6 Tranches	$ 613	$ 13,543	4.52%	95.48%
7 Tranches	$ 941	$ 17,543	5.36%	94.64%
8 Tranches	$ 1,333	$ 21,543	6.19%	93.81%
9 Tranches	$ 1,790	$ 25,543	7.01%	92.99%
10 Tranches	$ 2,393	$ 30,543	7.83%	92.17%
(1)

Values are calculated as of August 7, 2020, the date of grant of the CEO Performance Award, and assume a current stock price of $14.42 per share and future shares outstanding of approximately 309,057,932. The assumed future dilution is detailed below under the heading “Potential Ownership of Securities As a Result of the CEO Performance Award”.

(2)

Due to the exercise price of $17.30 per share, which was a 20% premium to the closing sales price of the Sorrento common stock on August 7, 2020, the date of grant of the CEO Performance Award, Dr. Ji would not realize any estimated value upon the achievement of the first Market Capitalization Milestone ($5,000,000,000) at the time it would be achieved.

Potential Ownership of Securities As a Result of the CEO Performance Award

As of August 6, 2020, Dr. Ji beneficially owned 6,659,750 shares of Sorrento’s common stock, comprised of (i) 2,045,807 shares held directly, (ii) 2,271,693 shares held in family trusts, of which Dr. Ji is a co-trustee with his wife Vivian Q. Zhang, (iii) 40,000 shares held directly by Dr. Ji’s wife, and (iv) 2,302,250 shares issuable pursuant to stock options exercisable within 60 days after August 6, 2020.  Based on 249,358,822 shares of Sorrento’s common stock outstanding at August 6, 2020, and assuming that all shares of common stock subject to options held by Dr. Ji that were exercisable within 60 days of August 6, 2020 were outstanding as of such date, Dr. Ji beneficially owned 2.6% of the outstanding shares of Sorrento common stock as of August 6, 2020.

For illustration purposes only, if (i) all 24,935,882 shares of common stock subject to the CEO Performance Award were to become fully vested, outstanding and held by Dr. Ji; (ii) all shares of common stock subject to the other options held by Dr. Ji that are currently vested and exercisable were outstanding, (iii) estimated dilution as a result of potential exercises from the existing employee equity pool and the outstanding warrants were to be considered; and (iv) there were no other dilutive events of any kind, Dr. Ji would beneficially own 10.22% of the outstanding shares of Sorrento common stock, calculated as follows:

A = Shares Beneficially Held Directly by Dr. Ji as of August 6, 2020	6,659,750
B = Shares Outstanding as of August 6, 2020	249,358,822
C = Shares Subject to CEO Performance Award	24,935,882
D = Shares Subject to Outstanding Warrants as of August 6, 2020	28,003,028
E = Shares Subject to Outstanding Options as of August 6, 2020	5,271,000
F = Shares Available for Future Issuance Under 2019 Plan as of August 6, 2020(1)	1,489,200

G = Estimated Shares to be Outstanding (B+C+D+E+F)(2)	309,057,932
Dr. Ji’s Estimated Beneficial Ownership Percentage ((A+C)/G)	10.22%

(1) Does not give effect to the proposed increase in the number of shares authorized for issuance under the 2019 Plan by 12,500,000 shares as contemplated in Proposal 4.

(2) Does not give effect to any shares that may be issued pursuant to the ESPP contemplated in Proposal 3.

However, except as indicated above, this calculation does not account for any future dilutive events over the next ten years, such as the issuance of additional equity as compensation to employees, which may include Dr. Ji, as well as to non-employee directors and consultants; the issuance of shares pursuant to the ESPP contemplated in Proposal 3; the proposed increase to the number of shares issuable pursuant to the 2019 Plan as contemplated in Proposal 4 (and any other similar increases or new equity plans that may be adopted); as consideration for mergers and acquisitions; or for capital-raising activities, which would have the effect of diluting Dr. Ji’s ownership of Sorrento common stock, nor does it account for any sales of Sorrento common stock that Dr. Ji will likely have to make in order to pay required taxes upon the exercise of stock options.  Therefore, it is not possible to provide the exact percentage of Dr. Ji’s future total ownership of Sorrento common stock upon the vesting of one or more tranches of the CEO Performance Award.  Given that some amount of dilution and/or stock sales to cover required tax payments will occur, we believe that Dr. Ji’s future potential ownership of Sorrento common stock will be less than 10.22% if  the CEO Performance Award were to become fully vested.

Accounting and Tax Considerations

Accounting Consequences. We follow Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC Topic 718”) for our stock-based compensation awards.  ASC Topic 718 requires companies to measure the compensation expense for all stock-based compensation awards made to employees and directors based on the grant date “fair value” of these awards.  Pursuant to ASC Topic 718, this calculation cannot be made for the CEO Performance Award prior to the date on which it is approved by our stockholders, which will be the “grant date” for accounting purposes.  ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.  Accordingly, the CEO Performance Award would result in the recognition of additional stock-based compensation expense over the derived requisite service period pursuant to ASC Topic 718.

For illustrative purposes only, and using the $14.42 closing market price of Sorrento common stock on August 7, 2020, the grant date of the CEO Performance Award, the Company expects that the aggregate grant date fair value of the full CEO Performance Award will be approximately $246.5 million across all ten tranches. Recognition of expense of all of the tranches will commence on the grant date as the probability of meeting the ten Market Capitalization Milestones is not considered in determining the timing of expense recognition. This expense will be recognized ratably over the expected vesting period of each respective tranche, which is a weighted average of approximately 2.27 years, and the estimated expense to be recognized for fiscal year 2020 is $30.7 million. The foregoing discussion contains estimates solely for illustrative purposes and, because the grant date of the CEO Performance Award for accounting purposes will be the date of stockholder approval of the CEO Performance Award, the actual grant date fair value of the CEO Performance Award and related compensation expense will not be determined unless and until the CEO Performance Award is approved by our stockholders, and the actual amounts may ultimately differ significantly from the foregoing estimates.

Federal Income Tax Consequences. The following discussion is a brief summary of the principal United States federal income tax consequences of the CEO Performance Award under the Code, as in effect on the date of this proxy statement.  The following summary assumes that Dr. Ji remains a U.S. taxpayer.  The Code and its regulations are subject to change.  This summary is not intended to be exhaustive and does not describe, among other things, state, local or non-U.S. income and other tax consequences.  The specific tax consequences to Dr. Ji will depend upon his future individual circumstances.

Tax Effects for Dr. Ji. Dr. Ji did not have taxable income from the grant of the CEO Performance Award nor will he have taxable income from stockholder approval of the CEO Performance Award, if such approval occurs.  If and when Dr. Ji exercises any portion of the CEO Performance Award, he will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares of Sorrento common stock purchased over the exercise price of the option.  Any taxable income recognized in connection with the exercise of the CEO Performance Award by Dr. Ji will be subject to tax withholding by us. Any additional gain or loss recognized upon any later disposition of the shares of common stock will be capital gain or loss.

Tax Effects for Sorrento. We will not be entitled to a material tax deduction in connection with the CEO Performance Award.  In most cases, companies are entitled to a tax deduction in an amount equal to the ordinary income realized by a participant when the participant exercises a nonstatutory stock option and recognizes such income.  However, Section 162(m) of the Code limits the deductibility of compensation paid to our Chief Executive Officer and other “covered employees” as defined in Section 162(m) of the Code.  No tax deduction is allowed for compensation paid to any covered employee to the extent that the total compensation for that executive exceeds $1,000,000 in any taxable year.  Under Section 162(m) of the Code, as most recently amended in

December 2017, we expect that Dr. Ji will always be a covered employee for purposes of Section 162(m) of the Code.  Therefore, in any given year in which Dr. Ji exercises all or part of the CEO Performance Award, we will be able to take a tax deduction of only $1,000,000 or less, regardless of the amount of compensation recognized by Dr. Ji from the exercise of the CEO Performance Award.

New Plan Benefits

The following table sets forth the aggregate number of shares of Sorrento common stock subject to options granted under the CEO Performance Award to our named executive officers, to all of our current executive officers, as a group, to all directors who are not executive officers, as a group, and to all employees who are not executive officers, as a group.

Name of Individual or Group and Position	Number of Shares Subject to Options	Estimated Fair Value
Dr. Henry Ji, Director, Chief Executive Officer and President and Chairman of the Board	24,935,882	$246,549,562(1)
Jiong Shao, Former Executive Vice President and Chief Financial Officer(2)	—	—
All current executive officers, as a group (2 persons)	24,935,882	$246,549,562
All current directors who are not executive officers, as a group (7 persons)	—	—
All employees who are not executive officers, as a group	—	—
(1)

Calculated for illustrative purposes only, and using the closing market price of Sorrento common stock on August 7, 2020, the date of grant of the CEO Performance Award. See “—“Accounting and Tax Considerations-- Accounting Consequences” above for a discussion of the calculation.

(2)	Mr. Shao’s employment with the Company terminated in August 2020.

Registration with the Securities and Exchange Commission

If the CEO Performance Award is approved by our stockholders, we expect to file after the Annual Meeting a Registration Statement on Form S-8 with the SEC to register the shares of common stock subject to the CEO Performance Award.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of: (1) a majority of the votes cast at the Annual Meeting, and (2) a majority of the votes cast at the Annual Meeting by holders of shares of common stock that are not beneficially owned, directly or indirectly, by Dr. Ji will be required to approve the CEO Performance Award. Abstentions will be counted towards a quorum, but will not be counted for any purpose in determining whether Proposal 5 has been approved as abstentions are not considered votes cast under Delaware law. Broker non-votes are not considered under Delaware law to be votes cast at the Annual Meeting, and will also not be counted for any purpose in determining whether Proposal 5 has been approved. Therefore, abstentions and broker non-votes will have no effect on Proposal 5, other than having the practical effect of reducing the number of affirmative votes required to achieve a majority for each vote required for this proposal by reducing the total number of shares from which the majority in each case is calculated.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE TO APPROVE THE CEO PERFORMANCE AWARD FOR HENRY JI, PH.D. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE ON YOUR PROXY CARD.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of July 31, 2020 with respect to the beneficial ownership of shares of our common stock by:

•	each person or group known to us to be the beneficial owner of more than five percent of our common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all of our current directors and executive officers as a group.

This table is based upon information supplied by officers, directors and principal stockholders and a review of Schedules 13D and 13G, if any, filed with the SEC. Other than as set forth below, we are not aware of any other beneficial owner of more than five percent of our common stock as of July 31, 2020. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 242,026,582 shares of common stock outstanding as of July 31, 2020, adjusted as required by rules promulgated by the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable on or before September 29, 2020, which is 60 days after July 31, 2020. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Sorrento Therapeutics, Inc., 4955 Directors Place, San Diego, California 92121.

	Beneficial Ownership of Common Stock
Name of Beneficial Owner	Number of Shares		Percentage of Class
Named Executive Officers and Directors:
Dr. Henry Ji, Chairman of the Board, President and Chief Executive Officer	6,659,750	(1)	2.7%
Najjam Asghar, Chief Financial Officer	—		—
Jiong Shao, Former Executive Vice President and Chief Financial Officer(2)	241,666	(3)	*
Dorman Followwill, Lead Independent Director	167,130	(4)	*
Dr. Kim Janda, Director	292,400	(5)	*
Edgar Lee, Director	81,250	(2)	*
David Lemus, Director	165,000	(2)	*
Jaisim Shah, Director	582,633	(6)
Dr. Robin L. Smith, Director	141,250	(7)	*
Dr. Yue Alexander Wu, Director	205,000	(8)	*
All Current Executive Officers and Directors as a Group (9 Persons)	8,294,413	(9)	3.4%
5% Stockholders:
Asia Pacific MedTech (BVI) Limited	15,317,632	(10)	6.3%
*	Less than 1%.
(1)

Comprised of (i) 2,045,807 shares of common stock held directly, (ii) 2,271,693 shares of common stock held in family trusts, of which Dr. Ji is a co-trustee with his wife Vivian Q. Zhang, (iii) 40,000 shares of common stock held directly by Dr. Ji’s wife, and (iv) 2,302,250 shares of common stock issuable pursuant to stock options exercisable within 60 days after July 31, 2020. Each of Dr. Ji and Vivian Q. Zhang, while acting as co-trustees, have the power to act alone and have those actions binding on both trustees’ and the trusts’ assets, including voting and dispositive power over the shares of common stock held by the family trusts.

(2)	Mr. Shao’s employment with the Company terminated in August 2020.
(3)	Comprised solely of shares of common stock issuable pursuant to stock options exercisable within 60 days after July 31, 2020.

(4)	Comprised of (i) 2,130 shares of common stock held directly, and (ii) 165,000 shares of common stock issuable pursuant to stock options exercisable within 60 days after July 31, 2020.

(5)	Comprised of (i) 3,000 shares of common stock held directly, and (ii) 289,400 shares of common stock issuable pursuant to stock options exercisable within 60 days after July 31, 2020.

(6)	Comprised of (i) 112,633 shares of common stock held directly, and (ii) 470,000 shares of common stock issuable pursuant to stock options exercisable within 60 days after July 31, 2020.

(7)	Comprised of (i) 60,000 shares of common stock held directly, and (ii) 81,250 shares of common stock issuable pursuant to stock options exercisable within 60 days after July 31, 2020.

(8)	Comprised of (i) 5,000 shares of common stock held directly, and (ii) 200,000 shares of common stock issuable pursuant to stock options exercisable within 60 days after July 31, 2020.

(9)	Comprised of shares included under “Named Executive Officers and Directors”, other than those shares included for Mr. Shao.

(10)

The indicated ownership is based on a Schedule 13G/A filed with the SEC by Asia Pacific MedTech (BVI) Limited (“Asia Pacific”) on February 10, 2020. According to the Schedule 13G/A, as of December 31, 2019, the Asia Pacific holds directly 14,604,620 shares of common stock and warrants to purchase an aggregate of 713,012 shares of common stock. Nana Gu is the sole director and sole shareholder of Asia Pacific and may be deemed to have voting and dispositive power over the shares, the warrants and the convertible promissory note held by Asia Pacific. The principal business address of Asia Pacific and Miss Gu is c/o Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

EXECUTIVE COMPENSATION

Our Executive Officers

The names of our executive officers and their ages as of September 1, 2020, positions, and biographies are set forth below. Dr. Ji’s background is discussed under the section “Board of Directors.”

Name	Age	Position(s)
Henry Ji, Ph.D.	56	Chairman of the Board, President and Chief Executive Officer
Najjam Asghar	39	Chief Financial Officer

Najjam Asghar. Najjam Asghar has been our Chief Financial Officer since August 2020. Prior to serving as our Chief Financial Officer, Mr. Asghar served as our Chief Accounting Officer since 2019. Prior to joining us, he served NuVasive, Inc. in various capacities from October 2015 to June 2019, including Leader of Accounting & Finance from April 2018 to June 2019, leading its accounting and finance functions of Revenue Recognition, International Accounting, Consolidation, SEC Reporting and Technical Accounting (US GAAP), and Senior Director, Accounting and Director between October 2015 and April 2018. Prior to NuVasive, Inc., Mr. Asghar worked at PricewaterhouseCoopers, LLP. from June 2003 to September 2015 in various roles, from an associate to senior manager, where he served various S&P 100 and S&P 500 clients in North America and Asia in the audit and assurance practice. He holds a Bachelors of Arts degree, majoring in economics, statistics and journalism, from University of the Punjab, Pakistan.

Family Relationships

There are no family relationships between or among any of our executive officers or directors.

Code of Ethics

We have adopted the Sorrento Therapeutics, Inc. Code of Business Conduct and Ethics that applies to all of our employees, executive officers and directors. The Code of Business Conduct and Ethics is available to stockholders on our website at http://investors.sorrentotherapeutics.com/corporate-governance/governance-overview.

If we make any substantive amendments to our Code of Business Conduct and Ethics or grant any waiver from a provision of our Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website at http://investors.sorrentotherapeutics.com/corporate-governance/governance-overview and/or in our public filings with the SEC.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K of the SEC’s rules and regulations with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Dr. Yue Alexander Wu

Mr. Dorman Followwill

The foregoing Compensation Committee Report shall not be deemed to be “soliciting material,” deemed “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act. Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act or the Exchange Act that might incorporate by reference future filings, including this proxy statement, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.

Compensation Discussion and Analysis

Compensation Philosophy

The primary goals of our Board with respect to executive compensation are to attract and retain talented and dedicated executives, to tie annual and long-term cash and stock incentives to achievement of specified performance objectives, and to create incentives resulting in increased stockholder value. To achieve these goals, our Compensation Committee recommends to our Board executive compensation packages, generally comprising a mix of salary, discretionary bonus and equity awards. Although we have not adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation, we have implemented and maintain compensation plans that tie a substantial portion of our executives’ overall compensation to achievement of corporate goals.

Role of Compensation Consultant

The Compensation Committee has the power to engage independent advisors to assist it in carrying out its responsibilities. In 2019, the Compensation Committee engaged Compensia, a national compensation consulting firm, to review and advise on our compensation practices. The Compensation Committee assessed the independence of Compensia pursuant to SEC rules and concluded that the work of Compensia has not raised any conflict of interest.

In 2019, Compensia undertook the following projects for the Compensation Committee:

•	January 2019 - Evaluated the compensation arrangements for the Company’s Chief Executive Officer against a comparable group of similar life sciences companies and its own proprietary data;

•	January 2019 - Evaluated the compensation arrangements for the members of the Board against a comparable group of similar life sciences companies and its own proprietary data; and

•	November 2019 - Evaluated practices with respect to employee stock purchase plans among a comparator group of similar life science companies and its own proprietary data.

With respect to the equity awards granted to our Chief Executive Officer and Chief Financial Officer in April 2019, the comparable group of life sciences companies consisted of the following companies, which were the same companies included in the comparable group of life sciences companies in our peer group in 2018, determined to: (i) generally have similar revenues as us; (ii) generally have similar market capitalization as us, (iii) generally have similar operating income as us, and (iv) generally have the same number of employees as us:

Agenus Inc.	MacroGenics, Inc.
Akebia Therapeutics, Inc.	Momenta Pharmaceuticals, Inc.
ChemoCentryx, Inc.	Omeros Corporation
CytomX Therapeutics, Inc.	PTC Therapeutics, Inc.
Eagle Pharmaceuticals, Inc.	Recro Pharma, Inc.
Inovio Pharmaceuticals, Inc.	Retrophin, Inc.
Keryx Biopharmaceuticals, Inc.	Vanda Pharmaceuticals Inc.
Lexicon Pharmaceuticals, Inc.	Vericel Corporation

In 2019, Compensia reviewed and advised the Compensation Committee on the matters described above.

In setting 2019 compensation, the Compensation Committee reviewed the competitive market analyses provided by Compensia in 2019 and 2018 and compared each named executive officer’s base salary, target annual performance bonus and equity compensation value, separately and in the aggregate, to amounts paid to similarly-situated executives at our peer companies. The Compensation Committee believes that targeting compensation towards similarly situated executives at our peer companies helps achieve the compensation objectives described above. However, compensation for each named executive officer may vary from this range depending on other factors the Compensation Committee considers relevant, such as internal pay equity among our named executive officers or levels of authority, responsibility and experience of our named executive officers that exceed the norms for individuals holding comparably-titled positions at other companies.

With respect to the option awards granted to our Chief Executive Officer and Chief Financial Officer by Scilex Holding Company (“Scilex Holding”) in June 2019, the decision to grant such options was approved by the disinterested members of the Board of Directors of Scilex Holding upon the recommendation of the Compensation Committee of the Board of Directors of Scilex Holding, which is comprised solely of independent directors that are also not on our Board or officers or employees of our company. Dr. Ji’s option to purchase 3,016,652 shares of common stock of Scilex Holding was approved by our stockholders at our annual meeting of stockholders held on September 20, 2019.

Elements of Compensation

We evaluate individual executive performance with a goal of setting compensation at levels our Board or any applicable committee thereof believes are comparable with executives in other companies of similar size and stage of development while taking into account our relative performance and our own strategic goals. The compensation received by our named executive officers consists of the following elements:

Base Salary

Base salaries for our executives are established based on the scope of their responsibilities and individual experience, taking into account competitive market compensation paid by other companies for similar positions within our industry.

The Compensation Committee considers compensation data from the peer companies to the extent the executive positions at these companies are considered comparable to our positions and informative of the competitive environment. Compensation data for our peer group were collected from available proxy-disclosed data. This information was gathered and analyzed for the 25th, 50th and 75th percentiles for annual base salary, short-term incentive pay elements and long-term incentive pay elements.

The amended and restated employment agreement between us and Dr. Ji, dated May 9, 2017, provides for an annual base salary for Dr. Ji of $600,000, as may be adjusted from time to time. Based on a review of Dr. Ji’s individual performance since joining us in 2006 and the competitive market base pay data for chief executive officers included in our peer group in the May 2018 Report, effective May 29, 2018, the Compensation Committee increased Dr. Ji’s annual base salary from $600,000 to $670,000 with retroactive effect to January 1, 2018. Dr. Ji’s salary was not adjusted, and remained $670,000, during 2019. Dr. Ji’s salary for 2019 in the Summary Compensation Table includes $111,400 of salary payable by Scilex Holding for Dr. Ji’s role as its Executive Chairperson. This compensation payable to Dr. Ji by Scilex Holding was approved by our stockholders at our annual meeting of stockholders held on September 20, 2019.

The offer letter between us and Mr. Shao, our Executive Vice President and Chief Financial Officer, dated March 15, 2018, provided for an annual base salary for Mr. Shao of $450,000, as could be adjusted from time to time. Mr. Shao’s salary was not adjusted, and remained $450,000, during 2019.

Variable Pay

We design our variable pay programs to be both affordable and competitive in relation to the market. We monitor the market and adjust our variable pay programs as needed. Our variable pay programs, such as our bonus program, are designed to motivate employees to achieve overall goals. Our programs are designed to avoid entitlements, to align actual payouts with the actual results achieved and to be easy to understand and administer.

2019 Bonuses

Under the terms of our amended and restated employment agreement with Dr. Ji, Dr. Ji’s target annual bonus is equal to 55% of his annual salary, which was increased to 65% in 2018. Our offer letter with Mr. Shao provided that Mr. Shao’s annual target bonus was equal to 35% of his annual salary. Neither Dr. Ji nor Mr. Shao received any annual bonuses for 2018.

As of the date of the filing of this proxy statement, the Compensation Committee has not yet determined the annual bonus amounts, if any, that will be awarded to Dr. Ji for 2019. Mr. Shao will not receive an annual bonus for 2019 as his employment terminated in August 2020. In the event the Compensation Committee determines to award an annual bonus to Dr. Ji for fiscal 2019, we will, in accordance with SEC rules and regulations, file a Current Report on Form 8-K or otherwise disclose the 2019 annual bonus amount within four business days after the Compensation Committee has assessed 2019 performance and determined the 2019 annual bonus awards for Dr. Ji.

Equity-Based Incentives

Salaries and bonuses are intended to compensate our executive officers for short-term performance. We also have adopted an equity incentive program intended to reward longer-term performance and to help align the interests of our named executive officers with those of our stockholders. We believe that long-term performance is achieved through an ownership culture that rewards performance by our named executive officers through the use of equity incentives. Our equity incentive plan has been established to provide our employees, including our named executive officers, with incentives to help align those employees’ interests with the interests of our stockholders.

When making equity-award decisions, the Compensation Committee considers market data, the grant size, the forms of long-term equity compensation available to it under our existing plans and the status of previously granted awards. The amount of equity incentive compensation granted reflects the executives’ expected contributions to our future success. Existing ownership levels are not a factor in award determination, as the Compensation Committee does not want to discourage executives from holding significant amounts of our stock.

Future equity awards that we make to our named executive officers will be driven by our sustained performance over time, our named executive officers’ ability to impact our results that drive stockholder value, their level of responsibility, their potential to fill roles of increasing responsibility, and competitive equity award levels for similar positions in comparable companies. Equity forms a key part of the overall compensation for each executive officer and is evaluated each year as part of the annual performance review process and incentive payout calculation.

The amounts awarded to the named executive officers are based on the Compensation Committee’s subjective determination of what is appropriate to incentivize the executives. Generally, the grants to named executive officers vest over: (i) a four-year period with 25% vesting on each anniversary of the grant date, or (ii) a four-year period with 1/4 of the shares vesting on the first anniversary of the applicable vesting commencement date, and 1/48 of the shares vesting thereafter on a monthly basis. All equity awards to our employees, including named executive officers, and to directors have been granted and reflected in our financial statements, based upon the applicable accounting guidance, with the exercise price equal to the fair market value of one share of common stock on the grant date. In April 2019, the Compensation Committee granted to Dr. Ji and Mr. Shao a long-term equity based incentive in the form of options to purchase 1,500,000 and 200,000 shares of our common stock, respectively. The Compensation Committee considered the competitive market analyses provided by Compensia in 2018 and 2019 and other data, including the fact that no annual bonuses were awarded to Dr. Ji or Mr. Shao for 2018, in determining the number of options granted to our named executive officers in April 2019. It is our view that option based awards best align with the interest of our stockholders. In addition, in June 2019, Scilex Holding granted to Dr. Ji and Mr. Shao options to purchase 3,016,652 and 200,000 shares of its common stock, respectively. Dr. Ji’s option to purchase shares of Scilex Holding provided that Dr. Ji would forego and relinquish his right to receive the option if it was not approved by our stockholders. Our stockholders approved the grant of the option at the annual meeting of stockholders held on September 20, 2019. The equity awards granted by us and Scilex Holding to our named executive officers in 2019 are set forth in the 2019 Summary Compensation Table and Grants of Plan-Based Awards During Fiscal Year 2019 table contained herein. While Dr. Ji’s total compensation for 2019 in the Summary Compensation Table shows a significant increase over his compensation for 2018, such increase is primarily attributable to the option to purchase 1,500,000 shares of common stock at an exercise price per share of $3.78, which we granted to him in April 2019. Additionally, Dr. Ji was granted the option to purchase 3,016,652 shares of Scilex Holding in June 2019 at an exercise price per share of $1.16. The Scilex Holding option grant was specifically approved by our stockholders at our annual meeting of stockholders held on September 20, 2019.

In order to encourage a long-term perspective and to encourage key employees to remain with us, our stock options typically have annual vesting over a four-year period and a term of ten years. Generally, vesting ends upon termination of services and exercise rights of vested options cease three months after termination of services. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

Benefits Programs

We design our benefits programs to be both affordable and competitive in relation to the market while conforming with local laws and practices. We monitor the market and local laws and practices and adjust our benefits programs as needed. We design our benefits programs to provide an element of core benefits and, to the extent possible, offer options for additional benefits, be tax-effective for employees in each country and balance costs and cost sharing between us and our employees.

Timing of Equity Awards

Only the Compensation Committee may approve stock option grants to our executive officers. Stock options are generally granted at meetings of the Compensation Committee. On limited occasions, a grant may be made pursuant to a unanimous written consent of the Compensation Committee, which occurs primarily for the purpose of approving a compensation package for a newly hired or promoted executive. The exercise price of a newly granted option is the closing price of our common stock on the date of grant.

Executive Equity Ownership

We encourage our executives to hold a significant equity interest in our company. However, we do not have specific share retention and ownership guidelines for our executives.

Hedging Policy

Our Insider Trading and Window Period Policy prohibits our directors, officers and employees, and their family members, from engaging in hedging transactions involving our securities.

Consideration of Advisory Votes to Approve the Compensation of our Named Executive Officers

We value the opinions of our stockholders, including as expressed through advisory votes to approve the compensation of our named executive officers (“Say-on-Pay Votes”). In our most recent Say-On-Pay Vote, conducted at our 2018 annual meeting of stockholders, held on August 24, 2018, our stockholders approved the compensation of our named executive officers on an advisory basis, with approximately 90% of the votes cast in favor of the fiscal 2017 compensation of our named executive officers. In setting fiscal 2019 compensation, we considered the outcome of the Say-on-Pay Vote during our 2018 annual meeting of stockholders and will continue to consider the outcome of future Say-on-Pay Votes, as well as stockholder feedback received throughout the year, when making compensation decisions for our executive officers.

Effect of Accounting and Tax Treatment on Compensation Decisions

In the review and establishment of our compensation programs, we consider the anticipated accounting and tax implications to us and our executives.

Generally, Section 162(m) of the Code disallows public companies a tax deduction for federal income tax purposes of compensation in excess of $1 million paid to their chief executive officer and certain other specified officers in any taxable year. For tax years ending prior to December 31, 2017, compensation in excess of $1 million could only be deducted if it was “performance-based compensation” within the meaning of Section 162(m) of the Code or qualified for one of the other exemptions from the deduction limit. The exemption from Section 162(m) of the Code’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered officers (which now also includes our Chief Financial Officer) in excess of $1 million will generally not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. We seek to maintain flexibility in compensating our executives in a manner designed to promote our corporate goals and, therefore, while we are mindful of the benefit of the full deductibility of compensation, our Compensation Committee has not adopted a policy requiring that any or all compensation to be deductible. Our Compensation Committee may authorize compensation payments that are not fully tax deductible if we believe that such payments are appropriate to attract and retain executive talent or meet other business objectives.

Role of Executives in Executive Compensation Decisions

The Board and our Compensation Committee generally seek input from our Chief Executive Officer, Dr. Ji, when discussing the performance of, and compensation levels for, executives other than himself. The Compensation Committee also works with Dr. Ji and our Chief Financial Officer to evaluate the financial, accounting, tax and retention implications of our various compensation programs. Neither Dr. Ji nor any of our other executives participate in deliberations relating to his compensation.

Compensation Risk Management

We have considered the risk associated with our compensation policies and practices for all employees, and we believe we have designed our compensation policies and practices in a manner that does not create incentives that could lead to excessive risk taking that would have a material adverse effect on us for the following reasons:

•

We structure our compensation to consist of base salary, variable pay, equity-based pay and benefits. The base portion of compensation is designed to provide a steady income regardless of our stock price performance so that executives do not feel pressured to focus exclusively on stock price performance to the detriment of other important business measures. Our variable pay and equity-based pay programs are designed to reward both short- and long-term corporate performance. For short-term performance, our variable pay programs are designed to motivate employees to achieve overall goals. For long-term performance, our stock option awards generally vest over four years and are only valuable if our stock price increases over time. We believe that these variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce superior short- and long-term corporate results, while the fixed element is also sufficiently high that the executives are not encouraged to take unnecessary or excessive risks in doing so.

•	Our bonus program has been structured around attainment of overall corporate goals for the past several years and we have seen no evidence that it encourages unnecessary or excessive risk taking.

SUMMARY COMPENSATION TABLE

The following table provides certain summary information concerning compensation awarded to, earned by or paid to each person who served as our principal executive officer at any time during fiscal year 2019 and each person who served as our principal financial officer at any time during fiscal year 2019 (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Henry Ji, Ph.D.	2019	781,400	(4)	*	7,320,203	12,790	8,114,393
Chairman of the Board, Chief	2018	670,000		—	3,832,500	—	4,502,500
Executive Officer and President	2017	600,000		—	945,000	—	1,545,000
Jiong Shao	2019	450,000		—	776,220	6,174	1,232,394
Former Executive Vice President and	2018	356,250		—	2,993,000		3,349,250
Chief Financial Officer(5)

(1)

Does not include for 2019 the amount of any annual bonus that may be awarded to Dr. Ji as the Compensation Committee has not, as of the date of the filing of this proxy statement, yet determined the annual bonus amount, if any, that will be awarded Dr. Ji for 2019. Mr. Shao will not receive an annual bonus for 2019 as his employment terminated in August 2020. See “-Elements of Compensation-Variable Pay-2019 Bonuses” above for a discussion of the target bonus amounts for Dr. Ji for fiscal year 2019. Dr. Ji may also be entitled to receive a bonus from Scilex Holding in connection with his role as its Executive Chairperson; however, the amount of any such bonus has not yet been determined. In the event the Compensation Committee or Scilex Holding determine to award annual bonuses to Dr. Ji for fiscal 2019, we will, in accordance with SEC rules and regulations, file a Current Report on Form 8-K or otherwise disclose the 2019 annual bonus amounts within four business days after the Compensation Committee or Scilex Holding have determined to pay any 2019 annual bonus awards to Dr. Ji.

(2)

These amounts represent the aggregate grant date fair value of awards for grants of options to purchase shares of our common stock and, for 2019, options to purchase shares of Scilex Holding, to each named executive officer in the relevant fiscal year, computed in accordance with FASB ASC Topic 718. The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by our named executive officers. For a detailed description of the assumptions used for purposes of determining grant date fair value, see Note 11 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. These amounts represent the aggregate grant date fair value of awards for grants of options and warrants to each named executive officer in the relevant fiscal year, computed in accordance with FASB ASC Topic 718.

(3)	Comprised of payments for executive disability benefits.
(4)

Comprised of $670,000 of salary paid by us and $111,400 of salary payable by Scilex Holding for Dr. Ji’s role as its Executive Chairperson. This compensation payable by Scilex Holding was approved by our stockholders at the annual meeting of stockholders held on September 20, 2019.

(5)	Mr. Shao’s employment with the Company commenced in March 2018 and terminated in August 2020.

Pay Ratio Disclosure

We are a clinical stage and commercial biopharmaceutical company focused on delivering innovative and clinically meaningful therapies to patients and their families to address unmet medical needs. At our core, we are antibody-centric and leverages our proprietary G-MAB™ library and targeted delivery modalities to generate the next generation of cancer therapeutics. These modalities include proprietary chimeric antigen receptor T-cell therapy, dimeric antigen receptor T-cell therapy, antibody drug conjugates as well as bispecific antibody approaches. We also have programs assessing the use of our technologies and products in autoimmune, inflammatory, viral and neurodegenerative diseases. Outside of immuno-oncology programs, as part of our global aim to provide a wide range of therapeutic and diagnostic products to meet underserved markets, we have made investments in non-opioid pain management and are currently conducting preclinical development of multiple therapeutic, vaccine and diagnostic product candidates utilizing its proprietary platforms for the potential treatment, prevention and detection of COVID-19 and SARS-CoV-2. As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of all our employees (other than our CEO) and the annual total compensation of Henry Ji, Ph.D., our CEO. Neither the Compensation Committee nor our management used our CEO pay ratio measure in making compensation decisions.

CEO Pay Ratio for 2019

•	The median of the annual total compensation of our employees, excluding our CEO, was $103,169*;
•	The annual total compensation of our CEO, as set forth in the 2019 Summary Compensation Table, was $8,114,393*; and
•

The ratio of the annual total compensation of our CEO to the median of the annual total compensation of our employees was 79 to 1. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules.

* As described above in the 2019 “Summary Compensation Table”, our CEO’s 2019 annual total compensation of $8,114,393 as disclosed in this section does not include the amount of any bonus that may be awarded to our CEO for 2019 as the Compensation Committee has not, as of the date of this proxy statement, yet determined the annual bonus amounts, if any, that will be awarded to Dr. Ji for 2019. In the event the Compensation Committee or Scilex Holding determine to award any annual bonus amounts to Dr. Ji for fiscal 2019, we will, in accordance with SEC rules, file a Current Report on Form 8-K or otherwise disclose the 2019 annual bonus amounts and, to the extent that any bonus award paid to Dr. Ji and our other employees for 2019 impacts the pay ratio calculation and disclosure contained herein, we will also provide updated pay ratio disclosure within four business days after the Compensation Committee has determined such 2019 annual bonus awards.

Methodology

During 2019, our last completed fiscal year, there was no change to our employee population or compensation arrangements that we reasonably believe would significantly affect our pay ratio disclosure. Further, there was no change in the circumstances of the employee identified as the median employee in 2018. Accordingly, as permitted by SEC rules, we have used the same median employee, initially identified for 2018, in our pay ratio calculation for 2019.

The methodology used to identify the employee with compensation at the median of the annual total compensation of all our employees was based on the following:

▪

In determining our employee population, we considered the individuals, excluding our CEO, who were employed by us and our consolidated subsidiaries as of December 31, 2018, whether employed on a full-time, part-time, seasonal or temporary basis. We did not include any contractors or other non-employee workers in our employee population.

▪

To identify our median employee, we chose to use annual base pay as our consistently-applied compensation measure, which we calculated as of December 31, 2018 for the 12-month period from January 1, 2018 through December 31, 2018. For simplicity, we calculated annual base pay using a reasonable estimate of the hours worked during 2018 for hourly employees and actual salary paid for our remaining employees.

▪

For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using the applicable exchange rates in effect on December 31, 2018. For permanent employees hired during 2018, we annualized their salary or base pay as if they had been employed for the entire measurement period. We did not make any cost-of-living adjustment.

Calculation

Using the aforementioned methodology, the individual identified as the median employee from our 2018 employee population had actual earnings consisting of base pay, a Section 401(k) employer matching contribution and equity compensation of $103,169 for 2019. The 2019 annual total compensation as determined under Item 402 of Regulation S-K for our CEO, as set forth in the 2019 Summary Compensation Table, was $8,114,393.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL YEAR 2019

The following table shows for fiscal year 2019, certain information regarding grants of plan-based awards to our named executive officers:

Named Executive Officer(1)	Grant Date		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price Per Share ($/Share)	Grant Date Fair Value of Option Awards ($)(1)
Henry Ji, Ph.D.	4/14/2019		1,500,000	$3.78	$4,530,000
	6/6/2019	(2)	3,016,652	$1.16	$2,790,203
Jiong Shao(3)	4/14/2019		200,000	$3.78	$604,000
	6/13/2019	(2)	200,000	$1.16	$171,820

(1)

The amounts shown in this column do not reflect dollar amounts actually received by our named executive officers. Instead, these amounts represent the aggregate grant date fair value of the stock option awards determined in accordance with FASB ASC Topic 718. The valuation assumptions used in determining the amounts are described in Note 11 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. Our named executive officers will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options on the date the options are exercised.

(2)	Represents options granted by our subsidiary, Scilex Holding.
(3)	Mr. Shao’s employment with the Company terminated in August 2020.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information for the named executive officers regarding the number of shares subject to both exercisable and unexercisable stock options, as well as the exercise prices and expiration dates thereof, as of December 31, 2019. Except for the options set forth in the table below, no other equity awards were held by any our named executive officers as of December 31, 2019:

	Option Award
Name(1)	Option Grant Date		Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Earned Options(#) Unexercisable	Option Exercise Price ($)(2)	Option Expiration Date
Henry Ji, Ph.D.	2/6/2012	(2)	1/1/2012	10,000	-	$4.00	2/6/2022
	10/29/2013	(3)	10/1/2013	101,000	-	$8.40	10/29/2023
	10/7/2014	(3)	10/7/2014	100,000	-	$4.32	10/7/2024
	2/24/2015	(4)	2/24/2015	80,000	-	$12.78	2/24/2025
	2/24/2015	(3)	2/24/2015	80,000	-	$12.78	2/24/2025
	3/11/2016	(3)	3/11/2016	93,750	6,250	$5.79	3/11/2026
	8/12/2016	(3)	8/12/2016	250,000	50,000	$6.52	8/12/2026
	9/14/2017	(3)	9/14/2017	421,875	328,125	$1.80	9/14/2027
	5/17/2018	(3)	5/17/2018	296,875	453,125	$7.20	5/17/2028
	4/14/2019	(3)	4/14/2019	-	1,500,000	$3.78	4/14/2029
	6/6/2019	(3)(5)	3/18/2019	-	3,016,652	$1.16	6/6/2029
Jiong Shao(6)	3/16/2018	(3)	3/16/2018	87,500	112,500	$7.75	3/16/2028
	3/16/2018	(7)	3/16/2018	-	300,000	$7.75	3/16/2028
	11/26/2018	(3)	11/26/2018	27,083	72,917	$3.57	11/26/2028
	4/14/2019	(3)	4/14/2019	-	200,000	$3.78	4/14/2029
	6/13/2019	(5)	3/18/2019	-	200,000	$1.16	6/13/2029

(1)	Represents the fair market value of a share of our common stock, as determined by the Board, on the option’s grant date.
(2)	Shares subject to the option vested 25% on each one year anniversary of the Vesting Commencement Date.

(3)

Shares subject to the option vest and become exercisable over a four-year period, with 1/4 of the shares vesting on the first anniversary of the Vesting Commencement Date, and 1/48 of the shares vesting following each one-month period of the participant’s continued employment or service with the Company thereafter.

(4)

62.5% of the shares subject to the option vested over a four-year period, with 1/4 of the shares vesting on the first anniversary of the Vesting Commencement Date, and 1/48 of the shares vesting following each one-month period of the participant’s continued employment or service with the Company thereafter. The remaining 37.5% of the shares subject to the option vested upon the consummation of a certain strategic transaction.

(5)	Represents options granted by our subsidiary, Scilex Holding.
(6)	Mr. Shao’s employment with the Company terminated in August 2020.
(7)	This option was to vest, subject to Mr. Shao’s continued employment with the Company, upon the date our common stock becomes listed on The Stock Exchange of Hong Kong Limited.

OPTION EXERCISES AND STOCK VESTED

There were no stock options exercised by our named executive officers during the fiscal year ended December 31, 2019.

PENSION BENEFITS, NONQUALIFIED DEFINED CONTRIBUTION AND OTHER

NONQUALIFIED DEFERRED COMPENSATION

No pension benefits were paid to any of our named executive officers during fiscal 2019. We do not currently sponsor any non-qualified defined contribution plans or non-qualified deferred compensation plans.

Employment, Severance, Separation and Change in Control Agreements

Chief Executive Officer Amended and Restated Employment Agreement

On May 9, 2017, we entered into an Amended and Restated Employment Agreement (the “Restated Agreement”) with Dr. Ji. Pursuant to the Restated Agreement, Dr. Henry Ji will continue to serve as our President and Chief Executive Officer for an initial term of three years commencing on May 9, 2017. Following this initial three year term, the Restated Agreement shall renew automatically for additional 12 month terms unless either we or Dr. Ji provide written notice of non-renewal at least three months in advance of the expiration of the then-current term. The Restated Agreement supersedes and replaces a prior employment agreement with Dr. Ji, dated September 21, 2012, as amended on October 18, 2012.

Pursuant to the Restated Agreement, Dr. Ji shall (i) receive an annual base salary (the “Annual Base Salary”) of $600,000, as may be adjusted from time to time; (ii) be eligible to participate in an annual incentive program, with a target annual bonus incentive equal to 55% of his then-current Annual Base Salary (the “Annual Bonus”); and (iii) receive employee benefits, paid personal leave and expense reimbursement in accordance with our policies. In addition, Dr. Ji’s performance will be reviewed by the Board at least annually, and his Annual Base Salary, target Annual Bonus and any other compensation will be subject to adjustment by the Board, provided that Dr. Ji’s Annual Base Salary and target Annual Bonus may not be adjusted downward.

Pursuant to the Restated Agreement, we have the right to terminate Dr. Ji’s employment at any time with or without “cause” (as defined in the Restated Agreement). In addition, Dr. Ji may resign with or without “good reason” (as defined in the Restated Agreement) upon thirty days’ written notice to us. Under each such circumstance, Dr. Ji will be entitled to receive any accrued but unpaid base salary as of the date of termination or resignation, any expenses owed to him and any amount accrued and arising from his participation in, or vested benefits accrued under, any employee benefit plans, programs or arrangements, including any 401(k), profit sharing or pension plan (collectively, the “Termination Payments”).

In the event that Dr. Ji’s employment is terminated by us without “cause” or by our non-renewal of the term of the Restated Agreement, or by Dr. Ji for “good reason,” in either case outside of a Change of Control Window (as defined below), then, subject to Dr. Ji’s timely execution and non-revocation of a release in favor of us, Dr. Ji will be entitled to receive the following: (i) the Termination Payments; (ii) an amount equal to his then-current Annual Base Salary, payable in a lump sum; (iii) an amount equal to his pro-rata then-current target Annual Bonus, payable in a lump sum; (iv) 12 months of health insurance benefits for Dr. Ji and for his eligible dependents who were covered under our health insurance plans as of the date his employment was terminated; and (v) one year of accelerated vesting of Dr. Ji’s then-outstanding awards of equity compensation, with performance-criteria deemed satisfied at target.

If Dr. Ji’s employment is terminated without “cause” or by our non-renewal of the term of the Restated Agreement, or by Dr. Ji for “good reason,” in either case during the period commencing three months prior to a Change of Control and ending 12 months after a Change of Control (as defined in the Restated Agreement) (the “Change of Control Window”), then, subject to Dr. Ji’s timely execution and non-revocation of a release in favor of us, Dr. Ji will be entitled to receive the following: (i) the Termination Payments; (ii) an amount equal to twice his then-current Annual Base Salary, payable in a lump sum; (iii) an amount equal to twice his pro-rata then-current target Annual Bonus, payable in a lump sum; (iv) 24 months of health insurance benefits for Dr. Ji and for his eligible dependents who were covered under our health insurance plans as of the date his employment was terminated; and (v) accelerated vesting of Dr. Ji’s then-outstanding awards of equity compensation, with performance-criteria deemed satisfied target.

Employment Agreements with Other Executive Officers and Former Executive Officers

Najjam Asghar

Mr. Asghar’s annualized salary is currently $300,000 and he is currently eligible to receive an annual performance bonus of up to 30% of his base salary for fiscal year 2020. His salary and performance bonus percentage may be adjusted in the future at the discretion of the Compensation Committee. Mr. Asghar’s employment is on an “at will” basis.

Jiong Shao

On March 16, 2018, we entered into an offer letter with Mr. Shao. Pursuant to the offer letter, Mr. Shao’s annualized salary was $450,000, as could be adjusted from time to time, and he was be eligible to receive an annual performance bonus of up to 35% of his base salary. Pursuant to the offer letter, we granted Mr. Shao an option to purchase 200,000 shares of our common stock (under our Amended and Restated 2009 Stock Incentive Plan), which vested, subject to Mr. Shao’s continued employment with the Company, over a four year period, with 25% of the shares subject to the option vesting on the first anniversary of the grant date and 1/48th of the shares subject to the option vesting each month thereafter. We also granted Mr. Shao a second option to purchase 300,000 shares of our common stock under the Plan, which was to vest, subject to Mr. Shao’s continued employment with the Company, upon the date our common stock becomes listed on The Stock Exchange of Hong Kong Limited.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Other than the provisions of the executive severance benefits to which our named executive officers would be entitled to at December 31, 2019 (the last trading day of the year) as set forth above, we have no liabilities under termination or change in control conditions. We do not have a formal policy to determine executive severance benefits. Each executive severance arrangement is negotiated on an individual basis.

The tables below estimate the current value of amounts payable to our named executive officers in the event that a termination of employment occurred on December 31, 2019 (the last trading day of the year). The closing price of our common stock, as reported on the Nasdaq Capital Market, was $3.38 on December 31, 2019. The following tables exclude certain benefits, such as accrued vacation, that are available to all employees generally. The actual amount of payments and benefits that would be provided can only be determined at the time of a change in control and/or the named executive officer’s qualifying separation from the Company.

Henry Ji, Ph.D.

	By Sorrento Without Cause or by Dr. Ji for Good Reason or Sorrento’s Non- Renewal Outside of Change of Control Window		By Sorrento Without Cause or by Dr. Ji for Good Reason or Sorrento’s Non- Renewal During Change of Control Window
Cash Payments	781,400		$1,562,800
Continuation of Benefits	26,859		53,718
Value of Option Shares Accelerated	296,250	(1)	518,438	(2)
Total Cash Benefits and Payments	$1,098,636		$2,362,122

(1)	Consists of the value of one year of vesting of the in-the-money stock options held by Dr. Ji as of December 31, 2019, the vesting of which would be accelerated.

(2)	Consists of the value of 100% of the in-the-money stock options held by Dr. Ji as of December 31, 2019, the vesting of which would be accelerated.

Jiong Shao

Mr. Shao’s offer letter did not provide for payments or benefits upon termination or a change in control.

DIRECTOR COMPENSATION

The following table sets forth summary information concerning the total compensation paid to our non-employee directors in 2019 for services to our company:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)		All Other Compensation ($)		Total ($)
Dorman Followwill	83,093	211,400		-		294,493
Kim D. Janda, Ph.D.	97,250	211,400		24,000		332,650
Edgar Lee	-	215,250		-		215,250
David Lemus	80,000	211,400		-		291,400
Jaisim Shah	65,750	10,576,756	(2)	328,630	(3)	10,971,136
Dr. Robin L. Smith	2,366	222,750		-		225,116
Yue Alexander Wu, Ph.D.	90,000	211,400		-		301,400

(1)

These amounts represent the aggregate grant date fair value of awards for grants of options to each listed director for the fiscal year ended December 31, 2019, computed in accordance with FASB ASC Topic 718. These amounts do not represent the actual amounts paid to or realized by the directors during the fiscal year ended December 31, 2019. The value as of the grant date for stock options is recognized over the number of months of service required for the stock option to vest in full. For a detailed description of the assumptions used for purposes of determining grant date fair value, see Note 11 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. As of December 31, 2019, our non-employee directors held options to purchase the following number of shares of our common stock: Mr. Followwill - 140,000; Dr. Janda - 272,400; Mr. Lee - 75,000; Mr. Lemus - 140,000; Mr. Shah - 445,000; Dr. Smith - 75,000; and Dr. Wu - 175,000.

(2)	Includes the grant date fair value of an option to purchase 12,066,608 shares of common stock of Scilex Holding that was granted to Mr. Shah by Scilex Holding on June 6, 2019.
(3)	Comprised solely of salary paid by Scilex Holding to Mr. Shah in connection with his service as President and Chief Executive Officer of Scilex Holding.

Outside Director Compensation Policy

Our outside director compensation policy provides that each non-executive director is entitled to receive a $55,000 annual cash retainer, with the amount being increased to $78,000 for any Lead Director and $100,000 for any Board chairperson. Further, the chairperson of each of our Audit, Compensation and Transaction Committees receives an additional annual cash retainer of $25,000. Other members of our Audit, Compensation and Transaction Committees receive an additional cash retainer of $10,000. During the fiscal year ended December 31, 2019, each non-executive director was entitled to receive an annual grant of a stock option to purchase 70,000 (subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions) shares of common stock, which vests monthly over a period of 12 months from the date of grant, subject to continued service through each vesting date. On June 14, 2020, our outside director compensation policy was amended to a provide that each non-executive director will be entitled to receive an annual grant of a stock option to purchase 100,000 (subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions) shares of common stock, which vests monthly over a period of 12 months from the date of grant, subject to continued service through each vesting date. Additionally, we reimburse each outside director for reasonable travel expenses related to such director’s attendance at Board and committee meetings.

Other Compensation

We intend to provide benefits and perquisites for our named executive officers at levels comparable to those provided to other executive officers in our industry. Our Board or any applicable committee thereof, in its discretion, may revise, amend or add to the benefits and perquisites of any named executive officer as it deems it advisable and in the best interest of the Company and our stockholders.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

The Board conducts an appropriate review of and oversees all related party transactions on a continuing basis and reviews potential conflict of interest situations where appropriate. The Board has not adopted formal standards to apply when it reviews, approves or ratifies any related party transaction. However, the Board has followed the following standards: (i) all related party transactions must be fair and reasonable and on terms comparable to those reasonably expected to be agreed to with independent third parties for the same goods and/or services at the time they are authorized by the Board and (ii) all related party transactions should be authorized, approved or ratified by the affirmative vote of a majority of the directors who have no interest, either directly or indirectly, in any such related party transaction.

Transactions with Related Persons

The following is a description of transactions or series of transactions since January 1, 2019, or any currently proposed transaction, to which we have been a party, in which the amount involved in the transaction or series of transactions exceeds $120,000 and in which any of our directors, executive officers or persons who we know held more than five percent of any class of our capital stock, including their immediate family members, had or will have a direct or indirect material interest, other than compensation arrangements that are described under “Employment Agreements” above.

Dr. Janda Consulting Agreement

On July 15, 2020, we entered into a consulting agreement with Kim Janda, Ph.D., pursuant to which Dr. Janda will provide consulting and advisory services in exchange for (i) a one-time fee of $250,000, which is payable at a rate of 1/12th per month over twelve months, and (ii) an option to purchase up to 150,000 shares of our common stock, which was granted on August 7, 2020 and vests at a rate of 1/48th per month commencing on July 15, 2020. Dr. Janda is a member of our Board.

Pulsar Therapeutics, Inc. License Agreement

On May 13, 2020, we entered into a license agreement with Pulsar Therapeutics, Inc. (“Pulsar”), pursuant to which we licensed Pulsar’s nanoparticle technology for vaccine and antibody uses in exchange for a cash payment, certain royalties of net sales, a sublicense fee and an investment by the Company in Pulsar through the transfer of 1.0 million shares of our common stock in exchange for a 5.0% equity interest in Pulsar. As of the date of the investment, Henry Ji, Ph.D., a member of our Board and our Chief Executive Officer and President, was a director and chairperson of the board of directors of Pulsar and owned approximately 45.0% of Pulsar’s outstanding shares, and Jaisim Shah, a member of our Board, owned approximately 5.0% of Pulsar’s outstanding shares.

Cytimm Therapeutics, Inc. Equity Interest

On May 15, 2020, we acquired a 50% equity interest in Cytimm Therapeutics, Inc. (“Cytimm”) in exchange for an investment of $2.5 million by the Company. As of the date of the acquisition, Henry Ji, Ph.D., a member of our Board and our Chief Executive Officer and President, was a director, the chairperson of the board of directors and a stockholder of Cytimm.

Semnur Pharmaceuticals, Inc. Acquisition

On March 18, 2019, we, for limited purposes, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Semnur Pharmaceuticals, Inc. (“Semnur”), Scilex Holding, Sigma Merger Sub, Inc., the prior wholly owned subsidiary of Scilex Holding (“Merger Sub”), and Fortis Advisors LLC, solely as representative of the holders of Semnur equity (the “Equityholders’ Representative”). Pursuant to the Merger Agreement, Merger Sub merged with and into Semnur (the “Merger”), with Semnur surviving as a wholly owned subsidiary of Scilex Holding.

Immediately prior to the closing of the Merger, we and each of the other holders of outstanding shares of capital stock of Scilex Pharmaceuticals Inc., our majority-owned subsidiary (“Scilex Pharma”), contributed each share of Scilex Pharma capital stock that we or it owned to Scilex Holding in exchange for one share of Scilex Holding common stock (the “Contribution”). In connection with the Contribution, we provided Scilex Holding with a loan with an initial principal amount of $16.5 million in the form of a note payable, which loan was used to fund the acquisition of Semnur. As a result of the Contribution, Scilex Pharma became a wholly-owned subsidiary of Scilex Holding and we became the owner of approximately 77% of Scilex Holding’s issued and outstanding capital stock.

At the closing of the Semnur acquisition, Scilex Holding issued to the holders of Semnur’s capital stock and options to purchase Semnur’s common stock (collectively, the “Semnur Equityholders”) upfront consideration with a value of approximately $70.0 million. The upfront consideration was comprised of the following: (a) a cash payment of approximately $15.0 million, and (b) $55.0 million of shares of Scilex Holding common stock (47,039,315 shares issued, 352,972 shares issuable and up to 99,190 shares issuable contingent upon such shares being release from escrow, valued at $1.16 per share) (the “Stock Consideration”).

On August 7, 2019, Scilex Holding entered into an amendment to the Merger Agreement to provide that, following the consummation of Scilex Holding’s first bona fide equity financing with one or more third-party financing sources on an arms’ length basis with gross proceeds to Scilex Holding of at least $40.0 million, certain of the former Semnur Equityholders will be paid cash in lieu of: (a) the 352,972 shares of our common stock otherwise issuable to such Semnur Equityholders pursuant to the Merger Agreement, and (b) any shares that would otherwise be issued to such Semnur Equityholders upon release of shares held in escrow pursuant to the Merger Agreement, with such shares in each case valued at $1.16 per share.

A portion of the cash consideration otherwise payable to the Semnur Equityholders was set aside for expenses incurred by the Equityholders’ Representative, and 4,749,095 shares of Scilex Holding common stock otherwise issuable to Semnur Equityholders were placed in escrow with a third party as security for the indemnification obligations of the Semnur Equityholders under the Merger Agreement, including in respect of breaches of representations and warranties of Semnur included in the Merger Agreement. The Semnur Equityholders that receive the Stock Consideration were required to sign an exchange and registration rights agreement with us (the “Exchange Agreement”), which is further described below.

Following the issuance of the Stock Consideration, our ownership in Scilex Holding was diluted to approximately 58% of Scilex Holding’s issued and outstanding capital stock. Pursuant to the Merger Agreement, and upon the terms and subject to the conditions contained therein, Scilex Holding also agreed to pay the Semnur Equityholders up to $280.0 million in aggregate contingent cash consideration based on the achievement of certain milestones, which is comprised of a $40.0 million payment that will be due upon obtaining the first approval of a New Drug Application of a Semnur product by the U.S. Food and Drug Administration and additional payments that will be due upon the achievement of certain amounts of net sales of Semnur products as follows: (a) a $20.0 million payment upon the achievement of $100.0 million in cumulative net sales of a Semnur product, (b) a $20.0 million payment upon the achievement of $250.0 million in cumulative net sales of a Semnur product, (c) a $50.0 million payment upon the achievement of $500.0 million in cumulative net sales of a Semnur product, and (d) a $150.0 million payment upon the achievement of $750.0 million in cumulative net sales of a Semnur product.

Pursuant to the Exchange Agreement, and upon the terms and subject to the conditions contained therein, if within 18 months following the closing of the Merger (the “Merger Closing”), 100% of the outstanding equity of Scilex Holding has not been acquired by a third party and Scilex Holding has not entered into a definitive agreement with respect to, or otherwise consummated, a firmly underwritten offering of Scilex Holding capital stock on a major stock exchange that meets certain requirements and includes the Stock Consideration, then holders of the Stock Consideration may collectively elect to exchange, during the 60-day period commencing the date that is the 18 month anniversary of the Merger Closing (the “Share Exchange”), the Stock Consideration for shares of our common stock with a value of $55.0 million based on a price per share of our common stock equal to the greater of (a) the 30-day trailing volume weighted average price of one share of our common stock as reported on The Nasdaq Stock Market LLC as of the consummation of the Share Exchange and (b) $5.55 (subject to adjustment for any stock dividend, stock split, stock combination, reclassification or similar transaction).

Pursuant to the terms of the Exchange Agreement, and subject to the limitations contained therein, within 30 days following consummation of the Share Exchange (if it occurs at all), we agreed to prepare and file with the SEC a registration statement to enable the public resale on a delayed or continuous basis of the shares of our common stock issued in the Share Exchange (the “Registration Statement”) and use our commercially reasonable efforts to maintain the effectiveness of such Registration Statement for up to three years thereafter. In the Exchange Agreement, we have also agreed to indemnify the applicable Semnur Equityholders and their affiliates for certain liabilities related to such Registration Statement, including certain liabilities arising under the Securities Act and the Exchange Act.

Jaisim Shah, a member of our Board, was Semnur’s Chief Executive Officer, a member of its Board of Directors and a stockholder of Semnur prior to the acquisition transaction.

Mahendra Shah Assignment Agreement

Semnur is party to an Assignment Agreement with Shah Investor LP, pursuant to which Shah Investor LP assigned certain intellectual property to Semnur and Semnur agreed to pay Shah Investor LP a contingent quarterly royalty in the low-single digits based on quarterly net sales of any pharmaceutical formulations for local delivery of steroids by injection developed using such intellectual property, which would include SEMDEXA. Mahendra Shah, Ph.D., who has served on the board of directors of Scilex Holding since March 2019, is the managing partner of Shah Investor LP.

ITOCHU Product Development Agreement

As of December 31, 2020 and June 30, 2020, approximately 14.7% of the outstanding capital stock of Scilex Holding represents a noncontrolling interest and continues to be held by ITOCHU CHEMICAL FRONTIER Corporation. Scilex Pharma has entered into a product development agreement with ITOCHU CHEMICAL FRONTIER Corporation, which serves as the sole manufacturer and supplier to Scilex Pharma for ZTlido® (lidocaine topical system 1.8%). During the year ended December 31, 2019, Scilex Pharma purchased approximately $8.0 million of inventory from ITOCHU CHEMICAL FRONTIER Corporation. Scilex Pharma purchased approximately $0.7 million of inventory from ITOCHU CHEMICAL FRONTIER Corporation during the six months ended June 30, 2020.

2018 Purchase Agreements and Indenture for Scilex Pharmaceuticals Inc.

On September 7, 2018, Scilex Pharma entered into purchase agreements (the “2018 Purchase Agreements”) with certain investors (the “Purchasers”) and us. Pursuant to the 2018 Purchase Agreements, on September 7, 2018, Scilex Pharma, among other things, issued and sold to the Purchasers senior secured notes due 2026 (the “Scilex Notes”) with an aggregate principal of $224.0 million for an aggregate purchase price of $140.0 million (the “Offering”). In connection with the Offering, Scilex Pharma also entered into an indenture governing the Scilex Notes (the “Indenture”) with U.S. Bank National Association, as trustee (the “Trustee”) and collateral agent (the “Collateral Agent”), and us. Pursuant to the Indenture, we agreed to irrevocably and unconditionally guarantee, on a senior unsecured basis, the punctual performance and payment when due of all obligations of Scilex Pharma under the Indenture. The holders of the Scilex Notes will be entitled to receive quarterly payments of principal of the Scilex Notes equal to a percentage, in the range of 10% to 20% of the net sales of ZTlido® (lidocaine topical system) 1.8% for the prior fiscal quarter, beginning on February 15, 2019. Pursuant to the terms of the Indenture, the percentage of net sales payable and the aggregate principal amount due are subject to increase if certain conditions are not met.

Certain entities affiliated with Oaktree purchased $80 million aggregate principal amount of the Scilex Notes in the Offering. Mr. Lee, a member of our board, was a Managing Director at Oaktree at the time of the Offering.

Oaktree Term Loan Agreement

On November 7, 2018, we and certain of our domestic subsidiaries (the “Guarantors”) entered into that certain Term Loan Agreement, dated as of November 7, 2018, by and among the Company, the Guarantors, certain funds affiliated with Oaktree Capital Management, L.P. (“Oaktree” and such funds, the “Lenders”) and the Oaktree Fund Administration, LLC, as administrative and collateral agent (the “Agent”), as administrative and collateral agent (the “Original Loan Agreement”), for an initial term loan of $100.0 million on November 7, 2018 (the “Initial Loan”) and a second tranche of $50.0 million, subject to the achievement of certain commercial and financial milestones between August 7, 2019 and November 7, 2019 and the satisfaction of certain customary conditions (the “Conditional Loan”). In connection with the Original Loan Agreement, we and the Guarantors entered into a Collateral Agreement with the Agent (the “Collateral Agreement”). The Collateral Agreement provided that the Initial Loan and the Conditional Loan were secured by substantially all of our and the Guarantors’ assets and a pledge of 100% of the equity interests in other entities that each of us and the Guarantors held (subject to certain exceptions and other than equity interests held by us or a Guarantor in certain foreign subsidiaries, which is limited to 65% of such voting equity interests).

In connection with the Original Loan Agreement, on November 7, 2018, we issued to the Lenders warrants to purchase 6,288,985 shares of the Company’s common stock (the “Initial Warrants”). The Initial Warrants have an exercise price per share of $3.28, subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions, are exercisable from May 7, 2019 through May 7, 2029 and are exercisable solely on a cash basis, unless there is not an effective registration statement covering the resale of the shares issuable upon exercise of the Initial Warrants, in which case the Initial Warrants shall also be exercisable on a cashless exercise basis.

On May 3, 2019, we, the Guarantors and the Lenders and the Agent entered into an amendment to the Original Loan Agreement (the “First Amendment”). Under the terms of the First Amendment, among other things, on May 3, 2019, the Lenders loaned to us $20.0 million of the Conditional Loan in the form an additional term loan of $20.0 million on May 3, 2019 (the “Early Conditional Loan”, and together, with the Initial Loan, the “Term Loans”), notwithstanding that the commercial and financial milestones had not occurred. The Initial Loan was set to mature on November 7, 2023. The Early Conditional Loan was set to mature on May 3, 2020. The Term Loans could be prepaid by us, in whole or in part at any time, subject to a prepayment fee. Upon any prepayment or repayment of all or a portion of the Term Loans, we had agreed to pay the Lenders an exit fee equal to 1.25% of the principal amount paid or prepaid amounting to approximately $1.5 million. The First Amendment provided that, in the event of an optional prepayment of all or any portion of the Term Loans prior to November 7, 2021, we would be obligated to pay a prepayment fee in an amount equal to the amount of interest that would have been paid on the principal amount of the Term Loans being prepaid for the period from and including the date of such prepayment to, but excluding, November 7, 2021, based on the interest rate in effect on the date of any such prepayment (the “Make-Whole Payment”), plus 3% of the principal amount of the Term Loans being so prepaid.

In connection with the First Amendment, on May 3, 2019, we issued to the Lenders warrants to purchase an aggregate of 1,333,304 shares of our common stock (the “2019 Warrants”). The 2019 Warrants have an exercise price per share of $3.94, subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions, are exercisable from November 3, 2019 through November 3, 2029 and are exercisable solely on a cash basis, unless there is not an effective registration statement covering the resale of the shares issuable upon exercise of the 2019 Warrants, in which case the 2019 Warrants shall also be exercisable on a cashless exercise basis.

We paid Oaktree an annual fee of $100,000 for certain advisory services provided to our Board and an annual fee of $100,000 for certain advisory services provided to the Board of Directors of Scilex Holding.

On December 6, 2019, we, the Guarantors, the Lenders and the Agent entered into an amendment to the Original Loan Agreement, as amended by the First Amendment (the “Second Amendment” and the Original Loan Agreement, as amended by the First Amendment and the Second Amendment, the “Loan Agreement”). Under the terms of the Second Amendment, the Lenders agreed that, in the event of an optional prepayment of all or any portion of the Term Loans on or prior to March 31, 2020, the prepayment fee would be equal to 3% of the principal amount of the Term Loans being prepaid, and we would not be required to pay any Make-Whole Payment. Pursuant to the Second Amendment, we also agreed to certain financial milestones and to fund and maintain, in a blocked liquidity account, an amount equal to (i) $2.5 million, or (ii) $20.0 million upon the achievement by us of certain financial milestones; provided, that the amount required to be maintained in the blocked liquidity account was $10.0 million if we made an optional prepayment of at least $50.0 million in principal amount of the Term Loans on or prior to March 31, 2020.

In connection with the Second Amendment, on December 6, 2019, we paid the Lenders certain fees of $1.2 million in the aggregate and issued to the Lenders warrants to purchase an aggregate of 2,000,000 shares of the Company’s common stock (the “Warrants”). The Warrants have an exercise price per share of $3.26, subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions, will be exercisable from June 6, 2020 through June 6, 2030 and will be exercisable solely on a cash basis, unless there is not an effective registration statement covering the resale of the shares issuable upon exercise of the Warrants (the “Warrant Shares”), in which case the Warrants shall also be exercisable on a cashless exercise basis.

In connection with the Second Amendment, on December 6, 2019, we and the Lenders entered into an amendment (the “RRA Amendment” and, together with the Amendment and the Warrants, the “Transaction Documents”) to that certain Registration Rights Agreement, dated as of November 7, 2018, as amended by that certain Amendment No. 1 to the Registration Rights Agreement, dated as of May 3, 2019, by and among us and the persons party thereto. Under the terms of the RRA Amendment, we agreed to file one or more registration statements with the SEC for the purpose of registering for resale the Warrant Shares by no later than the 45th day following the issuance of the Warrants.

In connection with the Second Amendment, on December 6, 2019, we and Oaktree entered into a letter agreement (the “Letter Agreement”) pursuant to which we agreed that our Board would increase the number of members of our Board and, subject to the satisfaction of certain conditions, appoint Mr. Edgar Lee as a member of our Board. We also agreed that our Board would nominate Mr. Lee as a director at the 2020 annual meeting of our stockholders and at each subsequent annual meeting during the term of the Letter Agreement. In the event that Mr. Lee resigned as a director or otherwise refused or is unable to serve as a director during the term of the Letter Agreement, Oaktree could designate a replacement director who would be independent of Oaktree, considered an independent director under the listing rules of The Nasdaq Stock Market LLC, was mutually agreed upon in writing by us and Oaktree and had a comparable amount of business experience to Mr. Lee. The Letter Agreement would terminate if, at any time, the aggregate principal amount of the Term Loans held by funds associated with Oaktree is $70.0 million or less.

Mr. Lee was a Managing Director at Oaktree, which is the manager of each of the Lenders, during each of the above transactions. In addition, Oaktree is the parent of OCM Investments LLC, which is the investment manager of each of the Lenders. Mr. Lee was the Chairman of the Board of Directors, Chief Executive Officer and Chief Investment Officer of Oaktree Strategic Income II, Inc., which is one of the Lenders, during each of the above transactions. Mr. Lee was the Chief Executive Officer and Chief Investment Officer for Oaktree Specialty Lending Corporation, which is the sole owner and managing member of OCSL SRNE, LLC, which is one of the Lenders, during each of the above transactions.

On June 12, 2020, we paid off all obligations owing under, and terminated, the Loan Agreement. Pursuant to the Loan Agreement, upon the prepayment of the amounts outstanding under the Loan Agreement, we paid a prepayment fee in an amount equal to 5% of the principal amount of the Term Loans prepaid, plus an exit fee in an amount equal to 1.25% of the principal amount of the Term Loans prepaid. The security interests and liens granted in connection with the Loan Agreement were terminated in connection with our discharge of indebtedness thereunder. In addition, the Letter Agreement, and the rights of Oaktree thereunder, terminated in connection with our prepayment of the amounts outstanding under the Loan Agreement.

Indemnification Agreements with Directors and Executive Officers

We have entered into indemnity agreements with certain directors, officers and other key employees of ours under which we agreed to indemnify those individuals under the circumstances and to the extent provided for in the agreements, for expenses, damages, judgments, fines, settlements and any other amounts they may be required to pay in actions, suits or proceedings which they are or may be made a party or threatened to be made a party by reason of their position as a director, officer or other agent of ours, and otherwise to the fullest extent permitted under Delaware law and our Amended and Restated Bylaws. We also have an insurance policy covering our directors and executive officers with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise. We believe that these provisions and insurance coverage are necessary to attract and retain qualified directors, officers and other key employees.

ADDITIONAL INFORMATION

Householding

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Proxy Availability Notices or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as householding, potentially provides extra convenience for stockholders and cost savings for companies. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A Notice or proxy materials will be delivered in one single envelope to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice or proxy materials, please notify your broker or call the Company’s Secretary at (858) 203-4100, or submit a request in writing to our Corporate Secretary, c/o Sorrento Therapeutics, Inc., 4955 Directors Place, San Diego, California 92121. Stockholders who currently receive multiple copies of the Notice or proxy materials at their address and would like to request householding of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice or proxy materials to a stockholder at a shared address to which a single copy of the documents was delivered.

Annual Reports and Form 10-K

Our annual report for the fiscal year ended December 31, 2019 will be mailed to stockholders of record on or about September 1, 2020. Our annual report does not constitute, and should not be considered, a part of this proxy solicitation material.

Any person who was a beneficial owner of our common stock on the Record Date may request a copy of our annual report, and it will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our company at such date. Requests should be directed to Sorrento Therapeutics, Inc., 4955 Directors Place, San Diego, California 92121, Attention: Brian Sun, SVP, General Counsel and Corporate Secretary.

OTHER MATTERS

We do not know of any business other than that described in this proxy statement that will be presented for consideration or action by the stockholders at the Annual Meeting. If, however, any other business is properly brought before the Annual Meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes. All stockholders are urged to complete, sign and return the accompanying proxy card in the enclosed envelope.

By the Order of the Board of Directors
/s/ Henry Ji, Ph.D.

Henry Ji, Ph.D.
Chief Executive Officer and President and Director

San Diego, California
September 1, 2020

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY D22415-P43663 1a. Henry Ji, Ph.D. 1. Election of Directors Nominees: 1d. David Lemus 1b. Dorman Followwill 1c. Kim D. Janda, Ph.D. 1g. Yue Alexander Wu, Ph.D. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 1e. Jaisim Shah 1f. Dr. Robin L. Smith 2. Proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. 3. Proposal to approve the Sorrento Therapeutics, Inc. 2020 Employee Stock Purchase Plan. 4. Proposal to approve the amendment to the Sorrento Therapeutics, Inc. 2019 Stock Incentive Plan to increase the number of shares authorized for issuance thereunder by 12,500,000 shares. 5. Proposal to approve the CEO Performance Award for Henry Ji, Ph.D. For Withhold For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! SORRENTO THERAPEUTICS, INC. The Board of Directors recommends you vote FOR the following proposals: NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. You may attend the Annual Meeting via the Internet and vote during the Annual Meeting. Have the information that is printed in the box marked with the arrow on your proxy card or Notice of Internet Availability of Proxy Materials available and follow the instructions. SORRENTO THERAPEUTICS, INC. 4955 DIRECTORS PLACE SAN DIEGO, CA 92121 ! ! ! VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on October 15, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/SRNE2020 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on October 15, 2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. You are cordially invited to attend our 2020 Annual Meeting of Stockholders, to be held virtually, via live webcast at www.virtualshareholdermeeting.com/SRNE2020 at 12:00 PM Pacific Time, on Friday, October 16, 2020. D22416-P43663 SORRENTO THERAPEUTICS, INC. Annual Meeting of Stockholders October 16, 2020 12:00 PM Pacific Time This proxy is solicited by the Board of Directors The stockholders hereby appoint Henry Ji, Ph.D. and Brian Sun, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of SORRENTO THERAPEUTICS, INC. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 12:00 PM Pacific Time on October 16, 2020, via live webcast at www.virtualshareholdermeeting.com/SRNE2020, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Please note, there will be no physical location for the meeting. To attend the meeting live via the Internet, please go to www.virtualshareholdermeeting.com/SRNE2020 and have your 16-digit control number available to login. This proxy is governed by the laws of the State of Delaware. Continued and to be signed on reverse side

Appendix A

SORRENTO THERAPEUTICS, INC.

2020 EMPLOYEE STOCK PURCHASE PLAN

Adopted by the Board of Directors on August 15, 2020

Approved by Stockholders on or about [          ], 2020

1.	Establishment of Plan.

Sorrento Therapeutics, Inc. (the “Company”) proposes to grant options to purchase shares (“Purchase Rights”) of the Company’s Common Stock (the “Common Stock”) to eligible employees of the Company and its Participating Subsidiaries (as hereinafter defined) pursuant to this Sorrento Therapeutics, Inc. 2020 Employee Stock Purchase Plan (this “Plan”).  For the purposes of this Plan, “Parent Corporation” and “Subsidiary” shall have the same meanings with respect to the Company as “parent corporation” and “subsidiary corporation” in Sections 424(e) and 424(f), respectively, of the Internal Revenue Code of 1986, as amended (the “Code”).  “Participating Subsidiaries” are Subsidiaries that the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board (the “Committee”) designates from time to time as corporations that shall participate in this Plan. The Company intends this Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments to or replacements of such Section), and this Plan shall be so construed.  Any term not expressly defined in this Plan but defined for purposes of Section 423 of the Code shall have the same definition herein.

2.	Number of Shares.

The total number of shares of Common Stock initially reserved and available for issuance pursuant to this Plan shall be 7,500,000, subject to adjustments effected in accordance with Section 15.  If any Purchase Right granted under this Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under this Plan.  The shares purchasable under this Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

3.	Purpose.

The purpose of this Plan is to provide eligible employees of the Company and Participating Subsidiaries with a convenient means of acquiring an equity interest in the Company through payroll deductions, to enhance such employees’ sense of participation in the affairs of the Company and Participating Subsidiaries, and to provide an incentive for continued employment.  For the purposes of this Plan, “employee” shall mean any individual who is an employee of the Company or a Participating Subsidiary.  Whether an individual qualifies as an employee shall be determined by the Committee, in its sole discretion.  The Committee shall be guided by the provisions of Treasury Regulation Section 1.421-7 and Section 3401(c) of the Code and the Treasury Regulations thereunder, with the intent that this Plan cover all “employees” within the meaning of those provisions other than those who are not eligible to participate in this Plan.  For purposes of an individual’s participation in or other rights, if any, under this Plan as of the time of the determination by the Committee of whether or not an individual is an employee, all such determinations by the Committee shall be final, binding and conclusive as to such rights, if any, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination as to such individual’s status as an employee.  Unless the Committee makes a contrary determination, the employees of the Company shall, for all purposes of this Plan, be those individuals who are carried as employees of the Company or a Participating Subsidiary for regular payroll purposes or are on a leave of absence for not more than 90 days.  Any inquiries regarding eligibility to participate in this Plan shall be directed to the Committee, whose decision shall be final.

4.	Administration.

This Plan shall be administered by the Committee.  Subject to the provisions of this Plan and the limitations of Section 423 of the Code or any successor provision in the Code, all questions of interpretation or application of this Plan shall be determined by the Committee and its decisions shall be final, binding and conclusive upon all participants.  Members of the Committee shall receive no compensation for their services in connection with the administration of this Plan, other than standard fees as established from time to time by the Board for services rendered by Board members serving on Board committees.  All expenses incurred in connection with the administration of this Plan shall be paid by the Company.  The Committee will have the power, subject to, and within the limitations of, the express provisions of this Plan:  (a) to designate from time to time which entities are Participating Subsidiaries, (b) to construe and interpret this Plan and rights granted hereunder, and to establish, amend and revoke rules and regulations for its administration, (c) to settle all controversies regarding this Plan and Purchase Rights granted under this Plan, (d) to amend or terminate this Plan at any time as provided in Section 26, and (e) to adopt such rules, procedures and sub-plans relating to the operation and administration of this Plan as are necessary or appropriate under applicable local laws, regulations and procedures to permit or facilitate participation in this Plan by employees who are foreign nationals or employed or located outside the United States.

5.	Eligibility.

Any employee of the Company or the Participating Subsidiaries is eligible to participate in an Offering Period (as hereinafter defined) under this Plan except the following:

(a)

employees who are not employed by the Company or a Participating Subsidiary prior to the beginning of such Offering Period or, if specified by the Committee with respect to an Offering Period, the employee has not been in the employ of the Company or a Participating Subsidiary, as the case may be, for such continuous period preceding such start of such Offering Period as the Committee may require, but in no event will the required period of continuous employment be equal to or greater than two years,

(b)	employees who are customarily employed for twenty (20) hours or less per week,
(c)	employees who are customarily employed for five (5) months or less in a calendar year, and
(d)

employees who, together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code, own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Parent Corporation or Subsidiary or who, as a result of being granted an option under this Plan with respect to such Offering Period, would own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Parent Corporation or Subsidiary.

6.	Offering & Purchase Periods.

Unless otherwise specified by the Committee, the offering periods of this Plan (each, an “Offering Period”) shall (a) be of six (6) months’ duration, and (b) commence on November 6th and end on May 5th, or commence on May 6th of each year and end on November 5th of the following year, as applicable.

Each Offering Period shall consist of one (1) six (6)-month purchase period (a “Purchase Period”) during which payroll deductions of the participants are accumulated under this Plan.

The first business day of each Offering Period is referred to as the “Offering Date”.  The last business day of each Purchase Period is referred to as the “Purchase Date”.

The Committee shall have the power to change the Offering Dates, the Purchase Dates and the duration of Offering Periods (provided that the duration of an Offering Period may not exceed twenty-seven (27) months from the Offering Date) or Purchase Periods without stockholder approval if such change is announced prior to the relevant Offering Period or prior to such other time period as specified by the Committee.

7.	Participation in this Plan.

Eligible employees may become participants in an Offering Period under this Plan on the Offering Date, after satisfying the eligibility requirements, by delivering a subscription agreement to the Company prior to such Offering Date, or such other time period as specified by the Committee.  An eligible employee who does not deliver a subscription agreement to the Company after becoming eligible to participate in an Offering Period shall not participate in that Offering Period or any subsequent Offering Period unless such employee enrolls in this Plan by delivering a subscription agreement with the Company prior to such Offering Period, or such other time period as specified by the Committee.  Once an employee becomes a participant in an Offering Period by delivering a subscription agreement to the Company, such employee shall automatically participate in the Offering Period commencing immediately following the last day of the prior Offering Period unless the employee withdraws or is deemed to withdraw from this Plan or terminates further participation in the Offering Period as set forth in Section 12.  Such participant is not required to deliver any additional subscription agreement in order to continue participation in this Plan.

8.	Grant of Purchase Right on Enrollment.

On each Offering Date, each eligible employee will be granted a Purchase Right to purchase up to that number of shares of Common Stock (rounded down to the nearest whole share) purchasable either with a percentage or with a maximum dollar amount, as designated by the Committee, but in either case not exceeding fifteen percent (15%) of such employee’s compensation for such Offering Period during the period that begins on the Offering Date and ends on the last day of the Offering Period.

9.	Purchase Price.

The purchase price per share at which a share of Common Stock shall be sold in any Offering Period shall be eighty-five percent (85%) of the lesser of: (a) the fair market value on the Offering Date; or (b) the fair market value on the Purchase Date.

For the purposes of this Plan, the term “fair market value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(a)

If the Common Stock is listed on any established stock exchange or traded on any established market, the fair market value of a share of Common Stock will be the closing sales price for such shares as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in such source as the Committee deems reliable.  Unless otherwise provided by the Committee, if there is no closing sales price for the Common Stock on the date of determination, then the fair market value will be the closing sales price on the last preceding date for which such quotation exists;

(b)

If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the fair market value of a share of Common Stock will be the average of the closing bid and asked prices for the Common Stock on the date of determination (or if no bids and asks were reported on that date, as applicable, on the last trading day such bids and asks were reported); or

(c)	In the absence of an established market for the Common Stock, the fair market value of a share of Common Stock will be determined in good faith by the Committee.
10.	Payment of Purchase Price; Changes in Payroll Deductions; Issuance of Shares.
(a)

The purchase price of the shares is accumulated by regular payroll deductions made during each Offering Period.  The deductions may be made (at the election of the participant) either (a) as an election of a whole dollar amount not less than $10 per payroll period, nor greater than an amount equal to the amount that is fifteen percent (15%) of the participant’s compensation, or (b) as a percentage of the participant’s compensation in one percent (1%) increments, not less than one percent (1%), nor greater than fifteen percent (15%), or, in each case, such lower limit set by the Committee.  Compensation shall mean base pay, incentive compensation, bonuses and commissions (provided, however, that with respect to an Offering Period, the participant may elect to have his or her percentage of payroll deductions under this Plan calculated with respect to (and solely deducted from) only his or her base pay); provided, however, that for purposes of determining a participant’s compensation, any election by such participant to reduce his or her regular cash remuneration under Sections 125 or 401(k) of the Code shall be treated as if the participant did not make such election. Payroll deductions shall commence on the first payday after the beginning of the Offering Period and shall continue to the end of the Offering Period unless sooner altered or terminated as provided by this Plan.

(b)

A participant may increase or decrease the rate of payroll deductions during an Offering Period by filing with the Company a new authorization for payroll deductions, in which case the new rate shall become effective for the next payroll period commencing after the Company’s receipt of the authorization and shall continue for the remainder of the Offering Period unless changed as described below.  Such change in the rate of payroll deductions may be made at any time during an Offering Period, but unless otherwise provided by the Committee with respect to a Purchase Period, not more than one (1) change may be made effective during any Purchase Period.  A participant may increase or decrease the rate of payroll deductions for any subsequent Offering Period by filing with the Company a new authorization for payroll deductions prior to the beginning of such Offering Period, or such other time period as specified by the Committee.

(c)

A participant may reduce his or her payroll deduction percentage to zero during an Offering Period by filing with the Company a request for cessation of payroll deductions.  Such reduction shall be effective beginning with the next payroll period after the Company’s receipt of the request and no further payroll deductions shall be made for the duration of the Offering Period.  Payroll deductions credited to the participant’s account prior to the effective date of the request shall be used to purchase shares of Common Stock of the Company in accordance with Section 10(e).  A participant may not resume making payroll deductions during the Offering Period in which he or she reduced his or her payroll deductions to zero.

(d)

All payroll deductions made for a participant are credited to his or her account under this Plan and are deposited with the general funds of the Company.  No interest accrues on the payroll deductions.  All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

(e)

On each Purchase Date, for so long as this Plan remains in effect and provided that the participant has not submitted a signed and completed withdrawal form before that date (or such deadline prior to the Purchase Date established by the Committee), which notifies the Company that the participant wishes to withdraw from that Offering Period under this Plan and have all payroll deductions accumulated in the account maintained on behalf of the participant, as of that date returned to the participant, the Company shall apply the funds then in the participant’s account to the purchase of whole shares of Common Stock reserved under the Purchase Right granted to such participant with respect to the Offering Period to the extent that such Purchase Right is exercisable on the Purchase Date. The purchase price per share shall be as specified in Section 9. Any cash remaining in a participant’s account after such purchase of shares shall be refunded to such participant in cash, without interest; provided, however, that any amount remaining in such participant’s account on a Purchase Date which is less than the amount necessary to purchase a full share of Common

Stock shall be carried forward, without interest, into the next Purchase Period or Offering Period, as the case may be.  In the event that this Plan has been oversubscribed, all funds not used to purchase shares on the Purchase Date shall be returned to the participant, without interest.  No Common Stock shall be purchased on a Purchase Date on behalf of any employee whose participation in this Plan has terminated prior to such Purchase Date.

(f)	As soon as practicable after the Purchase Date, the Company shall issue shares for the participant’s benefit representing the shares purchased upon exercise of his or her Purchase Right.
(g)

During a participant’s lifetime, his or her Purchase Right hereunder is exercisable only by him or her.  The participant shall have no interest or voting rights in shares covered by any of his or her Purchase Right until such Purchase Right has been exercised.

11.	Limitations on Shares to be Purchased.
(a)

As specified by Section 423(b)(8) of the Code, an eligible employee may be granted Purchase Rights under this Plan only if such Purchase Rights, together with any other rights granted under all employee stock purchase plans of the Company and any Parent Corporation or Subsidiary, do not permit such eligible employee’s Purchase Rights to accrue at a rate which, when aggregated, exceeds $25,000 of fair market value of such shares (determined at the time such rights are granted, and which, with respect to this Plan, will be determined as of their respective Offering Dates) for each calendar year in which such Purchase Rights are outstanding at any time.  The Company shall automatically suspend the payroll deductions of any participant as necessary to enforce such limit; provided that when the Company automatically resumes such payroll deductions, the Company must apply the rate in effect immediately prior to such suspension.  This limitation shall apply on a calendar year by calendar year basis and no unused portion of this limitation may be used in subsequent calendar years.

(b)

No participant shall be entitled to purchase more than the Maximum Share Amount (as defined below) on any single Purchase Date.  Prior to the commencement of any Offering Period or prior to such time period as specified by the Committee, the Committee may, in its sole discretion, set a maximum number of shares which may be purchased by any employee at any single Purchase Date (hereinafter the “Maximum Share Amount”) and unless otherwise specified by the Committee, the Maximum Share Amount shall be 20,000 shares.  If a new Maximum Share Amount is set, then all participants must be notified of such Maximum Share Amount prior to the commencement of the next Offering Period.  The Maximum Share Amount shall continue to apply with respect to all succeeding Purchase Dates and Offering Periods unless revised by the Committee as set forth above.  In addition, prior to the commencement of an Offering Period or prior to such time period as may be specified by the Committee, the Committee may, in its sole discretion, set a maximum number of shares which may be purchased by all participants on any single Purchase Date (hereinafter the “Aggregate Purchase Date Amount”).

(c)

If the number of shares to be purchased on a Purchase Date by all employees participating in this Plan exceeds the number of shares then available for issuance under this Plan (or if applicable, the Aggregate Purchase Date Amount), then the Company shall make a pro rata allocation of the remaining shares in as uniform a manner as shall be reasonably practicable and as the Committee shall determine to be equitable.  In such event, the Company shall give written notice of such reduction of the number of shares to be purchased under a participant’s Purchase Right to each participant affected.

(d)

Any payroll deductions accumulated in a participant’s account which are not used to purchase stock due to the limitations in this Section 11 shall be returned to the participant as soon as practicable after the end of the applicable Purchase Period, without interest.

12.	Withdrawal.
(a)

Each participant may withdraw from an Offering Period under this Plan by signing and delivering to the Company a written notice to that effect on a form provided for such purpose.  Such withdrawal may be elected at any time prior to the end of an Offering Period, or such other time period as specified by the Committee.

(b)

Upon withdrawal from this Plan, the accumulated payroll deductions shall be returned to the withdrawn participant, without interest, and his or her interest in this Plan shall terminate.  In the event a participant voluntarily elects to withdraw from this Plan, he or she may not resume his or her participation in this Plan during the same Offering Period, but he or she may participate in any Offering Period under this Plan which commences on a date subsequent to such withdrawal by filing a new authorization for payroll deductions in the same manner as set forth in Section 7 for initial participation in this Plan.

13.	Termination of Employment.

Termination of a participant’s employment for any reason, including retirement, death or the failure of a participant to remain an eligible employee of the Company or of a Participating Subsidiary, shall immediately terminate his or her participation in this Plan. In such event, the payroll deductions credited to the participant’s account shall be returned to him or her or, in the case of his or her death, to his or her legal representative, without interest.  For purposes of this Section 13, an employee shall not be deemed to have terminated employment or failed to remain in the continuous employ of the Company or of a Participating Subsidiary in the case of sick leave, military leave, or any other leave of absence approved by the Committee; provided, however, that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute.  The Committee will have sole discretion to determine whether a participant has terminated employment and the effective date on which the participant terminated employment.

14.	Return of Payroll Deductions.

In the event a participant’s interest in this Plan is terminated by withdrawal, termination of employment or otherwise, or in the event this Plan is terminated by the Board or the Committee, the Company shall deliver to the participant all payroll deductions credited to such participant’s account. No interest shall accrue on the payroll deductions of a participant in this Plan.

15.	Capital Changes.

Subject to any required action by the stockholders of the Company, the number and type of shares of Common Stock covered by each Purchase Right under this Plan which has not yet been exercised and the number and type of shares of Common Stock which have been authorized for issuance under this Plan but have not yet been placed under a Purchase Right (collectively, the “Reserves”), the Maximum Share Amount and, if applicable, any Aggregate Purchase Date Amount, as well as the price per share of Common Stock covered by each Purchase Right under this Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of Common Stock of the Company resulting from a stock split or the payment of a stock dividend (but only on the Common Stock), any other increase or decrease in the number of issued and outstanding shares of Common Stock effected without receipt of any consideration by the Company or other change in the corporate structure or capitalization affecting the Company’s present Common Stock; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Committee, whose determination shall be final, binding and conclusive.  Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to a Purchase Right.

In the event of the proposed dissolution or liquidation of the Company, the Offering Period shall terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee.  The Committee may, in the exercise of its sole discretion in such instances, declare that this Plan shall terminate as of a date fixed by the Committee and give each participant the right to purchase shares under this Plan prior to such termination.  In the event of (a) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the Purchase Rights under this Plan are assumed, converted or replaced by the successor corporation, which assumption shall be final, binding and conclusive on all participants), (b) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (c) the sale of all or substantially all of the consolidated assets of the Company and its Subsidiaries, or (d) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company or similar transaction, then (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights granted under this Plan or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the participants’ accumulated Plan contributions will be used to purchase shares of Common Stock (rounded down to the nearest whole share) under the outstanding Purchase Rights within ten business days (or such other period specified by the Committee) prior to the transaction, and the Purchase Rights will terminate immediately after such purchase.

The Committee may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding Purchase Right, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, or in the event of the Company being consolidated with or merged into any other corporation.

16.	Nonassignability.

Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of a Purchase Right or to receive shares under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by the laws of descent and distribution or as provided in Section 23) by the participant.  Any such attempt at assignment, transfer, pledge or other disposition shall be void and without effect.

17.	Reports.

Individual accounts shall be maintained for each participant in this Plan.  Each participant shall receive, at least annually, a report of his or her account setting forth the total payroll deductions accumulated, the number of shares purchased, the per share price thereof and the remaining cash balance, if any, carried forward to the next Purchase Period or Offering Period, as the case may be.

18.	Disposition Requirements.
(a)

Each participant shall notify the Company in writing if the participant disposes of any of the shares purchased in any Offering Period pursuant to this Plan if such disposition occurs within two (2) years from the Offering Date or within one (1) year from the Purchase Date on which such shares were purchased (the “Notice Period”).  After the Notice Period, the Company may require each participant to give the Company prompt notice of any disposition of shares purchased in any Offering Period pursuant to this Plan.

(b)

The Company may place a legend or legends on any certificate representing shares acquired pursuant to this Plan requesting the Company’s transfer agent to notify the Company of any transfer of the shares.

19.	No Rights to Continued Employment.

Neither this Plan nor the grant of any Purchase Right hereunder shall confer any right on any employee to remain in the employ of the Company or any Participating Subsidiary, or restrict the right of the Company or any Participating Subsidiary to terminate such employee’s employment.

20.	Equal Rights and Privileges; Rules for Foreign Jurisdictions.

All eligible employees shall have equal rights and privileges with respect to this Plan so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 or any successor provision of the Code and the related regulations.  Any provision of this Plan which is inconsistent with Section 423 or any successor provision of the Code shall, without further act or amendment by the Company, the Committee or the Board, be reformed to comply with the requirements of Section 423. This Section 20 shall take precedence over all other provisions in this Plan.  Notwithstanding the foregoing, the Company may adopt (a) rules or procedures relating to the operation and administration of this Plan to accommodate the specific requirements of local laws and procedures, including, without limitation, rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements, or (b) sub-plans applicable to particular Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code, and the rules of such sub-plans may take precedence over other provisions of this Plan with respect to such foreign participants, but unless otherwise superseded by the specific terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

21.	Notices.

All notices or other communications by a participant to the Company under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22.	Term; Stockholder Approval.

This Plan shall be approved by the stockholders of the Company, in any manner permitted by applicable corporate law, within twelve (12) months after the date this Plan is adopted by the Board.  No purchase of shares pursuant to this Plan shall occur prior to such stockholder approval.  This Plan shall continue until the earlier to occur of (a) termination of this Plan by the Board or the Committee (which termination may be effected by the Board or the Committee at any time), or (b) issuance of all of the shares of Common Stock reserved for issuance under this Plan.

23.	Designation of Beneficiary.
(a)

The Company may, but is not obligated to, permit a participant to submit a form designating a beneficiary who will receive any shares of Common Stock and/or contributions from the participant’s account under this Plan if the participant dies before such shares and/or contributions are delivered to the participant.  The Company may, but is not obligated to, permit the participant to change such designation of beneficiary.  Any such designation and/or change must be on a form approved by the Company.

(b)

If a participant dies and has no valid beneficiary designation, the Company will deliver any shares of Common Stock and/or contributions to the executor or administrator of the estate of the participant.  If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or contributions, without interest, to the participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

24.	Conditions Upon Issuance of Shares; Limitation on Sale of Shares.

Shares shall not be issued with respect to a Purchase Right unless the exercise of such Purchase Right and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

25.	Applicable Law.

This Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of Delaware.

26.	Amendment or Termination.

The Board or the Committee may at any time amend, terminate or extend the term of this Plan, except that any such termination cannot affect Purchase Rights previously granted under this Plan, nor may any amendment make any change in a Purchase Right previously granted which would adversely affect the right of a participant without the consent of such participant, nor may any amendment be made without approval of the stockholders of the Company obtained in accordance with Section 22 within twelve (12) months of the adoption of such amendment (or earlier if required by Section 22) if such amendment would:

(a)	increase the number of shares that may be issued under this Plan; or
(b)	change the designation of the employees (or class of employees) eligible for participation in this Plan.

Notwithstanding the foregoing, in the event that the Board or the Committee determines that the ongoing operation of this Plan may result in unfavorable financial accounting consequences, the Board (or the Committee) may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate this Plan to reduce or eliminate such accounting consequence.

Appendix B

SORRENTO THERAPEUTICS, INC.

2019 STOCK INCENTIVE PLAN

PLAN DOCUMENT

1.	Establishment, Purpose, and Types of Awards

Sorrento Therapeutics, Inc. (the “Company”) hereby establishes this equity-based incentive compensation plan to be known as the “Sorrento Therapeutics, Inc. 2019 Stock Incentive Plan” (hereinafter referred to as the “Plan”) in order to provide incentives and awards to select employees, directors, consultants, and advisors of the Company and its Affiliates. Upon approval by the Company’s stockholders of the Plan, the Company shall no longer issue new awards under its Amended and Restated 2009 Stock Incentive Plan (the “Original Plan”). In the event that the Company’s stockholders do not approve the Plan, the Original Plan will continue in full force and effect.

(a)	Awards. The Plan permits grants of the following types of awards (“Awards”), according to the Sections of the Plan listed here:

Section 6    Options

Section 7    Share Appreciation Rights

Section 8    Restricted Shares, Restricted Share Units, Unrestricted Shares and Dividend Equivalents

Section 9    Performance Awards

(b)

Effect on Other Plans. The Plan is not intended to affect and shall not affect any stock options, equity-based compensation or other benefits that the Company or its Affiliates may have provided pursuant to any agreement, plan, or program that is independent of this Plan.

2.	Defined Terms

Terms in the Plan that begin with an initial capital letter have the defined meaning set forth in Appendix A, unless defined elsewhere in this Plan or the context of their use clearly indicates a different meaning.

3.	Shares Subject to the Plan

Subject to the provisions of Section 12:

(a)	The maximum number of Shares that the Company may issue for all Awards is 22,500,000 Shares.
(b)

For all Awards, the Shares issued pursuant to the Plan may be authorized but unissued Shares, or Shares that the Company has reacquired or otherwise holds in treasury. Shares that are subject to an Award under this Plan that for any reason expire, are forfeited, are cancelled, become unexercisable, or are settled for cash (in whole or in part), and Shares that are for any other reason not paid or delivered under the Plan shall again, except to the extent prohibited by Applicable Law, be available for subsequent Awards under this Plan. In addition, the Committee may make future Awards with respect to Shares that the Company retains from otherwise delivering pursuant to an Award under this Plan either (i) as payment of the exercise or purchase price of an Award, or (ii) in order to satisfy the withholding or employment taxes due upon grant, exercise, vesting or distribution of an Award. Any Shares forfeited by the Participant or repurchased by the Company under Section 8(b) at a price not greater than the price originally paid by the Participant so that such Shares are returned to the Company will again be available for Awards under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Share Option to fail to qualify as an incentive stock option under Section 422 of the Code.

(c)

Notwithstanding the foregoing, but subject to adjustments pursuant to Section 12, the number of Shares that are available for ISO Awards shall be determined, to the extent required under applicable tax laws, by reducing the number of Shares designated in Section 3(a) by the number of Shares issued pursuant to Awards, provided that any Shares that are either issued or purchased under the Plan and forfeited back to the Plan, or surrendered in payment of the exercise price for an Award, shall be available for issuance pursuant to future ISO Awards.

(d)

Substitute Awards shall not reduce the Shares authorized for grant under the Plan. Additionally, in the event that a company acquired by the Company or with which the Company combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available Shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were employed by or providing services to the acquired company immediately prior to such acquisition or combination.

4.	Administration
(a)

General. The Committee shall administer the Plan in accordance with its terms. In its sole discretion, the Board may, at any time and from time to time, exercise any and all rights and duties of the Committee under the Plan except with respect to matters which, under Rule 16b-3 under the Exchange Act or any successor rule or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee. To the extent necessary to comply with Rule 16b-3 of the Exchange Act, the Committee (or another committee or subcommittee of the Board assuming the functions of the Committee under the Plan) shall take all action with respect to such Awards, and the individuals taking such action shall consist solely of two or more non-employee directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as both a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule. Additionally, to the extent required by Applicable Law, each of the individuals constituting the Committee (or another committee or subcommittee of the Board assuming the functions of the Committee under the Plan) shall be an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Notwithstanding the foregoing, any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 4 or otherwise provided in any charter of the Committee. The Committee shall hold meetings at such times and places as it may determine, and shall make such rules and regulations for the conduct of its business as it deems advisable.

(b)

Committee Composition. The Board shall appoint the members of the Committee. If, and to the extent permitted by Applicable Law, the Committee may authorize one or more Reporting Persons (or other officers) to make Awards to Eligible Persons who are not Reporting Persons (or other officers whom the Committee has specifically authorized to make Awards). The Board may at any time appoint additional members to the Committee, remove and replace members of the Committee with or without Cause, and fill vacancies on the Committee however caused.

(c)	Powers of the Committee. Subject to the provisions of the Plan, the Committee shall have the authority, in its sole discretion:
(i)	to determine Eligible Persons to whom Awards shall be granted from time to time, and the number of Shares, units, or SARs to be covered by each Award;
(ii)	to determine, from time to time, the Fair Market Value of Shares;
(iii)

to determine, and to set forth in Award Agreements, the terms and conditions of all Awards, including any applicable exercise or purchase price, the installments and conditions under which an Award shall become vested (which may be based on performance), terminated, expired, cancelled, or replaced, and the circumstances for vesting acceleration or waiver of forfeiture restrictions, and other restrictions and limitations.

(iv)	to approve the forms of Award Agreements, and all other documents, notices and certificates in connection therewith, which need not be identical either as to type of Award or among Participants;
(v)

to construe and interpret the terms of the Plan and any Award Agreement, to determine the meaning of their terms, and to prescribe, amend, and rescind rules and procedures relating to the Plan and its administration;

(vi)

to the extent consistent with the purposes of the Plan, and without amending the Plan, to modify, cancel, or waive the Company’s rights with respect to any Awards, to adjust or to modify Award Agreements for changes in Applicable Law, and to recognize differences in foreign law, tax policies, or customs;

(vii)

to implement paperless documentation, granting, settlement, or exercise of Awards by a Participant may be permitted through the use of such an automated system, in all cases, in the event that the Company establishes for itself, or uses, the services of a third party to establish an automated system for the documentation, granting, settlement, or exercise of Awards, such as a system using an internet website or interactive voice response; and

(viii)	to make all other interpretations, and to take all other actions that the Committee may consider necessary or advisable to administer the Plan, or to effectuate its purposes.

Subject to Applicable Law and the restrictions set forth in the Plan, the Committee may delegate administrative functions to individuals who are Reporting Persons, officers, or Employees of the Company or its Affiliates.

(d)

Action by Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by an officer or other employee of the Company or any Affiliate thereof, the Company’s independent certified public accounts, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

(e)

Deference to Committee Determinations. The Committee shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion it deems to be appropriate in its sole discretion, and to make any findings of fact needed in the administration of the Plan or Award Agreements. The Committee’s prior exercise of its discretionary authority shall not obligate it to exercise its authority in a like fashion thereafter. The Committee’s interpretation and construction of any provision of the Plan, or of any Award or Award Agreement, shall be final, binding, and conclusive. The validity of any such interpretation, construction, decision or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly made in bad faith or materially affected by fraud. The Committee may make any determination required hereunder, including determinations under Section 12, on an Award-by-Award basis.

(f)

No Liability; Indemnification. Neither the Board nor any Committee member, nor any Person acting at the direction of the Board or the Committee, shall be liable for any act, omission, interpretation, construction or determination made in good faith with respect to the Plan, any Award or any Award Agreement. The Company and its Affiliates shall pay or reimburse any member of the Committee, as well as any Director, Employee, or Consultant who takes action in connection with the Plan, for all expenses incurred with respect to the Plan, and, to the fullest extent allowable under Applicable Law, shall indemnify each and every one of them for any claims, liabilities, and costs (including reasonable attorneys’ fees) arising out of their good faith performance of duties under the Plan. The Company and its Affiliates may obtain liability insurance for this purpose.

5.	Eligibility
(a)

General Rule. The Committee may grant ISOs only to Employees (including officers who are Employees) of the Company, or an Affiliate that is a “parent corporation” or “subsidiary corporation” within the meaning of

Section 424 of the Code, and may grant all other Awards to any Eligible Person. A Participant who has been granted an Award may be granted an additional Award or Awards if the Committee shall so determine, if such person is otherwise an Eligible Person and, if otherwise, in accordance with the terms of the Plan.

(b)

Grant of Awards. Subject to the express provisions of the Plan, the Committee shall determine from the class of Eligible Persons those individuals to whom Awards under the Plan may be granted, the number of Shares subject to each Award, and the price (if any) to be paid for the Shares or the Award and, in the case of Performance Awards, in addition to the matters addressed in Section 9, the specific objectives, goals and performance criteria that further define the Performance Award. Each Award shall be evidenced by an Award Agreement signed by the Company and, if required by the Committee, by the Participant. The Award Agreement shall set forth the material terms and conditions of the Award established by the Committee, and each Award shall be subject to the terms and conditions set forth in Sections 22, 23, and 25 unless otherwise specifically provided in an Award Agreement. All Awards granted pursuant to the Plan shall have a minimum vesting period of one year from the date of grant.

(c)

Limits on Awards. Notwithstanding any provision in the Plan to the contrary, and subject to Section 12(a): (i) the maximum aggregate number of Shares with respect to one or more Awards that may be granted to any one person other than a Non-Employee Director during any calendar year shall be 4,000,000; (ii) the maximum aggregate number of Shares, with respect to one or more Awards that may be granted to any Non-Employee Director during any calendar year, shall be 250,000; and (iii) no Participant may be granted, during any calendar year, Awards initially payable in cash that could result in such Participant receiving cash payments exceeding $5,000,000 pursuant to such Awards. The Committee will adjust these limitations pursuant to Section 12 below.

(d)

Replacement Awards. Subject to Applicable Laws (including any associated stockholder approval requirements), the Committee may, in its sole discretion and upon such terms as it deems appropriate, require as a condition of the grant of an Award to a Participant that the Participant surrender for cancellation some or all of the Awards that have previously been granted to the Participant under this Plan or otherwise. An Award that is conditioned upon such surrender may or may not be the same type of Award, may cover the same (or a lesser or greater) number of Shares as such surrendered Award, may have other terms that are determined without regard to the terms or conditions of such surrendered Award, and may contain any other terms that the Committee deems appropriate. In the case of Options, these other terms may not include an exercise price that is lower than the exercise price of the surrendered Option unless the Company’s stockholders approve the Option grant itself or the program under which the Option grant is made pursuant to the Plan.

6.	Option Awards
(a)

Types; Documentation. Subject to Section 5(a), the Committee may in its discretion grant Options pursuant to Award Agreements that are delivered to Participants. Each Option shall be designated in the Award Agreement as an ISO or a Non-ISO, and the same Award Agreement may grant both types of Options. At the sole discretion of the Committee, any Option may be exercisable, in whole or in part, immediately upon the grant thereof, or only after the occurrence of a specified event, or only in installments, which installments may vary. Options granted under the Plan may contain such terms and provisions not inconsistent with the Plan that the Committee shall deem advisable in its sole and absolute discretion.

(b)

ISO Limitations. No ISO shall be granted to any person who is not an Employee of the Company or any “subsidiary corporation” of the Company, within the meaning of Section 424 of the Code. No person who qualifies as a Ten Percent Holder may be granted an ISO unless such ISO conforms to the applicable provisions of Section 422 of the Code. Any ISO granted under the Plan may be modified by the Committee, with the consent of the Participant, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code. To the extent that the aggregate Fair Market Value of Shares with respect to which Options designated as ISOs first become exercisable by a Participant in any calendar year (under this Plan and any other plan of the Company or any Affiliate) exceeds $100,000, such excess Options shall automatically be treated as Non-ISOs. For purposes of determining whether the $100,000 limit is exceeded, the Fair Market Value of the Shares subject to an ISO shall be determined as of the Grant Date. In reducing the number of Options treated as ISOs to meet the $100,000 limit, the most recently granted Options shall be reduced first. In the event that Section 422 of the Code is amended to alter the limitation set forth therein, the limitation of this Section 6(b) shall be automatically adjusted accordingly.

(c)

Term of Option. Each Award Agreement shall specify a term at the end of which the Option automatically expires, subject to earlier termination provisions contained in Section 6(h); provided that the term of any Option may not exceed ten years from the Grant Date. In the case of an ISO granted to an Employee who is a Ten Percent Holder on the Grant Date, the term of the ISO shall not exceed five years from the Grant Date.

(d)	Exercise Price. The exercise price of an Option shall be determined by the Committee in its sole discretion and shall be set forth in the Award Agreement, provided that:
(i)

if an ISO is granted to an Employee who on the Grant Date is a Ten Percent Holder, the per Share exercise price shall not be less than 110% of the Fair Market Value per Share on the Grant Date (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code); and

(ii)

for all other Options, such per Share exercise price shall not be less than 100% of the Fair Market Value per Share on the Grant Date (or, as to ISOs, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).

Neither the Company nor the Committee shall, without stockholder approval, allow for a repricing of Options within the meaning of the federal securities laws applicable to proxy statement disclosures.

(e)

Exercise of Option. The times, circumstances and conditions under which an Option shall be exercisable shall be determined by the Committee in its sole discretion and set forth in the Award Agreement. The Committee shall have the discretion to determine whether and to what extent the vesting of Options shall be tolled during any unpaid leave of absence; provided, however, that, in the absence of such determination, vesting of Options shall be tolled during any such leave approved by the Company. Except as limited by the Plan, at any time after the grant of an Option, the Committee, in its sole discretion, and subject to whatever terms and conditions it selects, may accelerate the period during which an Option vests.

(f)

Minimum Exercise Requirements. An Option may not be exercised for a fraction of a Share. The Committee may require in an Award Agreement that an Option be exercised as to a minimum number of Shares, provided that such requirement shall not prevent a Participant from purchasing the full number of Shares as to which the Option is then exercisable.

(g)

Methods of Exercise. Prior to its expiration pursuant to the terms of the applicable Award Agreement, and subject to the times, circumstances and conditions for exercise contained in the applicable Award Agreement, each Option may be exercised, in whole or in part (provided that the Company shall not be required to issue fractional shares), by delivery of written notice of exercise to the secretary of the Company accompanied by payment of the full exercise price of the Shares being purchased. The Committee shall determine the acceptable methods of payment for exercise of the Option on the Grant Date, and such methods shall be specified in the applicable Award Agreement. The methods of payment that the Committee may, in its discretion, accept or commit to accept in an Option Award Agreement include:

(i)	cash or check payable to the Company (in U.S. dollars);
(ii)

the Participant’s surrender of a number of Shares that are subject to the Option being exercised, and that have a Fair Market Value equal to the exercise price and minimum taxes payable (at statutory rates) upon exercise, with any additional amount that the Participant owes being paid in cash or by check payable to the Company (in U.S. dollars);

(iii)

other Shares that (A) are owned by the Participant who is purchasing Shares pursuant to an Option, (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which the Option is being exercised, (C) were not acquired by such Participant pursuant to the exercise of an Option, unless such Shares have been owned by such Participant for at least six months or such longer period as the Committee may determine, (D) are all, at the time of such surrender, free and clear of any and all claims, pledges, liens and encumbrances, or any restrictions which would in any manner restrict the transfer of such shares to or by the Company (other than such restrictions as may have existed prior to an issuance of such Shares by the Company to such Participant), and (E) are duly endorsed for transfer to the Company;

(iv)

a cashless exercise program that the Committee may approve, from time to time in its discretion, pursuant to which a Participant may concurrently provide irrevocable instructions (A) to such Participant’s broker or dealer to effect the immediate sale of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the exercise price of the Option plus all applicable taxes required to be withheld by the Company by reason of such exercise, and (B) to the Company to deliver the certificates for the purchased Shares directly to such broker or dealer in order to complete the sale;

(v)	any combination of the foregoing methods of payment; or
(vi)	any other form of legal consideration acceptable to the Committee in its sole discretion.

The Company shall not be required to deliver Shares pursuant to the exercise of an Option until payment of the full exercise price therefore is received by the Company.

(h)

Termination of Continuous Service. The Committee may establish and set forth in the applicable Award Agreement the terms and conditions on which an Option shall remain exercisable, if at all, following termination of a Participant’s Continuous Service. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder, the Committee may waive or modify these provisions at any time. To the extent that a Participant is not entitled to exercise an Option at the date of his or her termination of Continuous Service, or if the Participant (or other person entitled to exercise the Option) does not exercise the Option to the extent so entitled within the time specified in the Award Agreement or below (as applicable), the Option shall terminate and the Shares underlying the unexercised portion of the Option shall revert to the Plan and become available for future Awards. Notwithstanding any other provision in this Plan, in no event may any Option be exercised after the expiration of the Option term as set forth in the Award Agreement.

The following provisions shall apply to the extent an Award Agreement does not specify the terms and conditions upon which an Option shall terminate when there is a termination of a Participant’s Continuous Service:

(i)

Termination other than Upon Disability or Death or for Cause. In the event of termination of a Participant’s Continuous Service (other than as a result of Participant’s death, Disability or termination for Cause), the Participant shall have the right to exercise an Option at any time within 3 months following such termination to the extent the Participant was entitled to exercise such Option at the date of such termination.

(i)

Disability. In the event of termination of a Participant’s Continuous Service as a result of his or her being Disabled, the Participant shall have the right to exercise an Option at any time within one year following such termination to the extent the Participant was entitled to exercise such Option at the date of such termination.

(ii)

Death. In the event of the death of a Participant either during the period of Continuous Service since the Grant Date of an Option, or within 30 days following termination of the Participant’s Continuous Service for any reason other than due to Cause, the Option may be exercised, at any time within one year following the date of the Participant’s death, by the Participant’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent the right to exercise the Option had vested as of the earlier to occur of the date of the Participant’s death or the date the Participant’s Continuous Service terminated.

(iii)

Cause. If the Committee determines that a Participant’s Continuous Service terminated due to Cause, the Participant shall immediately forfeit the right to exercise any Option, and any such Option shall be considered immediately null and void.

7.	Share Appreciation Rights (SARs)
(a)	Grants. The Committee may, in its discretion, grant Share Appreciation Rights to any Eligible Person pursuant to Award Agreements, in any of the following forms:
(i)

SARs Related to Options. The Committee may grant SARs either concurrently with the grant of an Option or with respect to an outstanding Option, in which case the SAR shall extend to all or a portion of the Shares covered by the related Option. An SAR shall entitle the Participant who holds the related Option, upon exercise of the SAR and surrender of the related Option, or portion thereof, to the extent the SAR and related Option each were previously unexercised, to receive payment of an amount determined pursuant to Sections 7(e) and 7(f). Any SAR granted in connection with an ISO will contain such terms as may be required to comply with the provisions of Section 422 of the Code and the regulations promulgated thereunder.

(ii)

SARs Independent of Options. The Committee may grant SARs that are independent of any Option subject to such conditions as the Committee may in its discretion determine, which conditions will be set forth in the applicable Award Agreement.

(iii)

Limited SARs. The Committee may grant SARs exercisable only upon, or in respect of, a Change in Control or any other specified event, and such limited SARs may relate to or operate in tandem or combination with or substitution for Options or other SARs, or on a stand-alone basis, and may be payable in cash or Shares based on the spread between the exercise price of the SAR, and (A) a price based upon, or equal to, the Fair Market Value of the Shares during a specified period, at a specified time within a specified period before, after or including the date of such event, or (B) a price related to consideration payable to Company’s stockholders generally in connection with the event.

(b)

Exercise Price. The per Share exercise price of an SAR shall be determined in the sole discretion of the Committee, shall be set forth in the applicable Award Agreement, and shall be no less than 100% of the Fair Market Value of one Share on the date the SAR is granted. The exercise price of an SAR related to an Option shall be the same as the exercise price of the related Option. Neither the Company nor the Committee shall, without stockholder approval, allow for a repricing of any SAR within the meaning of federal securities laws applicable to proxy statement disclosures.

(c)

Exercise of SARs. Unless the Award Agreement otherwise provides, an SAR related to an Option will be exercisable at such time or times, and to the extent, that the related Option will be exercisable; provided that the Award Agreement shall not, without the approval of the stockholders of the Company, provide for a vesting period for the exercise of the SAR that is more favorable to the Participant than the exercise period for the related Option. An SAR may not have a term exceeding ten years from its Grant Date. An SAR granted independently of any other Award will be exercisable pursuant to the terms of the Award Agreement. Whether an SAR is related to an Option or is granted independently, the SAR may only be exercised when the Fair Market Value of the Shares underlying the SAR exceeds the exercise price of the SAR. Except as limited by the Plan, at any time after the grant of an SAR, the Committee, in its sole discretion, and subject to whatever terms and conditions it selects, may accelerate the period during which an SAR vests.

(d)

Effect on Available Shares. All SARs that are settled in shares of the Company’s stock shall be counted in full against the number of shares available for award under the Plan, regardless of the number of shares actually issued upon settlement of the SARs.

(e)

Payment. Upon exercise of an SAR related to an Option and the attendant surrender of an exercisable portion of any related Award, the Participant will be entitled to receive payment of an amount determined by multiplying:

(i)	the excess of the Fair Market Value of a Share on the date of exercise of the SAR over the exercise price per Share of the SAR, by
(ii)	the number of Shares with respect to which the SAR has been exercised.

Notwithstanding the foregoing, an SAR granted independently of an Option (i) may limit the amount payable to the Participant to a percentage specified in the Award Agreement, and (ii) shall be subject to any payment or other restrictions that the Committee may, at any time, impose in its discretion, including restrictions intended to conform the SARs with Section 409A of the Code.

(f)

Form and Terms of Payment. Subject to Applicable Law, the Committee may, in its sole discretion, settle the amount determined under Section 7(e) solely in cash, solely in Shares (valued at their Fair Market Value on the date of exercise of the SAR), or partly in cash and partly in Shares, with cash paid in lieu of fractional shares.

(g)

Termination of Employment or Consulting Relationship. The Committee shall establish, and set forth in the applicable Award Agreement, the terms and conditions on which an SAR shall remain exercisable, if at all, following termination of a Participant’s Continuous Service. The provisions of Section 6(h) shall apply to the extent an Award Agreement does not specify the terms and conditions upon which an SAR shall terminate when a Participant’s Continuous Service terminates.

8.	Restricted Shares, Restricted Share Units, Unrestricted Shares and Dividend Equivalents
(a)

Grants. The Committee may, in its sole discretion, grant restricted shares (“Restricted Shares”) to any Eligible Person and shall evidence such grant in an Award Agreement that is delivered to the Participant and that sets forth the number of Restricted Shares, the purchase price for such Restricted Shares (if any), and the terms upon which the Restricted Shares may become vested. In addition, the Company may, in its discretion, grant to any Eligible Person the right to receive Shares after certain vesting requirements are met (“Restricted Share Units”), and shall evidence such grant in an Award Agreement that is delivered to the Participant and that sets forth the number of Shares (or formula, that may be based on future performance or conditions, for determining the number of Shares) that the Participant shall be entitled to receive upon vesting and the terms upon which the Shares subject to a Restricted Share Unit may become vested. The Committee may condition any Award of Restricted Shares or Restricted Share Units to a Participant on receiving from the Participant such further assurances and documents as the Committee may require to enforce the restrictions. In addition, the Committee may grant Awards hereunder in the form of unrestricted shares (“Unrestricted Shares”), which shall vest in full upon the date of grant or such other date as the Committee may determine or which the Committee may issue pursuant to any program under which one or more Eligible Persons (selected by the Committee in its sole discretion) elect to pay for such Shares or to receive Unrestricted Shares in lieu of cash bonuses that would otherwise be paid.

(b)

Vesting and Forfeiture. The Committee shall set forth in an Award Agreement granting Restricted Shares or Restricted Share Units, the terms and conditions under which the Participant’s interest in the Restricted Shares or the Shares subject to Restricted Share Units will become vested and non-forfeitable. Except as set forth in the applicable Award Agreement or the Committee otherwise determines, upon termination of a Participant’s Continuous Service for any reason, the Participant shall forfeit his or her Restricted Shares and Restricted Share Units; provided that if a Participant purchases the Restricted Shares and forfeits them for any reason, the Company shall return the purchase price to the Participant only if and to the extent set forth in an Award Agreement.

(c)

Issuance of Restricted Shares Prior to Vesting. The Company shall issue stock certificates that evidence Restricted Shares pending the lapse of applicable restrictions, and that bear a legend making appropriate reference to such restrictions. Except as set forth in the applicable Award Agreement or as the Committee otherwise determines, the Company or a third party that the Company designates shall hold such Restricted Shares and any dividends that accrue with respect to Restricted Shares pursuant to Section 8(e) below.

(d)

Issuance of Shares upon Vesting. As soon as practicable after vesting of a Participant’s Restricted Shares (or Shares underlying Restricted Share Units) and the Participant’s satisfaction of applicable tax withholding requirements, the Company shall release to the Participant, free from the vesting restrictions, one Share for each vested Restricted Share (or issue one Share free of the vesting restriction for each vested Restricted Share Unit), unless an Award Agreement provides otherwise. No fractional shares shall be distributed, and cash shall be paid in lieu thereof.

(e)

Rights as a Stockholder. Unless otherwise provided in an Award Agreement, and subject to Section 8(b), upon issuance of Restricted Shares, the Participant shall have, unless otherwise provided by the Committee, all the rights of a stockholder with respect to said Shares, including the right to vote the Shares; provided, however, that in no event shall a Participant holding Restricted Shares be entitled to receive dividends, payments or other distributions paid with respect to Restricted Shares prior to the time the Restricted Shares. In addition, with respect to a Restricted Share with performance-based vesting, dividends which are paid prior to vesting shall only be paid out to the Participant to the extent that the performance-based vesting conditions are subsequently satisfied and the Restricted Share vests.

(f)	Section 83(b) Elections. A Participant may make an election under Section 83(b) of the Code (the “Section 83(b) Election”) with respect to Restricted Shares.

(g)

Dividend Equivalents. Dividend Equivalents may be granted by the Committee based on dividends declared on Shares, during the period between the date an Award is granted to a Participant and the date such Award vests, is exercised, is distributed or expires, as determined by the Committee. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee. In addition, Dividend Equivalents with respect to an Award with performance-based vesting that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Participant to the extent that the performance-based vesting conditions are subsequently satisfied and the Award vests. Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Share appreciation rights.

9.	Performance Awards
(a)

Performance Awards. The Committee is authorized to grant Performance Awards, including Performance Unit awards, determined in the Committee’s discretion from time to time, to any Eligible Person. The value of Performance Awards, including Performance Units and any cash awards, may be linked to any one or more of the Performance Measures or other specific criteria determined by the Committee, in each case, on a specified date or dates or over any period or periods determined by the Committee. Performance Awards, including Performance Unit awards, may be paid in cash, Shares, or a combination of cash and Shares, as determined by the Committee. Subject to the limitations set forth in Section 5(c), the Committee may, in its discretion, grant Performance Awards to any Eligible Person and shall evidence such grant in an Award Agreement that is delivered to the Participant which sets forth the terms and conditions of the Award. With respect to each such Performance Award, the Committee shall establish, in writing, a “Performance Period,” “Performance Goal(s)” based on the “Performance Measure(s),” and “Performance Formula(e)” (each such term being hereinafter defined).

A Participant shall be eligible to receive payment in respect of a Performance Award only to the extent that the Performance Goal(s) for such Award is achieved and the Performance Formula(e), as applied against such Performance Goal(s), determines that all or some portion of such Participant’s Award has been earned for the Performance Period. As soon as practicable after the close of each Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Goal(s) for the Performance Period have been achieved and, if so, determine and certify in writing the amount of the Performance Award to be paid to the Participant and, in so doing, may use negative discretion to decrease, but not increase, the amount of the Award otherwise payable to the Participant based upon such performance.

(b)	Definitions.
(i)

“Performance Formula” means, for a Performance Period, one or more objective formulas or standards established by the Committee for purposes of determining whether or the extent to which an Award has been earned based on the level of performance attained or to be attained with respect to one or more Performance Goal(s).

Performance Formulae may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.

(ii)

“Performance Goals” means, for a Performance Period, one or more goals established in writing by the Committee for the Performance Period based upon one or more Performance Measures. Unless otherwise determined by the Committee, the achievement of each Performance Goal shall be determined, to the extent applicable, in accordance with generally accepted accounting principles as consistently applied by the Company (or such other standard applied by the Committee).

(iii)

“Performance Measure” means one or more of the following selected by the Committee to measure Company, Affiliate, and/or business unit performance for a Performance Period, whether in absolute or relative terms (including, without limitation, terms relative to a peer group or index): net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation and (D) amortization); gross or net sales or revenue; net income (either before or after taxes); adjusted net income; operating earnings or profit; cash flow (including, but not limited to, operating cash flow and free cash flow); return on assets; return on capital or return on capital or invested capital; return on stockholders’ equity; total stockholder return; return on sales; gross or net profit or operating margin; operating or other costs and expenses; improvements in expense levels; working capital; earnings per share or adjusted earnings per share; price per Share; regulatory body approval for commercialization of a product; implementation or completion of critical projects; market share; economic value; comparisons with various stock market indices; stockholders’ equity; market recognition (including but not limited to awards and analyst ratings); financial ratios; net promoter score; customer satisfaction; and strategic team goals. Performance Measures may vary from Performance Period to Performance Period, and from Participant to Participant, and may be established on a stand-alone basis, in tandem or in the alternative.

The Committee may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include one or more of the following: items related to a change in accounting principle; items relating to financing activities; expenses for restructuring or productivity initiatives; other non-operating items; items related to acquisitions; items attributable to the business operations of any entity acquired by the Company during the Performance Period; items related to the disposal of a business or segment of a business; items related to discontinued operations that do not qualify as a segment of a business under generally accepted accounting principles as consistently applied by the Company (or such other standard applied by the Committee); items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; any other items of significant income or expense which are determined to be appropriate adjustments; items relating to unusual or extraordinary corporate transactions, events or developments, items related to amortization of acquired intangible assets; items that are outside the scope of the Company’s core, on-going business activities; items related to acquired in-process research and development; items relating to changes in tax laws; items relating to major licensing or partnership arrangements; items relating to asset impairment charges; items relating to gains or losses for litigation, arbitration and contractual settlements; or items relating to any other unusual or nonrecurring events or changes in Applicable Law, accounting principles or business conditions.

(iv)

“Performance Period” means one or more periods of time (of not less than one fiscal year of the Company), as the Committee may designate, over which the attainment of one or more Performance Goal(s) will be measured for the purpose of determining a Participant’s rights in respect of an Award.

10.	Taxes
(a)

General. As a condition to the issuance or distribution of Shares pursuant to the Plan, the Participant (or in the case of the Participant’s death, the person who succeeds to the Participant’s rights) shall make such arrangements as the Company may require for the satisfaction of any applicable federal, state, local or foreign withholding tax obligations that may arise in connection with the Award and the issuance of Shares. The Company shall not be required to issue any Shares until such obligations are satisfied. If the Committee allows the withholding or surrender of Shares to satisfy a Participant’s tax withholding obligations, the Committee shall not allow Shares to be withheld in an amount that exceeds the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes.

(b)

Default Rule for Employees. In the absence of any other arrangement, an Employee shall be deemed to have directed the Company to withhold or collect, from his or her cash compensation, an amount sufficient to satisfy such tax obligations from the next payroll payment otherwise payable after the date of the exercise of an Award.

(c)

Surrender of Shares. If permitted by the Committee, in its discretion, a Participant may satisfy the minimum applicable tax withholding and employment tax obligations associated with an Award by surrendering Shares to the Company (including Shares that would otherwise be issued pursuant to the Award) that have a Fair Market Value, determined as of the applicable date, that the amount of tax to be withheld is to be determined under the Applicable Law equal to the amount required to be withheld. In the case of Shares previously acquired from the Company that are surrendered under this Section 10, such Shares must have been owned by the Participant for more than six months on the date of surrender (or such longer period of time the Company may in its discretion require).

(d)

Income Taxes and Deferred Compensation. Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with Awards (including any taxes arising under Section 409A of the Code), and the Company shall not have any obligation to indemnify or otherwise hold any Participant harmless from any or all of such taxes. The Committee shall have the discretion to organize any deferral program, to require deferral election forms, and to grant or to unilaterally modify any Award in a manner (i) that conforms with the requirements of Section 409A of the Code with respect to compensation that is deferred and that vests after December 31, 2004, (ii) that voids any Participant election to the extent it would violate Section 409A of the Code, and (iii) for any distribution election that would violate Section 409A of the Code, to make distributions pursuant to the Award at the earliest to occur of a distribution event that is allowable under Section 409A of the Code or any distribution event that is both allowable under Section 409A of the Code and is elected by the Participant, subject to any valid second election to defer, provided that the Committee permits second elections to defer in accordance with Section 409A(a)(4)(C) of the Code. The Committee shall have the sole discretion to interpret the requirements of the Code, including Section 409A, for purposes of the Plan and all Awards.

11.	Non-Transferability of Awards
(a)

General. Except as set forth in this Section 11, or as otherwise approved by the Committee, Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution, or in the case of an option other than an ISO, pursuant to a domestic relations order as defined under Rule 16a-12 under the Exchange Act. The designation of a beneficiary by a Participant will not constitute a transfer. An Award may be exercised, during the lifetime of the holder of an Award, only by such holder, the duly-authorized legal representative of a Participant who is Disabled, a transferee permitted by this Section 11, or except as would cause an ISO to lose such status, by a bankruptcy trustee.

(b)

Limited Transferability Rights. Notwithstanding anything else in this Section 11, the Committee may in its discretion provide in an Award Agreement that an Award relating to non-ISOs, SARs settled only in Shares, Restricted Shares, or Performance Shares may be transferred, on such terms and conditions as the Committee deems appropriate, either (i) by instrument to the Participant’s “Immediate Family” (as defined below), (ii) by instrument to an inter vivos or testamentary trust (or other entity) in which the Award is to be passed to the Participant’s designated beneficiaries, or (iii) by gift to charitable institutions. Each share of restricted stock shall be non-transferable until such share becomes non-forfeitable. Any transferee of the Participant’s rights shall succeed and be subject to all of the terms of the applicable Award Agreement and the Plan (other than the ability to further transfer the award). Such transferee shall execute any and all documents requested by the Committee, including, without limitation, documents to (i) confirm the status of the transferee as a permitted transferee, (ii) satisfy any requirements for an exemption for the transfer under Applicable Law and (iii) evidence the transfer. “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

12.	Adjustments Upon Changes in Capitalization, Dissolution, Liquidation or a Change in Control
(a)

Changes in Capitalization. The Committee shall equitably adjust the number of Shares covered by each outstanding Award, the maximum number of Shares with respect to one or more Awards that may be granted to persons during any calendar year as set out in Section 5(c) and the number of Shares that have been authorized for issuance under the Plan but as to which no Awards have yet been granted or that have been returned to the Plan upon cancellation, forfeiture, or expiration of an Award, as well as the price per Share covered by each such outstanding Award, to reflect any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification of the Shares, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, in each case effected at any time after this Plan is approved by the Board. In the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding Awards under the Plan such alternative consideration (including securities of any surviving entity) as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced. In any case, such substitution of securities shall not require the consent of any person who is granted Awards pursuant to the Plan. Except as expressly provided herein, or in an Award Agreement, if the Company issues for consideration shares of stock of any class or securities convertible into shares of stock of any class, the issuance shall not affect, and no adjustment by reason thereof shall be required to be made with respect to the number or price of Shares subject to any Award.

(b)

Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company other than as part of a Change in Control, each Award will terminate immediately prior to the consummation of such action, subject to the ability of the Committee to exercise any discretion authorized in the case of a Change in Control.

(c)

Change in Control. In the event of a Change in Control, the Committee may, in its sole and absolute discretion and authority, without obtaining the approval or consent of the Company’s stockholders or any Participant with respect to his or her outstanding Awards, take one or more of the following actions:

(i)

cause or otherwise provide that each outstanding Award shall be assumed through the continuation of the Plan and the assumption of the agreements covering the Award or substituted for a substantially similar award issued by a successor entity or a parent or subsidiary of such successor entity (the “Successor Entity”), in each case with appropriate adjustments as to the number and kind of shares subject to the Award, the exercise price of such Award and such other terms deemed appropriate, as applicable;

(ii)	arrange or otherwise provide for the payment of cash or other consideration to Participants in exchange for the satisfaction and cancellation of outstanding Awards;
(iii)

accelerate, in part or in full, to a date prior to the effective time of such Change in Control as the Committee shall determine (or, if the Committee shall not determine such a date, to the date that is four days prior to the effective time of the Change in Control) the vesting of Awards so that Awards shall vest (and, to the extent applicable, become exercisable) as to the Shares that otherwise would have been unvested and provide that repurchase rights of the Company with respect to Shares issued upon exercise of an Award shall lapse as to the Shares subject to such repurchase right; or

(iv)	make such other modifications, adjustments or amendments to outstanding Awards or this Plan as the Committee deems necessary or appropriate, subject, however, to the terms of Section 14(a).

Notwithstanding the above, (i) to the extent that an Award is not exercised prior to consummation of a transaction, including a Change in Control, in which the Award is not being assumed or substituted for in such transaction, such Award shall automatically terminate as of immediately prior to the consummation of such transaction; and (ii) in the event a Participant holding an Award assumed or substituted by the Successor Entity in a Change in Control is Involuntarily Terminated by the Successor Entity in connection with, or within 12 months following consummation of, the Change in Control, then any assumed or substituted Award held by the terminated Participant at the time of termination shall accelerate and become fully vested (and exercisable in full in the case of Options and SARs), and any repurchase right applicable to any Shares shall lapse in full, unless an Award Agreement provides for a more restrictive acceleration or vesting schedule or more restrictive limitations on the lapse of repurchase rights or otherwise places additional restrictions, limitations and conditions on an Award. The acceleration of vesting and lapse of repurchase rights provided for in the previous sentence shall occur immediately prior to the effective time of the Participant’s termination, unless an Award Agreement provides otherwise.

(d)

Certain Distributions. In the event of any distribution to the Company’s stockholders of securities of any other entity or other assets (other than dividends payable in cash or stock of the Company) without receipt of consideration by the Company, the Committee may, in its discretion, appropriately adjust the price per Share covered by each outstanding Award to reflect the effect of such distribution.

(e)

Limitation on Adjustments. No adjustment or action described in this Section 12, or in any other provision of the Plan, shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Committee determines that the Award is not to comply with such exemptive conditions. No action shall be taken under this Section 12 which shall cause an Award to fail to be exempt from or comply with Section 409A of the Code or the regulations thereunder.

13.	Time of Granting Awards.

The date of grant (“Grant Date”) of an Award shall be the date on which the Committee makes the determination granting such Award or such other date as is determined by the Committee and set forth in the Award Agreement, provided that in the case of an ISO, the Grant Date shall be the later of the date on which the Committee makes the determination granting such ISO or the date of commencement of the Participant’s employment relationship with the Company.

14.	Modification of Awards and Substitution of Options.
(a)

Modification, Extension, and Renewal of Awards. Within the limitations of the Plan, the Committee may modify an Award to accelerate the rate at which an Option or SAR may be exercised (including without limitation permitting an Option or SAR to be exercised in full without regard to the installment or vesting provisions of the applicable Award Agreement or whether the Option or SAR is at the time exercisable, to the extent it has not previously been exercised), to accelerate the vesting of any Award only in the event of a Change in Control, to extend or renew outstanding Awards or to accept the cancellation of outstanding Awards to the extent not previously exercised. However, the Committee may not cancel an outstanding option that is underwater for the purpose of reissuing the option to the participant at a lower exercise price or granting a replacement award of a different type. Notwithstanding the foregoing provision, no modification of an outstanding Award shall materially and adversely affect such Participant’s rights thereunder, unless either the Participant provides written consent or there is an express Plan provision permitting the Committee to act unilaterally to make the modification. Neither the Company nor the Committee shall, without prior stockholder approval, allow for a cash buyout of underwater options or SARs.

(b)

Substitution of Options. Notwithstanding any inconsistent provisions or limits under the Plan, in the event the Company or an Affiliate acquires (whether by purchase, merger or otherwise) all or substantially all of outstanding capital stock or assets of another corporation or in the event of any reorganization or other transaction qualifying under Section 424 of the Code, the Committee may, in accordance with the provisions of that Section, substitute Options for options under the plan of the acquired company provided (i) the excess of the aggregate fair market value of the shares subject to an option immediately after the substitution over the aggregate option price of such shares is not more than the similar excess immediately before such substitution and (ii) the new option does not give persons additional benefits, including any extension of the exercise period.

15.	Term of Plan.

The Plan shall continue in effect for a term of ten years from the date this Plan is first adopted by the Board, unless the Plan is sooner terminated under Section 16.

16.	Amendment and Termination of the Plan.
(a)	Authority to Amend or Terminate. Subject to Applicable Laws, the Board may, from time to time, amend, alter, suspend, discontinue, or terminate the Plan.
(b)

Effect of Amendment or Termination. No amendment, suspension, or termination of the Plan shall materially and adversely affect Awards already granted unless either it relates to an adjustment pursuant to Section 12, or it is otherwise mutually agreed between the Participant and the Committee, which agreement must be in writing and signed by the Participant and the Company. Notwithstanding the foregoing, the Committee may amend the Plan to eliminate provisions which are no longer necessary as a result of changes in tax or securities laws or regulations, or in the interpretation thereof.

17.	Conditions Upon Issuance of Shares.

Notwithstanding any other provision of the Plan or any agreement entered into by the Company pursuant to the Plan, the Company shall not be obligated, and shall have no liability for failure, to issue or deliver any Shares under the Plan unless such issuance or delivery would comply with Applicable Law, with such compliance determined by the Company in consultation with its legal counsel.

18.	Reservation of Shares.

The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan. Neither the Company nor the Committee shall, without stockholder approval, allow for a repricing within the meaning of the federal securities laws applicable to proxy statement disclosures.

19.	Effective Date and Contingencies.

The Plan shall become effective on the date it is adopted by the Board or the Committee; provided that this Plan shall be submitted to the Company’s stockholders for approval. If this Plan is not approved by the Company’s stockholders in accordance with Applicable Laws (as determined by the Committee in its sole discretion) within one year from the date of approval by the Board, this Plan and any Awards shall be null, void, and of no force and effect. Awards granted under this Plan before approval of this Plan by the stockholders shall be granted subject to such approval, and no Shares shall be distributed before such approval.

20.	Controlling Law.

This Plan shall be governed by the laws of the State of Delaware (without regard to conflicts of laws principles), to the extent not preempted by United States federal law. If any provision of this Plan is held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions shall continue to be fully effective.

21.	Laws and Regulations.
(a)

U.S. Securities Laws. This Plan, the grant of Awards, and the exercise of Options and SARs under this Plan, and the obligation of the Company to sell or deliver any of its securities (including, without limitation, Options, Restricted Shares, Restricted Share Units, and Shares) under this Plan shall be subject to all Applicable Law. In the event that the Shares are not registered under the Securities Act of 1933, as amended (the “Act”), or any applicable state securities laws prior to the delivery of such Shares, the Company may require, as a condition to the issuance thereof, that the persons to whom Shares are to be issued represent and warrant in writing to the Company that such Shares are being acquired by him or her for investment for his or her own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such Shares within the meaning of the Act, and a legend to that effect may be placed on the certificates representing the Shares.

(b)

Other Jurisdictions. To facilitate the making of any grant of an Award under this Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals or who are employed by the Company or any Affiliate outside of the United States of America as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Company may adopt rules and procedures relating to the operation and administration of this Plan to accommodate the specific requirements of local laws and procedures of particular countries. Without limiting the foregoing, the Company is specifically authorized to adopt rules and procedures regarding the conversion of local currency, taxes, withholding procedures and handling of stock certificates which vary with the customs and requirements of particular countries. The Company may adopt sub-plans and establish escrow accounts and trusts as may be appropriate or applicable to particular locations and countries.

(c)

Data Privacy. As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this Section by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering, and managing this Plan and Awards and the Participant’s participation in this Plan. In furtherance of such implementation, administration, and management, the Company and its Affiliates may hold certain personal information about a

Participant with respect to one or more Awards under the Plan, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its Affiliates, and details of all Awards (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan, the Company and its Affiliates each may transfer the Data to any third parties assisting the Company in the implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan. Recipients of the Data may be located in the Participant’s country or elsewhere, and the Participant’s country and any given recipient’s country may have different data privacy laws and protections. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting such Participant’s local human resources representative. The Company may cancel the Participant’s eligibility to participate in this Plan, and in the Committee’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

22.

No Stockholder Rights. Neither a Participant nor any transferee of a Participant shall have any rights as a stockholder of the Company with respect to any Shares underlying any Award until the date of issuance of a share certificate to a Participant or a transferee of a Participant for such Shares in accordance with the Company’s governing instruments and Applicable Law. Prior to the issuance of Shares pursuant to an Award, a Participant shall not have the right to vote or to receive dividends or any other rights as a stockholder with respect to the Shares underlying the Award, notwithstanding its exercise in the case of Options and SARs. No adjustment will be made for a dividend or other right that is determined based on a record date prior to the date the stock certificate is issued, except as otherwise specifically provided for in this Plan.

23.

No Employment Rights. The Plan shall not confer upon any Participant any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way a Participant’s right or the Company’s right to terminate the Participant’s employment, service, or consulting relationship at any time, with or without Cause.

24.

References. All references herein to sections and appendices shall be deemed to be references to sections and appendices, respectively, of this Plan unless the context shall otherwise require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, and references to all attachments thereto and instruments incorporated therein.

25.

Termination, Rescission and Recapture of Awards. Notwithstanding any other provision of the Plan, but only to the extent specifically provided in any Award Agreement, this Section shall only apply to a Participant who is, on the date of an Award, an Employee of the Company or its Affiliates, and shall automatically cease to apply to any Participant from and after his or her termination of Continuous Service after a Change in Control.

(a)

Each Award under the Plan is intended to align the Participant’s long-term interest with those of the Company. If the Participant engages in certain activities discussed below, either during employment or after employment with the Company, the Participant is acting contrary to the long-term interests of the Company. Accordingly, except as otherwise expressly provided in the Award Agreement, the Company may terminate any outstanding, unexercised, unexpired, unpaid, or deferred Awards (“Termination”), rescind any exercise, payment or delivery pursuant to the Award (“Rescission”), or recapture any Shares (whether restricted or unrestricted) or proceeds from the Participant’s sale of Shares issued pursuant to the Award (“Recapture”), if the Participant does not comply with the conditions of subsections (b) and (c) hereof (collectively, the “Conditions”).

(b)

A Participant shall not, without the Company’s prior written authorization, disclose to anyone outside the Company, or use in other than the Company’s business, any proprietary or confidential information or material, as those or other similar terms are used in any applicable patent, confidentiality, inventions, secrecy, or other agreement between the Participant and the Company with regard to any such proprietary or confidential information or material.

(c)

Pursuant to any agreement between the Participant and the Company with regard to intellectual property (including but not limited to patents, trademarks, copyrights, trade secrets, inventions, developments, improvements, proprietary information, confidential business and personnel information), a Participant shall promptly disclose and assign to the Company or its designee all right, title, and interest in such intellectual property, and shall take all reasonable steps necessary to enable the Company to secure all right, title and interest in such intellectual property in the United States and in any foreign country.

(d)

Upon exercise, payment, or delivery of cash or Shares pursuant to an Award, the Participant shall certify on a form acceptable to the Company that he or she is in compliance with the terms and conditions of the Plan and, if a severance of Continuous Service has occurred for any reason, shall state the name and address of the Participant’s then-current employer or any entity for which the Participant performs business services and the Participant’s title, and shall identify any organization or business in which the Participant owns a greater-than-five-percent equity interest.

(e)

To the extent permitted by Applicable Law, if the Company determines, in its sole and absolute discretion, that (i) a Participant has violated any of the Conditions or (ii) during his or her Continuous Service, or within one (1) year after Participant’s termination for any reason, a Participant (a) has rendered services to or otherwise directly or indirectly engaged in or assisted, any organization or business that, in the judgment of the Company in its sole and absolute discretion, is or is working to become competitive with the Company; (b) has solicited any non-administrative employee of the Company to terminate employment with the Company; or (c) has engaged in activities which are materially prejudicial to or in conflict with the interests of the Company, including any breaches of fiduciary duty or the duty of loyalty, then the Company may, in its sole and absolute discretion, impose a Termination, Rescission, and/or Recapture with respect to any or all of the Participant’s relevant Awards, Shares, and the proceeds thereof.

(f)

Within ten days after receiving notice from the Company of any such activity, the Participant shall deliver to the Company the Shares acquired pursuant to the Award, or, if Participant has sold the Shares, the gain realized, or payment received as a result of the rescinded exercise, payment, or delivery; provided that if the Participant returns Shares that the Participant purchased pursuant to the exercise of an Option (or the gains realized from the sale of such Shares), the Company shall promptly refund the exercise price, without earnings, that the Participant paid for the Shares. Any payment by the Participant to the Company pursuant to this Section 25 shall be made either in cash or by returning to the Company the number of Shares that the Participant received in connection with the rescinded exercise, payment, or delivery. It shall not be a basis for Termination, Rescission or Recapture if, after termination of a Participant’s Continuous Service, the Participant purchases, as an investment or otherwise, stock or other securities of such an organization or business, so long as (i) such stock or other securities are listed upon a recognized securities exchange or traded over-the-counter, and (ii) such investment does not represent more than a five percent (5%) equity interest in the organization or business.

(g)

Notwithstanding the foregoing provisions of this Section, the Company has sole and absolute discretion not to require Termination, Rescission and/or Recapture, and its determination not to require Termination, Rescission and/or Recapture with respect to any particular act by a particular Participant or Award shall not in any way reduce or eliminate the Company’s authority to require Termination, Rescission and/or Recapture with respect to any other act or Participant or Award. Nothing in this Section shall be construed to impose obligations on the Participant to refrain from engaging in lawful competition with the Company after the termination of employment that does not violate subsections (b) or (c) of this Section, other than any obligations that are part of any separate agreement between the Company and the Participant or that arise under Applicable Law.

(h)

All administrative and discretionary authority given to the Company under this Section shall be exercised by the most senior human resources executive of the Company or such other person or committee (including without limitation the Committee) as the Committee may designate from time to time.

(i)

Notwithstanding any provision of this Section, if any provision of this Section is determined to be unenforceable or invalid under any Applicable Law, such provision will be applied to the maximum extent permitted by Applicable Law, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under Applicable Law. Furthermore, if any provision of this Section is illegal under any Applicable Law, such provision shall be null and void to the extent necessary to comply with Applicable Law.

(j)

All Awards (including any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of Applicable Law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

26.

Recoupment of Awards. Unless otherwise specifically provided in an Award Agreement, and to the extent permitted by Applicable Law, the Committee may in its sole and absolute discretion, without obtaining the approval or consent of the Company’s stockholders or of any Participant, require that any Participant reimburse the Company for all or any portion of any Awards granted to him or her under this Plan (“Reimbursement”), or the Committee may require the Termination or Rescission of, or the Recapture associated with, any Award, if and to the extent:

(a)	the granting, vesting, or payment of such Award (or portion thereof) was predicated upon the achievement of certain financial results or other performance criteria;
(b)

in the Committee’s view, the Participant either benefited from a calculation that later proves to be materially inaccurate, or engaged in one or more material acts of fraud or misconduct that caused or partially caused the need for a financial restatement by the Company or any material Affiliate thereof; and

(c)	a lower granting, vesting or payment of such Award would have occurred based upon the conduct described in clause (b) of this Section 26.

In each instance, the Committee may, to the extent practicable and allowable under Applicable Laws, require Reimbursement, Termination or Rescission of, or Recapture relating to, any such Award granted to a Participant; provided that the Company will not seek Reimbursement, Termination or Rescission of, or Recapture relating to, any such Awards that were paid or vested more than three years prior to the first date of the applicable restatement period.

[APPENDIX A FOLLOWS]

SORRENTO THERAPEUTICS, INC.

2019 STOCK INCENTIVE PLAN

Appendix A: Definitions

As used in the Plan, the following definitions shall apply:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by or under common control with such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person or the power to elect directors, whether through the ownership of voting securities, by contract or otherwise; and the terms “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Law” means the legal requirements relating to the administration of options and share-based plans under applicable U.S. federal and state laws, the Code, any applicable stock exchange or automated quotation system rules or regulations, and the applicable laws of any other country or jurisdiction where Awards are granted, as such laws, rules, regulations and requirements shall be in place from time to time.

“Award” means any award made pursuant to the Plan, including awards made in the form of an Option, an SAR, a Restricted Share, a Restricted Share Unit, an Unrestricted Share, a Dividend Equivalent, and a Performance Award, or any combination thereof, whether alternative or cumulative, authorized by and granted under this Plan.

“Award Agreement” means any written document setting forth the terms of an Award that has been authorized by the Committee. The Committee shall determine the form or forms of documents to be used, and may change them from time to time for any reason.

“Board” means the Board of Directors of the Company.

“Cause” for termination of a Participant’s Continuous Service will have the meaning set forth in any unexpired employment, consulting or service agreement between the Company and the Participant. In the absence of such an agreement, “Cause” will exist if the Participant is terminated from employment or other service with the Company or an Affiliate for any of the following reasons: (i) the Participant’s failure to substantially perform his or her duties and responsibilities to the Company or violation of a material Company policy; (ii) the Participant’s commission of any act or acts of fraud, embezzlement, dishonesty, or other misconduct; (iii) the Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) the Participant’s material breach of any of his or her obligations under any written agreement or covenant with the Company.

The Committee shall in its discretion determine whether or not a Participant is being terminated for Cause. The Committee’s determination shall, unless arbitrary and capricious, be final and binding on the Participant, the Company, and all other affected persons. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment, consulting or service relationship at any time, and the term “Company” will be interpreted herein to include any Affiliate or successor thereto, if appropriate.

“Change in Control” shall mean the occurrence during the term of the Plan of any of the following events, subject however to the Committee’s determination (to the extent required to conform with Section 409A of the Code) that any occurrence listed below is a permissible distribution event within the meaning of Section 409A of the Code (it being the intention of the Company to set forth, interpret and apply the following provisions in a manner conforming with Section 409A insofar as applicable): (i) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act of the beneficial ownership of securities of the Company possessing more than fifty percent (50%) of the combined voting power of all outstanding securities of the Company; (ii) a merger or consolidation in which the Company is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger or consolidation; (iii) the sale, transfer or other disposition (in one or more transactions or series of related transactions) of all or substantially all of the assets of the Company; (iv) a complete liquidation or dissolution of the Company; or (v) any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding voting securities are transferred to or acquired by one or more Persons different from the Persons (or their Affiliates) holding those securities immediately prior to such merger.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions have substantially the same proportionate ownership in an entity which owns all or substantially all of the former assets or capital stock of the Company immediately following such transaction or series of transactions.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Committee” means one or more committees or subcommittees of the Board appointed by the Board to administer the Plan in accordance with Section 4. With respect to any decision involving an Award intended to satisfy the requirements of Section 162(m) of the Code, the Committee shall consist of two or more Directors of the Company who are “outside directors” within the meaning of Section 162(m) of the Code. With respect to any decision relating to a Reporting Person, the Committee shall consist of two or more Directors who are disinterested within the meaning of Rule 16b-3.

“Company” means Sorrento Therapeutics, Inc., a Delaware corporation; provided, however, that in the event the Company reincorporates to another jurisdiction, all references to the term “Company” shall refer to the Company in such new jurisdiction.

“Consultant” means any person, including an advisor, who is engaged by the Company or any Affiliate to render services and is compensated for such services.

“Continuous Service” means a Participant’s most recent period of service, in the absence of any interruption or termination of service, as an Employee, Director, or Consultant. Continuous Service shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Committee, provided that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; (iv) changes in status from Director to advisory director or emeritus status; or (iv) in the case of transfers between locations of the Company or between the Company, its Affiliates or their respective successors. Changes in status between service as an Employee, Director, and a Consultant will not, by itself, constitute an interruption of Continuous Service.

“Director” means a member of the Board, or a member of the board of directors of an Affiliate.

“Disabled” or “Disability” means a condition under which a Participant:

(a)

is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(b)

has, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, received income replacement benefits for a period of not less than 3 months under an accident or health plan covering employees of the Company.

“Dividend Equivalent” means a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 8.

“Eligible Person” means any Consultant, Director or Employee and includes non-Employees to whom an offer of employment has been extended by the Company or an Affiliate.

“Employee” means any person whom the Company or any Affiliate classifies as an employee (including an officer) for employment tax purposes, whether or not that classification is correct. The payment by the Company of a director’s fee to a Director shall not be sufficient to constitute “employment” of such Director by the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, unless otherwise determined by the Board on the committee, as of any date (the “Determination Date”): (i) the closing price of a Share on the New York Stock Exchange, the American Stock Exchange or The Nasdaq Stock Market LLC (as applicable, the “Exchange”), on the Determination Date, or, if shares were listed, but not traded, on such Exchange on the Determination Date, then on the nearest preceding trading day during which a sale occurred; or (ii) if such stock is not quoted on an Exchange, but is otherwise traded on the Over-the-Counter Bulletin BoardTM or the Pink Sheets®, the mean between the representative bid and asked prices on the Determination Date or the last preceding date for which such information is available; or (iii) if subsections (i) and (ii) do not apply, the fair market value established in good faith by the Board.

“Incentive Share Option” or “ISO” hereinafter means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code, as designated in the applicable Award Agreement.

“Involuntarily Terminated” means a Participant’s Continuous Service is terminated under the following circumstances occurring in connection with, or within 12 months following consummation of, a Change in Control: (i) termination without Cause by the Company or an Affiliate or successor thereto, as appropriate; or (ii) voluntary termination by the Participant within 60 days following (A) a material reduction in the Participant’s job responsibilities, provided that neither a mere change in title alone nor reassignment to a substantially similar position shall constitute a material reduction in job responsibilities; (B) an involuntary relocation of the Participant’s work site to a facility or location more than 50 miles from the Participant’s principal work site as of immediately prior to the Change in Control; or (C) a material reduction in Participant’s total compensation other than as part of a reduction by the same percentage amount in the compensation of all other similarly-situated Employees, Directors or Consultants.

“Non-Employee Director” means a Director of the Company who is not an Employee.

“Non-ISO” means an Option not intended to qualify as an ISO, as designated in the applicable Award Agreement.

“Option” means any stock option granted pursuant to Section 6.

“Original Plan” shall have the meaning set forth in Section 1.

“Participant” means any holder of one or more Awards, or the Shares issuable or issued upon exercise of such Awards, under the Plan.

“Performance Awards” mean a cash bonus award, stock bonus award, performance award or incentive award that is paid in cash, Shares or a combination of both, awarded under Section 9.

“Performance Unit” means Awards granted pursuant to Section 9(a) that are denominated in units of value, which may include, without limitation, the dollar value of Shares, and that may be paid in cash, in Shares, or such combination of cash and Shares as the Committee in its sole discretion shall determine.

“Person” means any natural person, association, trust, business trust, cooperative, corporation, general partnership, joint venture, joint-stock company, limited partnership, limited liability company, real estate investment trust, regulatory body, governmental agency or instrumentality, unincorporated organization or organizational entity.

“Reporting Person” means an officer, Director, or greater than ten percent stockholder of the Company within the meaning of Rule 16a-2 under the Exchange Act, who is required to file reports pursuant to Rule 16a-3 under the Exchange Act.

“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, as amended from time to time, or any successor provision.

“SAR” or “Share Appreciation Right” means Awards granted pursuant to Section 7.

“Share” means a share of common stock of the Company, as adjusted in accordance with Section 12.

“Substitute Award” means an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or SAR.

“Ten Percent Holder” means a person who owns stock representing more than 10% of the combined voting power of all classes of stock of the Company or any Affiliate.

Appendix C

SORRENTO THERAPEUTICS, INC.

PERFORMANCE STOCK OPTION AWARD AGREEMENT

Part I. NOTICE OF STOCK OPTION GRANT

Participant Name:Henry Ji, Ph.D.

Participant has been granted a Non-Qualified Stock Option to purchase Common Stock of Sorrento Therapeutics, Inc., a Delaware corporation (the “Company”), pursuant to the terms and conditions of this Performance Stock Option Award Agreement (this “Agreement”), as follows.  Any capitalized term that is not defined in this Part I of this Agreement titled “Notice of Stock Option Grant” has the meaning assigned to such term in Part II of this Agreement titled “Terms and Conditions of Stock Option Grant,” attached hereto as Exhibit A (the “Terms and Conditions”).

Date of Grant	August 7, 2020

Exercise Price Per Share	$17.30

Total Number of Shares Granted	24,935,882

Total Exercise Price	$431,390,758.60

Type of Option	Non-Qualified Stock Option

Expiration Date	August 7, 2030

I.	Vesting Requirements

The Option is a performance-based stock option award and, subject to Participant continuing as (a) the Chief Executive Officer of the Company, or (b) the Executive Chairman of the Company (such roles satisfying either of clauses (a) or (b), the “Chief Company Executive”) through each vesting event, shall vest and be exercisable upon the satisfaction of the Market Capitalization Milestones as described in more detail below.

As detailed in Table 1 below, the Option is divided into ten (10) vesting tranches (each a “Tranche”), with each Tranche representing a portion of the Option covering that number of Shares specified next to the applicable Tranche number in Table 1 below.  Each Tranche shall vest upon satisfaction of the Market Capitalization Milestone set forth next to the applicable Tranche in Table 1 below (each, a “Market Capitalization Milestone”), all subject to Participant continuing as the Chief Company Executive through the date the Administrator determines, approves and certifies in writing that the requisite vesting conditions for the applicable Tranche have been satisfied on or before the Expiration Date (a “Certification”).

The Administrator shall, periodically and upon request of Participant, assess whether the vesting requirements have been satisfied.  The maximum term of the Option shall be ten (10) years so that absent earlier termination as provided herein, the Option shall expire automatically on the Expiration Date specified above (without regard to whether any or all of the Option vested or whether Participant exercised any vested part of the Option).

Table 1. Vesting Requirements for Performance-Based Option.

		Vesting Requirements[1]
Tranche #	Number of Shares Subject to Option	Market Capitalization Milestones[2]
1	2,493,588	$5,000,000,000
2	2,493,588	$7,000,000,000
3	2,493,588	$9,000,000,000
4	2,493,588	$12,000,000,000
5	2,493,588	$15,000,000,000
6	2,493,588	$18,000,000,000
7	2,493,588	$22,000,000,000
8	2,493,588	$26,000,000,000
9	2,493,588	$30,000,000,000
10	2,493,590	$35,000,000,000
Total:	24,935,882

II.	Determination of Market Capitalization
A.	Market Capitalization, Generally.

For purposes of the Option, “Market Capitalization” on a particular day (the “Determination Date”) refers to either the Six-month Market Cap or the Thirty-day Market Cap, determined in accordance with the following:

1.	A trading day refers to a day on which the primary stock exchange or national market system on which the Common Stock trades (e.g., the Nasdaq Capital Market) is open for trading.
2.

The Company’s daily market capitalization for a particular trading day is equal to the product of (a) the total number of outstanding Shares as of the close of such trading day, as reported by the Company’s transfer agent, and (b) the closing sales price per Share as of the close of such trading day, as reported by The Nasdaq Stock Market LLC (“Nasdaq”) (or other reliable source selected by the Administrator if Nasdaq is not reporting a closing sales price for that day) (such product, the “Daily Market Capitalization”).

3.

The “Six-month Market Cap” is equal to (a) the sum of the Daily Market Capitalization of the Company for each trading day during the six (6) calendar month period immediately prior to and including the Determination Date, divided by (b) the number of trading days during such period.

4.

The “Thirty-day Market Cap” is equal to (a) the sum of the Daily Market Capitalization of the Company for each trading day during the thirty (30) calendar day period immediately prior to and including the Determination Date, divided by (b) the number of trading days during such period.

In order for the Market Capitalization Milestone set forth in Table 1 for any particular Tranche above to be met, both the Six-month Market Cap and the Thirty-day Market Cap must equal or exceed the value of such applicable Market Capitalization Milestone on any Determination Date.

III.	Vesting Determination upon Change in Control of the Company

In the event of a Change in Control, the Six-month Market Cap and Thirty-day Market Cap shall be disregarded, and the Market Capitalization shall equal the product of (a) the total number of outstanding Shares immediately prior to the effective time of such Change in Control, as reported by the Company’s transfer agent, and (b) the per Share price (plus the per Share value of any other consideration) received by the Company’s stockholders in the Change in Control (with such value determined in good faith by the Administrator in its sole discretion).

To the extent that any Tranche has not vested as of immediately prior to the effective time of the Change in Control and otherwise does not vest as a result of the Change in Control, such unvested Tranche will be forfeited automatically as of immediately prior to the effective time of the Change in Control and never shall become vested.

[1]

Achievement of the vesting requirements for each Tranche shall be determined, approved and certified by the Administrator, in its sole, good faith discretion. Subject to any applicable clawback provisions, policies or other terms herein, once a milestone is achieved, it is forever deemed achieved for determining the vesting of a Tranche. For purposes of clarity, more than one Tranche may vest simultaneously upon a Certification. For example, assume that none of the Tranches has vested, and upon a Certification, the Market Capitalization is determined to be $7,000,000,000. As of the date of such Certification, and subject to Participant remaining the Chief Company Executive through such date, both Tranches 1 and 2 will become vested.

[2]	The Market Capitalization Milestones are subject to adjustment pursuant to the terms of this Agreement relating to certain corporate transactions. See Section V.

IV.	Milestone Adjustments in the Event of Certain Corporate Transactions
A.

Milestone Adjustments for Acquisitions:  Upon and effective as of the closing of an Acquisition with a Purchase Price greater than the Transaction Value Threshold, any and all Market Capitalization Milestones that are unachieved as of immediately before the closing of such Acquisition will be increased by the dollar amount equal to the Purchase Price of such Acquisition.

B.

Milestone Adjustments for Spin-Offs:  Upon and effective as of the completion of a Spin-Off with a Spin-Off Value greater than the Transaction Value Threshold, any and all Market Capitalization Milestones that are unachieved as of immediately before the completion of such Spin-Off will be decreased by the dollar amount equal to the Spin-Off Value of such Spin-Off.

C.	All adjustments pursuant to this Section IV shall be made by the Administrator in its sole and absolute discretion.
V.	Termination Period

If Participant ceases to be the Chief Company Executive as a result of resignation by Participant with thirty (30) days’ advance written notice or any termination by the Company, the Administrator shall promptly assess whether any vesting requirements have been satisfied as of a Determination Date scheduled to be the business day prior to the date Participant ceases to be the Chief Company Executive, and provide Certification of the same, effective as of the date Participant ceases to be the Chief Company Executive.

Notwithstanding Section I to the contrary, if Participant ceases to be the Chief Company Executive for any reason, any portion of the Option that has not vested by the date of Participant’s cessation as the Chief Company Executive will remain outstanding until the date of such final Certification specified in the immediately preceding paragraph (but in no event later than the Expiration Date) solely for purposes of such final Certification, and any such portion of the Option that fails to vest upon such final Certification will be forfeited automatically and never shall become vested.  If, upon Participant’s cessation as the Chief Company Executive, Participant continues as an Employee of the Company, and as long as Participant continues as an Employee of the Company, any vested and unexercised portion of the Option may be exercised until the Expiration Date of the Option.

If Participant ceases to be an Employee for any reason, the Option may, to the extent vested as of the date of Participant’s cessation as an Employee, be exercised until the date that is three (3) months after the date of cessation as an Employee, but in no event later than the Expiration Date.

Notwithstanding the forgoing, the Option may expire other than as provided in this Section V as provided in Section 7 of the Terms and Conditions.

VI.	Holding Period

During Participant’s lifetime, except as permitted under a cashless exercise in accordance with Section 6.2 of the Terms and Conditions and to satisfy tax withholding obligations in accordance with Section 9.2 of the Terms and Conditions, Participant shall not sell, transfer or dispose of the Shares acquired upon exercise of the Option until after the five (5) year anniversary of the date of the option exercise resulting in the purchase of such Shares; provided, however, Participant may conduct transactions that involve merely a change in the form in which Participant owns such Shares (e.g., transfer Shares to an inter vivos trust for which Participant is the beneficiary during Participant’s lifetime), or as permitted by the Administrator consistent with the Company’s internal policies; and provided further that Participant may sell, transfer or dispose of the Shares acquired upon exercise of the Option in connection with a Change in Control.

VII.	Acceptance of Option

By Participant’s acceptance of this Agreement, either electronically through the electronic acceptance procedure established by the Company or through a written acceptance delivered to the Company in a form satisfactory to the Company, Participant agrees that the Option is granted under and governed by the terms and conditions of this Agreement, including the Terms and Conditions, attached hereto as Exhibit A, all of which are made a part of this document.  Participant confirms that he has reviewed this Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated above.

[Signature page follows]

In witness whereof, Sorrento Therapeutics, Inc. has caused this Agreement to be executed on its behalf by its duly-authorized officer on the day and year first indicated above.

SORRENTO THERAPEUTICS, INC.

/s/ Yue Alexander Wu, Ph.D.
Name:	Yue Alexander Wu, Ph.D.
Title:	Chairperson of the Compensation Committee

Agreed and accepted:

Participant:

/s/ Henry Ji, Ph.D.
Henry Ji, Ph.D.

EXHIBIT A

Part II. TERMS AND CONDITIONS OF STOCK OPTION GRANT

1.	Definitions. As used herein, the following definitions shall apply to the following capitalized terms:
1.1.

“Acquisition” means any merger of a corporation or other entity with or into the Company by the Company of a corporation or other entity, or purchase by the Company of all or substantially all assets of a corporation or other entity.

1.2.

“Administrator” means the Board or any committee of Directors or other individuals (excluding Participant) satisfying Applicable Laws appointed by the Board; provided that while Participant is a Director, Participant shall recuse himself from any Board approvals relating to the administration of the Agreement or the Option.

1.3.	“Agreement” means this Performance Stock Option Agreement between the Company and Participant evidencing the terms and conditions of the Option.
1.4.

“Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards and the related issuance of shares of common stock, including but not limited to U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the laws of any non-U.S. country or jurisdiction applicable to the Option.

1.5.	“Board” means the Board of Directors of the Company.
1.6.

“Change in Control” means the occurrence of any of the following events, subject however to the Administrator’s determination (to the extent required to conform with Section 409A of the Code) that any occurrence listed below is a permissible distribution event within the meaning of Section 409A of the Code (it being the intention of the Company to set forth, interpret and apply the following provisions in a manner conforming with Section 409A insofar as applicable): (a) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of the beneficial ownership of securities of the Company possessing more than fifty percent (50%) of the combined voting power of all outstanding securities of the Company; (b) a merger or consolidation in which the Company is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger or consolidation; (c) the sale, transfer or other disposition (in one or more transactions or series of related transactions) of all or substantially all of the assets of the Company; (d) a complete liquidation or dissolution of the Company; or (e) any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding voting securities are transferred to or acquired by one or more persons different from the persons (or their affiliates) holding those securities immediately prior to such merger.

1.7.

“Code” means the Internal Revenue Code of 1986, as amended.  Reference to a specific section of the Code or regulation thereunder shall include such section, any valid regulation or other guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

1.8.	“Common Stock” means the common stock of the Company.
1.9.	“Company” means Sorrento Therapeutics, Inc., a Delaware corporation, or any successor thereto.
1.10.	“Director” means a member of the Board.
1.11.

“Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company.  Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

1.12.	“Exchange Act” means the Securities Exchange Act of 1934, as amended.
1.13.	“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
(a)

If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market LLC, its Fair Market Value will be the closing sales price for the Common Stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination (or if the day of determination is not a day on which the exchange or system is not open for trading, then the last day prior thereto on which the exchange or system was open for trading), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b)

If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or if the day of determination is not a day on which the dealer is not open for trading, then the last day prior thereto on which the dealer was open for trading), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c)	In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.
1.14.	“Non-Qualified Stock Option” means a stock option that, by its terms, does not qualify or is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.
1.15.

“Notice of Grant” means the written notice, in Part I of this Agreement titled “Notice of Stock Option Grant,” evidencing certain terms and conditions of the Option.  The Notice of Grant constitutes a part of the Agreement.

1.16.	“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
1.17.	“Option” means this stock option to purchase Shares granted pursuant to this Agreement.
1.18.	“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
1.19.	“Participant” means the person named as the “Participant” in the Notice of Grant.
1.20.

“Purchase Price” means, for each Acquisition, the purchase price as determined reasonably and in good faith by the Administrator, taking into account, without limitation, the value of consideration paid or issued, future payments to be paid, assets acquired or liabilities discharged or assumed by the Company in the Acquisition.

1.21.	“Share” means a share of the Common Stock, as adjusted in accordance with Section 7.
1.22.	“Spin-Off” means any split-up, spin-off or divestiture transaction by the Company.
1.23.	“Spin-Off Value” means, for each Spin-Off, the enterprise value of the split-up, spun-off or divested portion of the Company, as determined reasonably and in good faith by the Administrator.
1.24.	“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
1.25.

“Tax Obligations” means any tax and/or social insurance liability obligations and requirements in connection with the Option, including, without limitation, (i) all federal, state and local taxes (including Participant’s Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by the Company or other payment of tax-related items related to the Option and legally applicable to Participant, (ii) Participant’s and, to the extent required by the Company, the Company’s fringe benefit tax liability, if any, associated with the grant, vesting or exercise of the Option or sale of Shares, and (iii) any other Company taxes the responsibility for which Participant has, or has agreed to bear, with respect to the Option (or exercise thereof or issuance of Shares thereunder).

1.26.	“Transaction Value Threshold” means a dollar amount equal to $100,000,000.
2.

Grant of Option.  The Company hereby grants to Participant named in the Notice of Grant the Option to purchase the number of Shares, as set forth in the Notice of Grant, at the Exercise Price Per Share set forth in the Notice of Grant (the “Exercise Price”), subject to all of the terms and conditions in this Agreement.  Shares may be authorized, but unissued, or reacquired Common Stock.

3.

Vesting Requirements.  The Option awarded by this Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant.  Except with respect to any vesting occurring under Section V of the Notice of Grant relating to a final Certification, the Option shall not vest with respect to any of the covered Shares, unless Participant will have been continuously the Chief Company Executive from the Date of Grant set forth in the Notice of Grant (“Date of Grant”) until the date such vesting occurs.

4.	Exercise of Option.
4.1.

Right to Exercise.  The Option may be exercised only to the extent vested and only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the terms of this Agreement.

4.2.

Method of Exercise.  The Option is exercisable by delivery of an exercise notice, in a form approved by the Administrator (the “Exercise Notice”), or in a manner and pursuant to such procedures as the Administrator may determine, which will state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Agreement.  The Exercise Notice will be completed by Participant and delivered to the Company.  The Exercise Notice will be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares together with any Tax Obligations.  The Option will be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price.

5.

Term of Option.  Subject to Section 7, the Option may be exercised only within the term specified in the Notice of Grant, and may be exercised during such term only in accordance with the terms and conditions of this Agreement.  In the event that the Company’s stockholders (a) do not approve the Option within twelve (12) months following the Date of Grant, or (b) vote upon the Option at any meeting of the Company’s stockholders and do not approve the Option by the requisite vote, in each case in accordance with the applicable rules of The Nasdaq Stock Market LLC (or other primary stock exchange or national market system on which the Common Stock trades), the Option automatically will be forfeited as of such date, and Participant shall have no further rights to the Option or any Shares underlying the Option.  In no event may the Option or any portion thereof be exercised before the Company’s stockholders approve the Option, notwithstanding any vesting of all or a portion of the Option prior to such stockholder approval.

6.	Method of Payment. Payment of the aggregate Exercise Price will be by any of the following, or a combination thereof, at the election of Participant.
6.1.	cash; or
6.2.	consideration received by the Company under a cashless exercise program, whether through a broker or otherwise, implemented by the Company in connection with the Option.
7.	Adjustments; Dissolution of Liquidation; Merger or Change in Control.
7.1.	Adjustments.
7.1.1.

In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, exchange of Shares or other securities of the Company or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Agreement (and in a manner that will not provide Participant with any greater benefit or potential benefits than intended to be made available under the Agreement, other than as may be necessary solely to reflect changes resulting from any such aforementioned event), will adjust the number, class and exercise price of shares covered by the Option.

7.1.2.

It is intended that, if possible, any adjustments contemplated by this Section 7.1 be made in a manner that satisfies applicable legal, tax (including, without limitation and as applicable in the circumstances, Section 409A of the Code) and accounting (so as not to trigger any charge to earnings with respect to such adjustment) requirements.

7.2.

Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify Participant as soon as practicable prior to the effective date of such proposed transaction.  To the extent it has not been previously exercised, the Option will terminate immediately prior to the consummation of such proposed action.

7.3.

Merger or Change in Control.  In the event of a merger or Change in Control, the Option will be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation; provided that the Administrator may not accelerate the vesting of any portion of the Option, and any portion of the Option that is unvested as of the effective time of a Change in Control will terminate automatically upon such effective time and, provided, further, that if the Option is not assumed by the successor corporation or a Parent or Subsidiary of the successor corporation, the Option shall expire as of the effective time of the Change in Control as long as the Participant has been given at least five  days’ prior notice and an opportunity to exercise and vested portion of the Option.  Notwithstanding anything to the contrary herein other than the preceding sentence, upon a Change in Control, any vested and unexercised portion of the Option will be exercisable until the Expiration Date.  For the purposes of this Section 7.3, the Option will be considered assumed if, following the Change in Control, the Option confers the right to purchase or receive, for each Share subject to the Option immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, for each Share subject to the Option, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

8.	Leave of Absence. Unless the Administrator provides otherwise, no Determination Date shall occur during any unpaid leave of absence of Participant.

9.	Tax Matters.
9.1.

Tax Obligations. Participant acknowledges that, regardless of any action taken by the Company, the ultimate liability for any Tax Obligations is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company.  Participant further acknowledges that the Company (a) makes no representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends or other distributions, and (b) does not commit to, and is under no obligation to structure the terms of, the grant or any aspect of the Option to reduce or eliminate Participant’s liability for Tax Obligations or achieve any particular tax result.  Further, if Participant is subject to Tax Obligations in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company may be required to withhold or account for Tax Obligations in more than one jurisdiction.  If Participant fails to make satisfactory arrangements for the payment of any required Tax Obligations hereunder at the time of the applicable taxable event, Participant acknowledges and agrees that the Company may refuse to issue or deliver the Shares.

9.2.

Tax Withholdings.  Pursuant to such procedures as the Administrator may specify from time to time, the Company shall withhold the amount required to be withheld for the payment of Tax Obligations.  The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Participant to satisfy such Tax Obligations, in whole or in part (without limitation), if permissible by Applicable Laws, by (i) paying cash, or (ii) selling a sufficient number of such Shares otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the minimum amount that is necessary to meet the withholding requirement for such Tax Obligations (or such greater amount as Participant may elect if permitted by the Administrator, if such greater amount would not result in adverse financial accounting consequences).

9.3.

Code Section 409A.  Under Code Section 409A, a stock right (such as the Option) granted with a per Share exercise price that is determined by the Internal Revenue Service (the “IRS”) to be less than the fair market value of a Share on the date of grant (a “Discount Option”) may be considered “deferred compensation” and subject the holder of the Discount Option to adverse tax consequences.  Participant agrees that if the IRS determines that the Option was granted with a per Share exercise price that was less than the fair market value of a Share on its date of grant, Participant will be solely responsible for Participant’s costs related to such a determination.  In no event will the Company or any Parent or Subsidiary of the Company have any liability or obligation to reimburse, indemnify or hold harmless Participant for any taxes, interest or penalties that may be imposed, or other costs incurred, as a result of Section 409A or any state law equivalent.

9.4.

Tax Consequences.  Participant has reviewed with Participant’s own tax advisors the U.S. federal, state, local and non-U.S. tax consequences of this investment and the transactions contemplated by this Agreement.  With respect to such matters, Participant relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral.  Participant understands that Participant (and not the Company) shall be responsible for Participant’s own Tax Obligations and any other tax-related liabilities that may arise as a result of this investment or the transactions contemplated by this Agreement.

10.

Rights as Stockholder.  Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account).  After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

11.

No Guarantee of Continued Service.  PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING PROVISIONS HEREOF IS EARNED ONLY BY (AMONG OTHER THINGS) CONTINUING AS THE CHIEF COMPANY EXECUTIVE AT THE WILL OF THE COMPANY AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THE OPTION OR ACQUIRING SHARES HEREUNDER.  PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING PROVISIONS SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS THE CHIEF COMPANY EXECUTIVE FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS THE CHIEF COMPANY EXECUTIVE OR AS A SERVICE PROVIDER OF THE COMPANY OR ANY PARENT OR SUBSIDIARY OF THE COMPANY AT ANY TIME, WITH OR WITHOUT CAUSE.

12.

Clawback.  Notwithstanding any provisions to the contrary under this Agreement, the Option shall be subject to any clawback policy of the Company currently in effect or that may be established and/or amended from time to time that applies to the Option (the “Clawback Policy”); provided that the Clawback Policy does not discriminate solely against Participant except as required by Applicable Laws, and provided further that if there is a conflict between the terms of the Option and the Clawback Policy, the more stringent terms, as determined by the Administrator in good faith, shall apply.  The Administrator may require Participant to forfeit, return or reimburse the Company all or a portion of the Option and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with Applicable Laws.

13.

Address for Notices.  Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of the Chairperson of the Compensation Committee of the Board, at Sorrento Therapeutics, Inc., 4955 Directors Place, San Diego, CA 92121, or at such other address as the Company may hereafter designate in writing.

14.

Amendment; No Repricing.  This Agreement may be amended only by a written agreement executed by the Company and Participant. The provisions of this Agreement may not be waived or modified unless such waiver or modification is in writing and signed by a representative of the Administrator. The Company may not, without the approval of the stockholders of the Company (excluding Participant): (a) reduce, reprice or take any other action relative to the Option that would be treated as a repricing under applicable listing rules of The Nasdaq Stock Market LLC (or the rules of any other exchange on which the Common Stock is then traded); (b) cancel the Option in exchange for cash or in exchange for any other option or other equity security with an exercise price that is less than the exercise price of the Option; or (c) extend the exercise period of the Option beyond 10 years from the Date of Grant.

15.

Non-Transferability of Option.  The Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Participant only by Participant.

16.

Successors and Assigns.  The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Participant and Participant’s heirs, legatees, legal representatives, executors, administrators, successors and assigns.  The rights and obligations of Participant under this Agreement may be assigned only with the prior written consent of the Company.

17.

Additional Conditions to Issuance of Stock.  If at any time the Company will determine, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state, federal or non-U.S. law, the tax code and related regulations or under the rulings or regulations of the SEC or any other governmental regulatory body or the clearance, consent or approval of the SEC or any other governmental regulatory authority (together, the “Issuance Requirements”) is necessary or desirable as a condition to the purchase by, or issuance of Shares to, Participant (or Participant’s estate) hereunder, such purchase or issuance will not occur unless and until such Issuance Requirements will have been completed, effected or obtained free of any conditions not acceptable to the Company.  Shares will not be issued pursuant to the exercise of the Option unless the exercise of the Option and the issuance and delivery of such Shares will comply with Applicable Laws and, to the extent the Company determines to be appropriate, will be further subject to the approval of counsel for the Company with respect to such compliance.  Subject to the terms of the Agreement, the Company shall not be required to issue any certificate or certificates for Shares hereunder prior to the lapse of such reasonable period of time following the date of exercise of the Option as the Administrator may establish from time to time for reasons of administrative convenience.  The Company will make all reasonable efforts to meet the Issuance Requirements.  Assuming such satisfaction of the Issuance Requirements, for income tax purposes the Exercised Shares will be considered transferred to Participant on the date the Option is exercised with respect to such Exercised Shares.  The inability of the Company to meet the Issuance Requirements deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such Issuance Requirements will not have been met.  As a condition to the exercise of the Option, the Company may require the person exercising the Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

18.

Administrator Authority.  The Administrator will have the power and authority to construe and interpret this Agreement and to adopt such rules for the administration, interpretation and application of the Agreement as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Shares subject to the Option have vested and whether any Change in Control or any Acquisition has occurred).  No acceleration of vesting of any portion of the Option will be permitted on a discretionary basis without the approval of the Company’s stockholders.  All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons.  No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to this Agreement.

19.

Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to Options awarded under this Agreement or future options that may be awarded by the Company by electronic means or request Participant’s consent to participate in any equity-based compensation plan or program maintained by the Company by electronic means.  Participant hereby consents to receive such documents by electronic delivery and agrees to participate in such plan or program through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

20.	Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
21.

Agreement Severable.  In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

22.

Modifications to the Agreement.  This Agreement constitutes the entire understanding of the parties on the subjects covered.  Participant expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations or inducements other than those contained herein.  Modifications to this Agreement can be made only in an express written contract executed by a duly authorized officer of the Company.  Notwithstanding anything to the contrary in this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Code Section 409A or otherwise to avoid imposition of any additional tax or income recognition under Code Section 409A in connection with the Option.

23.

No Waiver.  Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing each and every other provision of this Agreement.  The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

24.

No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding this Agreement, the Option or Participant’s acquisition or sale of the underlying Shares.  Participant is hereby advised to consult with Participant’s own tax, legal and financial advisors regarding this Agreement before taking any action related to this Agreement.

25.

Governing Law and Venue.  This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of California without reference to the principles of conflicts of law of the State of California or any other jurisdiction, and where applicable, the laws of the United States.  Any suit brought hereon shall be brought in the state or federal courts sitting in San Diego, California, the Company and Participant hereby waiving any claim or defense that such forum is not convenient or proper.  Each of the Company and Participant hereby agrees that any such court shall have in personam jurisdiction over him or it and consents to service of process in any manner authorized by California law.

26.

Arbitration.  Both Participant and the Company agree to submit any and all disputes, controversies or claims based upon, relating to or arising from this Agreement or the terms, interpretation, performance, breach or arbitrability thereof to final and binding arbitration before a single neutral arbitrator in San Diego County, California.  Subject to the terms of this paragraph, the arbitration proceedings shall be initiated in accordance with, and governed by, the applicable rules (the “Rules”) for the resolution of employment disputes of the American Arbitration Association (“AAA”) (such rules previously referred to as the National Rules for the Resolution of Employment Disputes).  Participant acknowledges that a copy of the current Rules have been provided to him.  The arbitrator shall be appointed by agreement of the parties hereto or, if no agreement can be reached, by the AAA pursuant to its Rules.  Notwithstanding the Rules, the parties hereto may take discovery in accordance with Sections 1283.05(a)-(d) of the California Code of Civil Procedure (but not subject to the restrictions of Section 1283.05(e)), and prior to the arbitration hearing the parties hereto may file, and the arbitrator shall rule on, pre-trial motions such as demurrers and motions for summary judgment (applying the procedural standard embodied in Rule 56 of the Federal Rules of Civil Procedure).  The time for filing such motions shall be determined by the arbitrator.  The arbitrator will rule on all pre-trial motions at least ten (10) business days prior to the scheduled hearing date. Arbitration may be compelled, the arbitration award shall be enforced, and judgment thereon shall be entered, pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.).  Each party to this Agreement shall bear his or its own attorneys’ fees and costs (including expert witness fees) incurred in connection with the arbitration; provided, however, Participant and the Company agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party.  The Company shall bear all other costs and expenses of arbitration, including AAA’s administrative fees and the arbitrator’s fees and costs.  If either party hereto is required to compel arbitration of a dispute governed by this paragraph, the party prevailing in that proceeding shall be entitled to recover from the other party reasonable costs and attorneys’ fees incurred to compel arbitration.  This Section 26 is intended to be the exclusive method for resolving any and all claims by Participant or the Company against each other for payment of damages under this Agreement or relating to Participant’s employment or service; provided, however, that neither this Agreement nor the submission to arbitration shall limit Participant’s or the Company’s right to seek provisional relief, including without limitation injunctive relief, in any court of competent jurisdiction.  Both Participant and the Company expressly waive their respective rights to a jury trial.

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